Exhibit 10.1

TRANSAMERICA RETIREMENT SOLUTIONS, LLC

PRE-APPROVED

401(k) PROFIT SHARING PLAN

BASIC PLAN DOCUMENT No. 01

This Basic Plan Document is to be used in conjunction with the

Transamerica Retirement Solutions, LLC

Pre-approved

401(k) Profit Sharing Plan Adoption Agreement

This Plan Document is an important legal document. You should consult with your attorney on whether or not it accommodates your particular situation (including any applicable state or local laws), and on its tax and legal implications. Transamerica Retirement Solutions, LLC or any successor thereto does not and cannot provide legal or tax advice.

INTRODUCTION		1

ARTICLE I DEFINITIONS		2
1.1	Account	2
1.2	Active Participant	2
1.3	Actual Contribution Percentage Test (ACP Test)	2
1.4	Actual Deferral Percentage Test (ADP Test)	2
1.5	Adoption Agreement	2
1.6	Affiliate	2
1.7	After-Tax Contributions	2
1.8	Anniversary Year	3
1.9	Annuity Starting Date	3
1.10	Automatic Contribution Arrangement (ACA)	3
1.11	Automatic Elective Deferrals	3
1.12	Basic Plan Document	3
1.13	Beneficiary	3
1.14	Board	3
1.15	Break in Service	3
1.16	Cash or Deferred Arrangement (CODA)	3
1.17	Catch-Up Contributions	4
1.18	Childrearing Absence	4
1.19	Code	4
1.20	Compensation	4
1.21	Controlled Group Employer	6
1.22	Davis-Bacon Plan	6
1.23	Day of Service	6
1.24	Determination Period	7
1.25	Differential Wage Payment	7
1.26	Direct Rollover	7
1.27	Disability (Disabled)	7
1.28	Distributee	7
1.29	DOL	7
1.30	DOL Regulation	7
1.31	Early Retirement Age	7
1.32	Early Retirement Date	7
1.33	Earned Income	7
1.34	Effective Date	8
1.35	Elapsed Time Method	8
1.36	Elective Deferral Agreement	8
1.37	Elective Deferrals	8
1.38	Eligible Automatic Contribution Arrangement (EACA)	8
1.39	Eligible Employee	8
1.40	Eligible Retirement Plan	9
1.41	Eligible Rollover Distribution	9
1.42	Employee	9
1.43	Employee Contributions	9
1.44	Employer	9
1.45	Employer Contributions	9
1.46	Entry Date	9
1.47	ERISA	10
1.48	Fiduciary	10
1.49	Forfeiture	10
1.50	Funding Agent	10
1.51	Funding Arrangement	10

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		Page
18.9	Electronic Writings	105
18.10	Correction of Plan Errors and Fiduciary Breaches	105
18.11	Receipt and Release for Payments	105
18.12	State Community Property Laws	105
18.13	Unclaimed Benefits	106
18.14	Operation in Accordance with Relief Allowed for Federally Declared Disaster	106
18.15	Titles and Subheadings	106
18.16	Obligations of the Parties	106
18.17	Severability of Provisions	106
18.18	Governing Law	106

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INTRODUCTION

The purpose of the Plan is to provide retirement income benefits to Employees of the Participating Employer and to provide such Employees with an opportunity to accumulate retirement savings on a tax-deferred basis. The Plan is intended to be a profit sharing plan meeting the requirements of Code § 401(a) and a qualified CODA that satisfies the requirements of Code §§ 401(k) and 401(m).

The Plan document is effective as of the Effective Date.

The Plan consists of the provisions set forth in this Basic Plan Document and its related Adoption Agreement, as such capitalized terms are defined in Article I (Definitions).

ARTICLE I

DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below. The masculine construction pronoun, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. Where appropriate, words used in the singular include the plural and the plural includes the singular. The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall mean and refer to this entire Plan, and not to any particular provision or Section.

1.1	Account

“Account” means the total of the subaccounts reflecting the interest of a Participant or Beneficiary in the Plan, including, to the extent applicable, the Accounts listed in Article V (Participants’ Accounts and Valuation). Separate subaccounts within one of these subaccounts may be established to the extent necessary to protect any benefits, rights, or features attaching to certain Employer Contributions under ERISA or the Code. If a Participant has more than one Beneficiary at the time of the Participant’s death, then a separate Account shall be established for each Beneficiary. A separate Account may also be established for an alternate payee under a QDRO. References to a Participant’s Account shall include the Beneficiary’s Account after the death of the Participant or the alternate payee’s account if established under a QDRO.

1.2	Active Participant

“Active Participant” means a Participant in the employ of a Participating Employer.

1.3	Actual Contribution Percentage Test (ACP Test)

“Actual Contribution Percentage Test” or “ACP Test” means the actual contribution percentage test set forth in Code § 401(m)(2) and which is more particularly described in Article VI (Contribution Limitations and Testing). The Plan shall be subject to the ACP Test unless the Employer elects the Non-QACA Safe Harbor option or the QACA Safe Harbor option in the Adoption Agreement, as further provided in Article IV (Employer Contributions).

1.4	Actual Deferral Percentage Test (ADP Test)

“Actual Deferral Percentage Test” or “ADP Test” means the actual deferral percentage test set forth in Code § 401(k)(3) and which is more particularly described in Article VI (Contribution Limitations and Testing). The Plan shall be subject to the ADP Test unless the Employer elects the Non-QACA Safe Harbor option or the QACA Safe Harbor option in the Adoption Agreement, as further provided in Article IV (Employer Contributions).

1.5	Adoption Agreement

“Adoption Agreement” means the accompanying document executed by the Sponsoring Employer incorporating any executed amendments, attachments, and appendices, which sets forth certain Plan specifications and, together with this Basic Plan Document, forms the Plan.

1.6	Affiliate

“Affiliate” means the following:

(a) any corporation which is a member of a controlled group of corporations which includes a Participating Employer, determined under the provisions of Code § 414(b);

(b) any trade or business (whether or not incorporated) which is under common control (as defined in Code § 414(c)) with a Participating Employer;

(c) any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code § 414(m)) which includes a Participating Employer; and

(d) any other entity required to be aggregated with a Participating Employer pursuant to Treasury Regulations under Code § 414(o).

A corporation, trade or business, or other organization shall be treated as an Affiliate only for such period or periods during which it is a member of the controlled group, under common control, a member of an affiliated service group, or otherwise required to be aggregated with a Participating Employer.

1.7	After-Tax Contributions

“After-Tax Contributions” mean any Employee Contributions (other than Roth Elective Deferrals) made to the Plan on an after-tax basis pursuant to a salary reduction agreement with the Employer, in accordance with Article III (Employee Contributions) hereof. The term “After-Tax Contributions” includes Voluntary After-Tax Contributions and/or Required After-Tax Contributions, if any.

1.8	Anniversary Year

“Anniversary Year” means the twelve (12) consecutive month period commencing on the date the Employee first completes an Hour of Service for the Participating Employer or a Controlled Group Employer, or any anniversary thereof.

1.9	Annuity Starting Date

“Annuity Starting Date” is the first day of the first period for which an amount is paid as an annuity or any other form.

1.10	Automatic Contribution Arrangement (ACA)

“Automatic Contribution Arrangement” or “ACA” means such term as defined in Article III (Employee Contributions) pursuant to which Automatic Elective Deferrals may be made under the Plan on behalf of an Eligible Employee in accordance with such Article. An ACA may, but is not required, to be an Eligible Automatic Contribution Arrangement or a Qualified Automatic Contribution Arrangement as elected in the Adoption Agreement.

1.11	Automatic Elective Deferrals

“Automatic Elective Deferrals” mean Elective Deferrals that are made pursuant to an Automatic Contribution Arrangement in accordance with, and as further defined in, Article III (Employee Contributions) hereof.

1.12	Basic Plan Document

“Basic Plan Document” means this instrument, including all amendments thereto.

1.13	Beneficiary

“Beneficiary” means, with respect to a Participant’s interest under the Plan, the person or persons designated as the beneficiary by the Participant (or the Participant’s Spouse) in writing in the form and manner approved by the Plan Administrator. If the Participant fails to make such designation, the sole Beneficiary is his or her surviving Spouse, if any, or if none, his or her estate. If the Participant’s Spouse fails to make such designation, the sole Beneficiary is his or her estate.

If a married Participant designates anyone other than his or her Spouse as the Beneficiary of his or her Account, to the extent required by ERISA or the Adoption Agreement, such designation shall require Spousal Consent.

1.14	Board

“Board” means the governing body of the Sponsoring Employer or a committee of the governing body, authorized by, and acting on behalf of, the governing body.

1.15	Break in Service

“Break in Service” means as follows:

(a) With respect to a Plan applying the Hours of Service Method of counting Service, a twelve (12) consecutive month period during which an Employee does not complete more than 500 Hours of Service with a Controlled Group Employer. However, if elected in the Adoption Agreement, a Year of Service that is defined as less than 1,000 Hours of Service shall cause the Hours of Service requirement of this Section to be proportionately reduced.

(b) With respect to a Plan applying the Elapsed Time Method of counting Service, a one (1)-year Period of Severance from a Controlled Group Employer. A one (1)-year Period of Severance shall be determined on the basis of a twelve (12)-consecutive-month period beginning on the severance from service date and ending on the first anniversary of such date, provided that the Employee during such twelve (12) consecutive-month periods does not perform an Hour of Service. Refer to the definition of “Period of Service” in this Article (Definitions) for the meaning of the term “severance from service date” as defined therein.

An Employee who is reemployed with the Employer under USERRA shall be treated as not having incurred a Break in Service with the Employer by reason of such Employee’s period of Qualified Military Service.

1.16	Cash or Deferred Arrangement (CODA)

“Cash or Deferred Arrangement” or “CODA” means such term as defined in Article III (Employee Contributions). The Plan contains a CODA pursuant to which Participants may make Elective Deferrals in accordance with the applicable provisions of such Article III. A Plan intending to satisfy the requirements of a safe harbor under the CODA for purposes of satisfying the ADP or ACP Test, such as the Non-QACA Safe Harbor option or the QACA Safe Harbor option (both of which are described under Article IV (Employer Contributions)), generally must satisfy the applicable provisions of such Article IV, including the notice requirement, for the entire Plan Year.

An Employee’s eligibility to make Elective Deferrals under a CODA may not be conditioned upon the completion of more than one (1) Year/Period of Eligibility Service or the attainment of more than age 21. The Adoption Agreement may condition an

Employee’s eligibility to receive Matching Contributions, Qualified Matching Contributions, or Qualified Nonelective Contributions upon the completion of up to two (2) Years/Periods of Service. No contributions or benefits (other than Matching Contributions or Qualified Matching Contributions) may be conditioned upon an Employee’s Elective Deferrals.

An Employee who is eligible to participate in the CODA may elect to have the Participating Employer make payments either (a) as contributions to the Plan on behalf of the Employee in accordance with a cash or deferred election, or (b) to the Employee directly in cash. If elected in the Adoption Agreement, such an Employee, if age 50 or older by the end of his or her taxable year, shall also be permitted to make Catch-Up Contributions. In addition, if Roth Elective Deferrals under a Qualified Roth Contribution Program is elected in the Adoption Agreement, Participants must be able to designate some or all of their Elective Deferrals as Roth Elective Deferrals, which must be maintained in a separate account.

The Adoption Agreement must specify a reasonable period at least once each Plan Year during which a Participant may elect to commence Elective Deferrals. Such election may not be made retroactively. A Participant’s election to commence Elective Deferrals must remain in effect until modified, suspended or terminated.

The Adoption Agreement shall specify a reasonable period at least once each Plan Year during which a Participant may elect to modify the amount, type (Roth or Pre-Tax) or frequency of his or her Elective Deferrals.

A Participant may elect to terminate an election to make Elective Deferrals at any time during the Plan Year. With respect to any Participant who has elected to terminate an election, the Adoption Agreement shall specify a reasonable period at least once each Plan Year during which a Participant may elect to reinstate his or her Elective Deferrals.

If the Adoption Agreement provides that the Plan contains an Automatic Contribution Arrangement, whereby a stated amount is automatically withheld from a Participant’s Compensation and contributed to the Plan as an Elective Deferral (either Roth, Pre-Tax or a combination of both, as specified in the Adoption Agreement or this Basic Plan Document) unless he or she affirmatively elects a different amount (including no amount) or type of Elective Deferral, the Plan Administrator must provide the Participant with an effective opportunity to elect a different amount (including no amount) and type.

1.17	Catch-Up Contributions

“Catch-Up Contributions” mean such term as defined in Article VI (Contribution Limitations and Testing).

1.18	Childrearing Absence

“Childrearing Absence” means any period of absence of an Employee:

(a) by reason of the pregnancy of such Employee;

(b) by reason of the birth of a child of such Employee;

(c) by reason of the placement of a child with such Employee in connection with the adoption of such child by such Employee; or

(d) for purposes of caring for such child for a period beginning immediately following such birth or placement.

Childrearing Absences shall be granted in accordance with such policies as may, from time to time, be adopted by the Participating Employer, and none of the provisions of the Plan shall be construed to afford any Employee any rights other than in accordance with such policies.

1.19	Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references to any section of the Code shall be deemed to refer not only to such section but also to any amendment thereof and any successor statutory provision.

1.20	Compensation

“Compensation” means with respect to any Participant and except as otherwise provided below and in the Adoption Agreement, one of the following as elected in the Adoption Agreement:

(a) Information Required to be Reported Under Code §§ 6041, 6051 and 6052 (Wages, Tips and Other Compensation as Reported on Form W-2). Compensation means wages, within the meaning of Code § 3401(a), and all other payments of compensation to an Employee by a Participating Employer (in the course of the Participating Employer’s trade or business) for which the Participating Employer is required to furnish the Employee a written statement under Code §§ 6041(d), 6051(a)(3) and 6052. Compensation must be determined without regard to any rules under Code § 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code § 3401(a)(2)).

(b) Code § 3401(a) Wages. Compensation means an Employee’s wages within the meaning of Code § 3401(a) for the purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code § 3401(a)(2)) paid by a Participating Employer.

(c) 415 Safe Harbor Compensation. Compensation means wages, salaries, Differential Wage Payments and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with a Participating Employer maintaining the Plan to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements, or other expense allowances under a nonaccountable plan (as described in Treas. Reg. § 1.62-2(c))), and excluding the following:

(i) Employer contributions (other than elective contributions described in Code § 402(e)(3), § 408(k)(6), § 408(p)(2)(A)(i), or § 457(b)) to a plan of deferred compensation (including a simplified employee pension described in Code § 408(k) or a simple retirement account described in Code § 408(p), and whether or not qualified) to the extent such contributions are not includible in the Employee’s gross income for the taxable year in which contributed, and any distributions (whether or not includible in gross income when distributed) from a plan of deferred compensation (whether or not qualified), other than, if the Sponsoring Employer so elects in the Adoption Agreement, amounts received during the year by an Employee pursuant to a nonqualified unfunded deferred compensation plan to the extent includible in gross income;

(ii) amounts realized from the exercise of a nonstatutory stock option (that is an option other than a statutory stock option as defined in Treas. Reg. § 1.421-1(b)), or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(iii) amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option;

(iv) other amounts that receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the employee and are not salary reduction amounts that are described in § 125); and

(v) other items of remuneration that are similar to any of the items listed in (i) through (iv) above.

Compensation for a Limitation Year is the compensation actually paid or made available during such Limitation Year.

Unless the Sponsoring Employer elects otherwise in the Adoption Agreement, Compensation for a Limitation Year shall also include compensation paid by the later of 2-1⁄2 months after an Employee’s Severance from Employment or the end of the Limitation Year that includes the date of the Employee’s Severance from Employment, if:

(d) the payment is regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments, and, absent a Severance from Employment, the payments would have been paid to the Employee while the Employee continued in employment with the Employer; or, if the Employer so elects in the Adoption Agreement;

(e) the payment is for unused accrued bona fide sick, vacation or other leave that the Employee would have been able to use if employment had continued; or

(f) the payment is received by the Employee pursuant to a nonqualified unfunded deferred compensation plan and would have been paid at the same time if employment had continued, but only to the extent includible in gross income.

Any payments not described above shall not be considered compensation if paid after Severance from Employment, even if they are paid by the later of 2 1⁄2 months after the date of Severance from Employment or the end of the Limitation Year that includes the date of Severance from Employment, except for payments to an individual who does not currently perform services for a Participating Employer by reason of Qualified Military Service to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Participating Employer rather than entering Qualified Military Service.

Back pay, within the meaning of Treas. Reg. § 1.415(c)-2(g)(8), shall be treated as Compensation for the Limitation Year to which the back pay relates to the extent the back pay represents wages and compensation that would otherwise be included under this definition.

Unless the Employer elects otherwise in the Adoption Agreement, Compensation paid or made available during a Limitation Year shall include amounts that would otherwise be included in Compensation but for an election under Code § 125(a), § 132(f)(4), § 402(e)(3), § 402(h)(1)(B), § 402(k), or § 457(b).

Unless the Employer elects otherwise in the Adoption Agreement, Compensation shall not include deemed Code § 125 compensation. Deemed Code § 125 compensation is an amount that is excludable under Code § 106 that is not available to a Participant in cash in lieu of group health coverage under a Code § 125 arrangement solely because the Participant is unable to certify that he or she has other health coverage. Amounts are deemed Code § 125 compensation only if the Employer does not request or otherwise collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

Compensation shall not include amounts paid as compensation to an Employee who is a nonresident alien, as defined in Code § 7701(b)(1)(B), and who is not a Participant in the Plan to the extent the compensation is excludable from gross income and is not effectively connected with the conduct of a trade or business within the United States.

Unless otherwise elected by the Employer in the Adoption Agreement, the same such definition of Compensation shall apply for each Employee or Employer Contribution type under the Plan.

Unless elected in the Adoption Agreement and as otherwise specified in this Section, Compensation shall include only that Compensation which is actually paid to the Participant during the Determination Period as such term is defined in this Article (Definitions).

Compensation in excess of $200,000 (or such lower amount elected in the Adoption Agreement with respect to any Employer or Employee Contribution type) shall be disregarded for all purposes, except that for purposes of salary deferral elections Compensation in excess of $200,000 is not required to be disregarded. Such amount shall be adjusted by the Commissioner for increases in the cost-of-living in accordance with Code § 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to any Determination Period beginning with or within such calendar year. If a Determination Period consists of fewer than twelve (12) months, the $200,000 annual Compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the Determination Period, and the denominator of which is twelve (12).

If the Sponsoring Employer elects in the Adoption Agreement to exclude a class of Employees from the Plan, then Compensation for any Employee who becomes eligible or ceases to be eligible to participate during a Determination Period shall only include Compensation while the Employee is an Eligible Employee.

Any Differential Wage Payment paid after December 31, 2008 by an Employer shall be treated as Compensation to the Employee receiving such payment. Except to the extent provided in the Adoption Agreement, Differential Wage Payments may not be disregarded for purposes of determining contributions and allocations under the Plan.

For any Self-employed Individual covered under the Plan, Compensation will mean Earned Income.

1.21	Controlled Group Employer

“Controlled Group Employer” means the group consisting of a Participating Employer and any of its Affiliates. For purposes of the Plan, such group shall be treated as a single Employer; and any reference in the Plan to the Participating Employer shall also refer to the Controlled Group Employer unless the context clearly provides otherwise. A Controlled Group Employer may consist of more than one Participating Employers if they are Affiliates of each other. The determination of whether a Participating Employer is a Controlled Group Employer shall be made in accordance with Treas. Reg. § 1.414(c)-5 and any other subsequent guidance from the IRS to the extent applicable.

1.22	Davis-Bacon Plan

“Davis-Bacon Plan” means a plan that is established and maintained pursuant to the Davis-Bacon Act found at 40 U.S.C. § 276(a) et seq. (as may be amended from time to time) or pursuant to any other Federal, state or local prevailing wage law. If elected by the Sponsoring Employer in the Adoption Agreement, the Plan shall be a Davis-Bacon Plan subject to compliance with the applicable provisions of Article II (Eligibility and Participation) and Article IV (Employer Contributions).

1.23	Day of Service

“Day of Service” means, in the case of the Plan applying the Hours of Service Method of counting service, any day during which an Employee is credited with at least one Hour of Service with a Participating Employer or a Controlled Group Employer. In the case of the Plan applying the Elapsed Time Method of counting service, “Day of Service” means a whole day of Service, as calculated under such method.

1.24	Determination Period

“Determination Period” means the period, not exceeding twelve (12) consecutive months, over which Compensation is determined, as elected in the Adoption Agreement. In the absence of such election, the Determination Period shall be the Plan Year. If elected by the Employer in the Adoption Agreement, a different Determination Period may apply for each Employee or Employer Contribution type under the Plan.

1.25	Differential Wage Payment

“Differential Wage Payment” means any payment that (a) is made by an Employer to an Employee with respect to any period during which the Employee is performing service in the uniformed services (as defined in USERRA) while on active duty for a period of more than 30 days, and (b) represents all or a portion of the wages the Employee would have received from the Employer if the Employee were performing service for the Employer.

The Plan shall not be treated as failing to meet the requirements of Code §§ 401(a)(4), 401(a)(26), 401(k)(3), 401(k)(11), 401(k)(12), 401(m), 403(b)(12), 408(k)(3), 408(k)(6), 408(p), 410(b), or 416 by reason of any contribution or benefit that is based on the Differential Wage Payment. The foregoing shall apply only if all Employees of a Controlled Group Employer performing service in the uniformed services described in Code § 3401(h)(2)(A) are entitled to receive Differential Wage Payments on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the Controlled Group Employer, to make contributions based on the payments on reasonably equivalent terms. For purposes of applying this paragraph, the provisions of Code §§ 410(b)(3), 410(b)(4) and 410(b)(5) shall apply.

1.26	Direct Rollover

“Direct Rollover” means, in the case of an Eligible Rollover Distribution from the Plan, the payment by the Plan to the Eligible Retirement Plan specified by the Distributee and, in the case of an Eligible Rollover Distribution from an Eligible Retirement Plan specified by the Distributee, the payment by such plan to the Plan.

1.27	Disability (Disabled)

“Disability” or “Disabled” means, unless otherwise specified in the Adoption Agreement, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of such impairment shall be supported by medical evidence. If elected by the Employer in the Adoption Agreement, nonforfeitable contributions will be made to the Plan on behalf of each Disabled Participant who is not a Highly Compensated Employee. Any other definition of the term “Disability” or “Disabled” in the Adoption Agreement must be nondiscriminatory.

1.28	Distributee

“Distributee” means such term as defined in Article XII (Benefit Distributions, Commencement and Forms).

1.29	DOL

“DOL” means the U.S. Department of Labor.

1.30	DOL Regulation

“DOL Regulation” means the temporary and final regulations published by the DOL under ERISA.

1.31	Early Retirement Age

“Early Retirement Age” means the early retirement age, if any, specified in the Adoption Agreement at which age a Participant is eligible to retire and receive his or her benefits under the Plan. If specified in the Adoption Agreement, a Participant may also be required to complete a number of Years (or Periods) of Service to attain Early Retirement Age.

Unless otherwise elected in the Adoption Agreement, a Participant’s Account shall become completely nonforfeitable upon attaining his or her Early Retirement Age, if the Participant is an Active Participant on such date.

1.32	Early Retirement Date

“Early Retirement Date” means the date specified in the Adoption Agreement or, if not specified in the Adoption Agreement, the date on which a Participant attains his or her Early Retirement Age.

A Participant who separates from service after satisfying any early retirement service requirement specified in the Adoption Agreement, but before attaining Early Retirement Age, and thereafter attains Early Retirement Age, shall be entitled to receive benefits under the Plan (other than any accelerated vesting and allocations of Employer Contributions) as though he or she had attained his or her Early Retirement Date.

1.33	Earned Income

“Earned Income” means the net earnings from self-employment in the trade or business with respect to which the Plan is established, for which personal services of the individual are a material income-producing factor. Net earnings will be determined without regard to items not included in gross income and the deductions allocable to such items. Net earnings are reduced by contributions by the Employer to a qualified plan to the extent deductible under Code § 404.

Net earnings shall be determined with regard to the deduction allowed to the taxpayer by Code § 164(f).

1.34	Effective Date

“Effective Date” means the date specified in the Adoption Agreement as being the date on or as of which the Plan or a provision of the Plan becomes effective. Notwithstanding any otherwise conflicting provision herein, in no event shall a provision of the Plan be effective earlier than the earliest effective date permitted for such provision by the Code or, if applicable, ERISA.

1.35	Elapsed Time Method

“Elapsed Time Method” means a method of determining Service, for purposes of an Employee’s entitlement under the Plan to participate, receive an allocation of Employer Contributions, and/or vesting, that is not based on the Employee’s completion of a specified number of Hours of Service during a twelve (12) consecutive month period, but rather with reference to the total period of time that elapses during which the Employee is employed by a Participating Employer or a Controlled Group Employer.

If the Sponsoring Employer has elected to use the Elapsed Time Method to determine eligibility, the allocation of Employer Contributions, and/or vesting service, Service is the aggregate of the Participant’s Periods of Service (applied without duplication and except for Periods of Service that may be disregarded under any applicable Forfeiture and Break in Service rules):

Refer to the definitions of “Break in Service”, “Hour of Service” “Period of Service,” and “Period of Severance in this Article

(Definitions) for purposes of determining Service under the Elapsed Time Method.

Each Employee will share in Employer Contributions for the period beginning on the date the Employee commences participation under the Plan and ending on the date on which such Employee incurs a Severance from Employment or is no longer a member of an eligible class of Employees.

Service shall be credited for all Periods of Service whether the Employee is employed by a Participating Employer or a Controlled Group Employer.

Rules regarding transfers between methods of crediting service and amendments to the Plan to change methods of crediting service are found under the definition of “Hours of Service Method” in this Article (Definitions).

1.36	Elective Deferral Agreement

“Elective Deferral Agreement” means an agreement between a Participating Employer and an Employee under the terms of which the Employee authorizes the Participating Employer to make certain contributions on the Employee’s behalf by reducing his or her Compensation by the amount of the contribution.

1.37	Elective Deferrals

“Elective Deferrals” mean any Employer Contributions (including Catch-Up Contributions) made to the Plan on an Employee’s behalf in lieu of cash pursuant to an Elective Deferral Agreement or under an Automatic Contribution Arrangement, in accordance with Article III (Employee Contributions). The term “Elective Deferrals” includes Pre-Tax Elective Deferrals and, for years beginning after 2005, Roth Elective Deferrals. “Pre-Tax Elective Deferrals” are a Participant’s Elective Deferrals that are not includible in the Participant’s gross income at the time deferred.

1.38	Eligible Automatic Contribution Arrangement (EACA)

“Eligible Automatic Contribution Arrangement” or “EACA” means such term as defined in Article III (Employee Contributions) hereof, pursuant to which Automatic Elective Deferrals are made on behalf of an Eligible Employee.

1.39	Eligible Employee

“Eligible Employee” means an Employee who (a) is not a Puerto Rico resident and is not otherwise excluded from participation in the Plan based on the Sponsoring Employer’s elections in the Adoption Agreement, and (b) satisfies the eligibility requirements set forth in the Adoption Agreement.

The Plan Administrator shall establish written procedures regarding the treatment of Employees who became Eligible Employees as the result of a “Code § 410(b)(6)(C) transaction” during the transition period beginning on the date of the transaction and ending on the last day of the first Plan Year beginning after the date of the transaction. After the expiration of the transition period, such Employees shall be treated as Eligible Employees. A Code § 410(b)(6)(C) transaction is an asset or stock acquisition, merger, or similar transaction involving a change in the Employer of the Employees of a trade or business that is subject to the special rules set forth in Code § 410(b)(6)(C).

If the Sponsoring Employer elects in the Adoption Agreement to exclude union employees, then Employees whose employment is governed by a collective bargaining agreement between the Employer and “employee representatives” under which retirement benefits were the subject of good faith bargaining and if two percent (2%) or less of the Employees covered pursuant to that agreement are professionals as defined in Treasury Regulation § 1.410(b)-9, shall not be treated as Eligible Employees to the extent of employment covered by such agreement. For this purpose, the term “employee representatives” does not include any organization more than half of whose members are employees who are owners, officers, or executives of the Employer.

If the Sponsoring Employer elects in the Adoption Agreement to exclude nonresident aliens, then Employees who are nonresident aliens (within the meaning of Code § 7701(b)(1)(B)) who received no earned income (within the meaning of Code § 911(d)(2)) from the Employer which constitutes income from sources within the United States (within the meaning of Code § 861(a)(3)) shall not be treated as Eligible Employees.

If the Sponsoring Employer elects in the Adoption Agreement to exclude part-time, temporary and/or seasonal Employees, then notwithstanding any such exclusion, if any such excluded Employee actually completes a Year/Period of Eligibility Service, then such Employee will enter the Plan by no later than on the next Entry Date following completion of the Year/Period of Eligibility Service, provided the Employee has attained the Plan’s age requirement, if any, and is an Eligible Employee on such Entry Date.

1.40	Eligible Retirement Plan

“Eligible Retirement Plan” means such term as defined in Article XII (Benefit Distributions, Commencement and Forms) hereof and as may be limited by the Adoption Agreement.

1.41	Eligible Rollover Distribution

“Eligible Rollover Distribution” means such term as defined in Article XII (Benefit Distributions, Commencement and Forms) hereof and as may be limited by the Adoption Agreement.

1.42	Employee

“Employee” means any person who is employed by a Participating Employer (or, if aggregation is required, by a Controlled Group Employer) as a common law employee, any Self-employed Individual and Owner-employee, or a Leased Employee deemed to be an Employee pursuant to Code § 414(n) or (o). To the extent required by Code § 414(u)(12), an individual receiving Differential Wage Payments after December 31, 2008 from an Employer shall be treated as an Employee of such Employer.

The term “Employee” shall not include any person who is not recorded on the employment and payroll records of a Participating Employer as a common law employee. For purposes of clarification only and not to imply that the preceding sentence would otherwise cover such person, it is expressly intended that individuals not treated as common law employees by a Participating Employer on its employment and payroll records, including, but not limited to, those individuals recorded as independent contractors, working pursuant to an employee leasing arrangement, or working under any other non-employee or non-payroll classification, are to be excluded from Plan participation even if a court, regulatory body, or administrative agency determines that any such individuals are common law employees of a Participating Employer.

1.43	Employee Contributions

“Employee Contributions” mean the contributions made to the Plan pursuant to Article III (Employee Contributions) and may include, without limitation, After-Tax Contributions and Elective Deferrals, as elected in the Adoption Agreement. Notwithstanding the foregoing, and solely for Code requirements, Elective Deferrals shall be treated as an Employer Contribution wherever required in the Plan. Employee Contributions shall not include any contributions properly distributed as Excess Annual Additions under Article VII (Corrective Distributions).

1.44	Employer

“Employer” means, with reference to a particular Employee, the Participating Employer and, with reference to the Adoption Agreement, the Sponsoring Employer. If the context requires, the term “Employer” shall also include any Controlled Group Employer.

1.45	Employer Contributions

“Employer Contributions” mean contributions made to the Plan pursuant to Article IV (Employer Contributions) and may include, without limitation, Matching Contributions and Nonelective Contributions, as elected in the Adoption Agreement. Notwithstanding the foregoing, and solely for Code requirements, Elective Deferrals shall be treated as an Employer Contribution wherever required in the Plan. Employer Contributions shall not include any contributions properly disposed of as Excess Annual Additions under Article VII (Corrective Distributions).

1.46	Entry Date

“Entry Date” means the date set forth in the Adoption Agreement on which an Eligible Employee may commence participation in the Plan.

1.47	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. All references to any section of ERISA shall be deemed to refer not only to such section but also to any amendment thereof and any successor statutory provision.

1.48	Fiduciary

“Fiduciary” means the Named Fiduciary, the Trustee, if any, the Plan Administrator and any person or entity to the extent that it, he or she:

(a) exercises any discretionary authority or discretionary control with respect to management of the Plan or exercises any authority or control with respect to management or disposition of its assets;

(b) renders investment advice for a fee or other compensation, direct or indirect, with respect to any monies or other property of the Plan, or has any authority or responsibility to do so; or

(c) has any discretionary authority or discretionary responsibility in the administration of the Plan.

Such term includes persons designated by fiduciaries named in the Plan to carry out fiduciary responsibilities under the Plan.

1.49	Forfeiture

“Forfeiture” means that portion of a Participant’s Account that is not nonforfeitable and is disposed of in accordance with the provisions of the Plan. Except as specifically provided herein, a Forfeiture will occur on the earlier of:

(a) the last day of the Plan Year in which a Participant incurs five consecutive one (1)-year Breaks in Service; or

(b) the distribution of the entire nonforfeitable portion of the Account of a Participant who has had a Severance from Employment. If the Participant has a nonforfeitable benefit of zero, then such Participant shall be deemed to have received such a distribution as of the end of the year in which the Severance from Employment occurs.

Regardless of the preceding, if a Participant is eligible to share in the allocation of Forfeitures in the year in which the Forfeiture under the Participant’s Account would otherwise occur, then the Forfeiture under the Participant’s Account will not occur until the end of the first Plan Year for which the Participant is not eligible to share in the allocation of Forfeitures. Furthermore, the term “Forfeiture” shall also include amounts deemed to be Forfeitures pursuant to any other provision of the Plan.

With respect to the forfeitable portion of the Account of a Participant who has had a Severance from Employment, such forfeitable portion may, in the sole discretion of the Plan Administrator, be transferred to and temporarily held in a suspense account that is maintained under the Plan for such purposes until such time that such portion becomes a Forfeiture or, along with any investment gains or earnings thereon, is restored to the Participant’s Account; provided, however, that no Forfeiture temporarily held in a suspense account shall remain unallocated beyond the end of the Plan Year in which it occurs or, if the Employer elects in the Adoption Agreement to use Forfeitures to reduce Plan expenses or Employer Contributions, such Forfeitures shall be used promptly in the Plan Year in which they occur or, in appropriate situations, no later than the immediately succeeding Plan Year.

1.50	Funding Agent

“Funding Agent” means any person or entity, including without limitation a mutual fund investment company, insurance company, bank or trust company (or their respective representatives or agents), that offers one or more Investment Funds through a Funding Arrangement under the Plan. Transamerica or its Affiliate is permitted to be a Funding Agent if appointed by the Sponsoring Employer or its designee. Any Funding Agent hereunder is governed solely by the terms of its policies, written investment contract, prospectuses, and any other written agreements entered into with the Named Fiduciary or, if any, Trustee (or their designated agents for such purpose) with regard to such Funding Arrangement or Investment Fund. Such Funding Agent, in its capacity as Funding Agent, is not a party to the Plan, nor bound in any way by the Plan provisions. Such parties shall not be required to look to the terms of the Plan, nor to determine whether the Plan Administrator, Trustee, if any, or Named Fiduciary have the authority to act in any particular manner or to make any contract or agreement unless notified otherwise in writing.

1.51	Funding Arrangement

“Funding Arrangement” means any trust agreement, custodial account agreement or annuity contract entered into by the Employer or its designee through which Investment Funds are offered under the Plan. Any Funding Arrangement shall be treated as a qualified trust pursuant to Code § 401(f). Unless otherwise elected by the Employer in its sole discretion, a Funding Arrangement shall be held under the Trust, if any. All Funding Arrangements under the Plan shall be made available by or through the Recordkeeper’s Investment Funds platform unless otherwise agreed to by the Recordkeeper.

1.52	Hardship Withdrawal

“Hardship Withdrawal” means a distribution necessary to meet the immediate and heavy financial need of the Employee, the Employee’s Spouse, dependent (within the meaning of Code § 152) or, if elected in the Adoption Agreement, the Participant’s primary non-Spouse Beneficiary. Following any Hardship Withdrawal, a Participant’s Elective Deferrals and any After-Tax Contributions may be limited as provided in Article XI (In-Service Withdrawals and Loans) of the Plan, subject to any applicable provisions of the Code and Treasury Regulations.

Unless otherwise elected in the Adoption Agreement, the determination of whether a Hardship Withdrawal should be permitted shall be made pursuant to the safe harbor rules set forth in Treasury Regulations issued under Code § 401(k).

1.53	Highly Compensated Employee (HCE)

“Highly Compensated Employee” or “HCE” means an Employee who:

(a) was a 5-percent owner at any time during the Determination Year or the Look-Back Year; or

(b) for the Look-Back Year:

(i) had Compensation (as elected in the Adoption Agreement) from Controlled Group Employers in excess of $80,000 (as adjusted under Code § 415(d)); and

(ii) if elected in the Adoption Agreement, was in the Top-Paid Group of Employees, as defined in Code § 414(q)(3), during such year.

For this purpose, the “Determination Year” is the Plan Year for which a determination of who is an HCE is being made, and the “Look-Back Year” is the Plan Year immediately preceding the Determination Year.

The “Top-Paid Group of Employees” is the top twenty percent (20%) of Employees based on total Compensation and, unless otherwise excluded by the Employer, shall include: (A) Employees who have not completed six (6) months of employment with the Employer; (B) Employees who normally work less than 17 1⁄2 hours per week or not more than six (6) months per calendar year; and (C) Employees who have not attained age 21. However, the Top Paid Group of Employees shall not include: (I) Employees covered by a collective bargaining agreement, except to the extent provided in Treasury Regulations; and (II) Employees who are nonresident aliens (within the meaning of Code § 7701(b)(1)(B)) who received no earned income (within the meaning of Code § 911(d)(2)) from the Employer which constitutes income from sources within the United States (within the meaning of Code § 861(a)(3)). The effect of the Top-Paid Group election is that an Employee (who is not a 5-percent owner at any time during the Determination Year or the Look-Back Year) with Compensation in excess of $80,000 (as adjusted) for the Look-Back Year is a Highly Compensated Employee only if the Employee was in the Top-Paid Group for the Look-Back Year. A Top Paid Group election must apply consistently to all Determination Years of all plans of the Controlled Group Employer that begin with or within the same calendar year.

A Highly Compensated former Employee is based on the rules applicable to determining Highly Compensated Employee status as in effect for that Determination Year, in accordance with Treasury Temporary Regulation § 1.414(q)-1T, A-4 and Notice 97-45.

If elected in the Adoption Agreement, the determination of Highly Compensated Employees shall be made on the basis of calendar year data in accordance with IRS Notice 97-45 (“Calendar Year Data” election). The effect of such a Calendar Year Data election is that the calendar year beginning with or within the Look-Back Year is treated as the Employer’s Look-Back Year for purposes of (1) determining if an Employee (other than a 5-percent owner at any time during the Determination Year or the Look-Back Year) is a Highly Compensated Employee on account of the Employee’s Compensation for a Look-Back Year; and (2) if the Top Paid Group of Employees election is made, determining if an Employee is in the Top Paid Group of Employees. A Calendar Year Data election must apply consistently to all plans of the Controlled Group Employer, other than plans with calendar plan years.

The preceding elections, once made, apply for all subsequent Determination Years unless changed by the Employer. An Employer making one of the elections is not required also to make the other election. If an Employer makes or changes either a Top-Paid Group election or a Calendar Year Data election for a Determination Year, the Adoption Agreement must reflect the choices made. Any retroactive amendments must reflect the choices made in the operation of the Plan for each Determination Year.

The determination of who is a Highly Compensated Employee, including the determination of the number and identity of Employees in the Top-Paid Group and the Compensation used in such determination, shall be consistent with Code § 414(q) and the Treasury Regulations and guidance issued thereunder.

An HCE shall not be entitled to an Employer Contribution under the Plan unless such HCE is an Eligible Participant, as such term is defined in Article IV (Employer Contributions), for purposes of such contribution.

Notwithstanding any provision of the Plan to the contrary and pursuant to Code § 413(c)(1), Code § 414(q) shall be applied separately to each Participating Employer.

1.54	Hour of Service

“Hour of Service” means as follows:

(a) With respect to a Plan applying the Hours of Service Method of counting Service:

(i) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for a Participating Employer or Controlled Group Employer. These hours will be credited to the Employee for the computation period in which the duties are performed.

(ii) Each hour for which an Employee is paid, or entitled to payment, by a Participating Employer or Controlled Group Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence. No more than 501 Hours of Service will be credited under this Subsection for any single continuous period (whether or not such period occurs in a single computation period).

(iii) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by a Participating Employer or Controlled Group Employer. The same Hours of Service will not be credited both under Subsection (a) or (b), as the case may be, and under this Subsection (c). These hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

(iv) Solely for purposes of determining whether a Break in Service for eligibility and vesting purposes has occurred in a computation period, an individual who is absent from work on account of a Childrearing Absence shall receive credit for the Hours of Service that would otherwise have been credited to such individual but for such Childrearing Absence, or in any case in which such hours cannot be determined, eight Hours of Service per day of such absence. The Hours of Service credited under this Subsection shall be credited (i) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (ii) in all other cases, in the following computation period.

(v) Hours of Service shall not be credited for:

(A) Any hour for which an Employee is directly or indirectly paid under a plan maintained solely for the purpose of complying with applicable worker’s compensation, unemployment compensation or disability laws.

(B) Payments that were made solely to reimburse an Employee for medical or medically related expenses incurred by the Employee, or for extra pay for any period for which Hours have previously been credited, such as extra pay in lieu of vacation.

(vi) Notwithstanding the foregoing, Hours of Service shall be calculated in compliance with DOL Regulation § 2530.200b-2.

(vii) When necessary, Hours of Service completed prior to January 1, 1976 shall be determined from such records a Participating Employer has maintained in the past, making reasonable approximations where necessary. If these records are insufficient to make an approximation, a reasonable estimate of hours to be credited will be made.

(viii) Hours of Service shall be determined based on the method, either actual hours worked or an equivalency, set forth in the Adoption Agreement.

(ix) In the case of a Participant who was an employee of an unrelated predecessor employer, hours of service for such predecessor shall be treated as Hours of Service for the Participating Employer of such Participant if elected in the Adoption Agreement.

(b) With respect to a Plan applying the Elapsed Time Method of counting Service, each hour for which an Employee is paid or entitled to payment for the performance of duties for the Employer.

1.55	Hours of Service Method

“Hours of Service Method” means a method of determining Service, for purposes of an Employee’s entitlement under the Plan to participate, receive an allocation of Employer Contributions, and/or vesting. The Hours of Service Method is based on the Employee’s completion of a specified number of Hours of Service during a twelve (12) consecutive month period. Refer to the definitions of “Break in Service,” “Hour of Service” and “Year of Service” for purposes of determining Service under the Hours of Service Method.

(a) Transfers between Methods of Crediting Service. The Adoption Agreement may provide that an Employee’s Service for purposes of eligibility or vesting shall be determined on the basis of computation periods under the Hours of Service Method for certain classes of Employees but under the Elapsed Time Method for other classes of Employees, provided, however:

(i) In the case of an Employee who transfers from a class of Employees whose Service is determined on the basis of computation periods under the Hours of Service Method to a class of Employees whose Service is determined on the basis computation periods under the Elapsed Time Method, the Employee shall receive credit for a Period of Service consisting of:

(A) A number of years equal to the number of Years of Service credited to the Employee before the computation period during which the transfer occurs; and

(B) The greater of (1) the Period of Service that would be credited to the Employee under the Elapsed Time Method for his Service during the entire computation period in which the transfer occurs or (2) the Service taken into account under the Hours of Service Method as of the date of the transfer. In addition, the Employee shall receive credit for Service subsequent to the transfer commencing on the day after the last day of the computation period in which the transfer occurs.

(ii) In the case of an Employee who transfers from a class of Employees whose Service is determined under the Elapsed Time Method to a class of Employees whose service is determined on the basis of computation periods under the Hours of Service Method:

(A) The Employee shall receive credit, as of the date of the transfer, for a number of Years of Service equal to the number of one (1)-year Periods of Service credited to the Employee as of the date of the transfer, and

(B) The Employee shall receive credit, in the computation period which includes the date of the transfer, for a number of Hours of Service determined by applying one of the equivalencies set forth in 29 CFR 2530.200b3 (e) (1) to any fractional part of a year credited to the Employee under this Section as of the date of the transfer. Such equivalency shall be set forth in the Plan and shall apply to all similarly situated Employees.

(b) Amendments to Change Method of Crediting Service. The Plan may be amended to change the method of crediting service for any purpose or for any class of Employees between the Hours of Service Method and the Elapsed Time Method if such amendment contains provisions under which each Employee with respect to whom the method of crediting service is changed is treated in the same manner as an Employee who transfers from one class of Employees to another under Subsection (a) of this Section.

1.56	Insurance Company

“Insurance Company” means an insurance company, if any, qualified to issue annuity contracts under applicable state law from which a Participating Employer obtains an annuity contract on behalf of the Plan or a Participant (or his or her Beneficiary). Any refunds or credits in connection with an Insurance Company annuity contract shall be for the exclusive benefit of the Participants and their Beneficiaries.

1.57	Investment Fund

“Investment Fund” means any investment fund or option that has been designated as an investment alternative under the Plan and held through a Funding Arrangement.

1.58	Investment Manager

“Investment Manager” means any Fiduciary under the Plan who is described in ERISA § 3(38) and who is retained to serve in such capacity.

1.59	IRS

“IRS” means the Internal Revenue Service.

1.60	Leased Employee

“Leased Employee” means any person (other than an Employee of the recipient Employer) who pursuant to an agreement between the recipient Employer and any other person (“Leasing Organization”) has performed services for the recipient Employer (or for the recipient Employer and related persons determined in accordance with Code § 414(n)(6)) on a substantially full time basis for a period of at least one (1) year, and such services are performed under the primary direction or control by the recipient Employer. Contributions or benefits provided a Leased Employee by the Leasing Organization that are attributable to services performed for the recipient Employer shall be treated as provided by the recipient Employer.

A Leased Employee shall not be considered an Employee of the recipient Employer if: (a) such employee is covered by a money purchase pension plan providing: (i) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in Code § 415(c)(3), but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Code §§ 125, 402(e)(3), 402(h)(1)(B) or 403(b), (ii) immediate participation, and (iii) full and immediate vesting; and (b) Leased Employees do not constitute more than twenty percent (20%) of the recipient Employer’s NHCE work force.

1.61	Limitation Year

“Limitation Year” means such term as defined in Article VI (Contribution Limitations and Testing).

1.62	Matching Contributions

“Matching Contributions” mean contributions made by the Employer pursuant to Article IV (Employer Contributions) hereof on account of an Employee Contribution (including, without limitation, Elective Deferrals). Matching Contributions that meet the requirements of the Plan to be Qualified Matching Contributions (as such term is defined in this Article) are referred to herein as such, and not as Matching Contributions unless the context clearly requires otherwise. Matching Contributions that meet the requirements of the Plan to be Safe Harbor Matching Contributions (as such term is defined in this Article) are referred to herein as such, and not as Matching Contributions unless the context clearly requires otherwise.

1.63	Month of Service

“Month of Service” means, in the case of the Plan applying the Hours of Service Method of counting service, any month during which an Employee is credited with at least one Hour of Service with a Participating Employer or a Controlled Group Employer. In the case of the Plan applying the Elapsed Time Method of counting service, “Month of Service” means a whole month of Service, as calculated under such method.

1.64	Named Fiduciary

“Named Fiduciary” means the fiduciary who is named in the Adoption Agreement pursuant to Article XVI (Plan Administration). If the Named Fiduciary is not named in the Adoption Agreement, the Named Fiduciary shall be the Sponsoring Employer.

1.65	Net Profits

“Net Profits” means, unless otherwise defined by the Plan Administrator in a uniform, nondiscretionary and nondiscriminatory manner, the current or accumulated net profits of the Employer that is making the Employer Contribution.

1.66	Non-Controlled Group Employer

“Non-Controlled Group Employer” means a Participating Employer that is not a Controlled Group Employer of another Participating Employer. A Participating Employer may be a Controlled Group Employer with one or more Participating Employers but may be a Non-Controlled Group Employer with another one or more Participating Employers.

1.67	Nonelective Contributions

“Nonelective Contributions” mean contributions (other than Matching Contributions) made by the Employer pursuant to Article IV (Employer Contributions) hereof; and that the Participants may not elect to receive in cash or defer until distributed from the Plan. Nonelective Contributions that meet the requirements of the Plan to be Qualified Nonelective Contributions (as such term is defined in this Article) are referred to herein as such, and not as Nonelective Contributions unless the context clearly requires otherwise. Nonelective Contributions that meet the requirements of the Plan to be Safe Harbor Nonelective Contributions (as such term is defined in this Article IV (Employer Contributions)) are referred to herein as such, and not as Nonelective Contributions unless the context clearly requires otherwise.

1.68	Non-Highly Compensated Employee (NHCE)

“Non-Highly Compensated Employee” or “NHCE” means an Employee who is not a Highly Compensated Employee. An NHCE shall not be entitled to an Employer Contribution under the Plan unless such NHCE is an Eligible Participant, as such term is defined in Article IV (Employer Contributions), for purposes of such contribution.

1.69	Normal Retirement Age

“Normal Retirement Age” means age 65, or such other age (not to exceed age 65) as specified in the Adoption Agreement. Upon attaining such age, an Employee becomes fully vested and is eligible to receive benefits under the Plan.

1.70	Normal Retirement Date

“Normal Retirement Date” means the date specified in the Adoption Agreement or, if not specified in the Adoption Agreement, the date on which a Participant attains his or her Normal Retirement Age.

1.71	Participant

“Participant” means any individual who at the time of any determination hereunder is participating in the Plan in accordance with the provisions of Article II (Eligibility and Participation). An individual shall cease to be a Participant at such time as he or she no longer has any interest in his or her Accounts under the Plan.

1.72	Participating Employer

“Participating Employer” means the Sponsoring Employer, and any Affiliate or non-Affiliate of the Sponsoring Employer who is indicated in the Adoption Agreement and who enters into a Participation Agreement with the Sponsoring Employer for the purpose of adopting the Plan (and any successor thereof by merger, consolidation or otherwise). The term “Participating Employer” also includes any Related Participating Employers and any Unrelated Participating Employers.

1.73	Participation Agreement

“Participation Agreement” means the document executed by a Participating Employer, other than the Sponsoring Employer, for purposes of adopting the Plan and the Trust, if any, by such Participating Employer on behalf of its Employees. The Participation Agreement is subject to the Sponsoring Employer’s acceptance.

1.74	Pension Services Agreement

“Pension Services Agreement” means the agreement, if any, between Transamerica and the Employer or its designee pursuant to which Transamerica agrees to provide administrative and recordkeeping services with respect to the Plan.

1.75	Period of Service

“Period of Service” means a period of Service commencing on the Employee’s employment commencement date or reemployment commencement date, whichever is applicable, and ending on the Employee’s severance from service date. For purposes of this Section, the following definitions shall apply:

(a) Employment Commencement Date. The term “employment commencement date” shall mean the date on which the Employee first performs an Hour of Service.

(b) Reemployment Commencement Date. The term “reemployment commencement date” shall mean the first date, following a Period of Severance that is not required to be taken into account under the service spanning rules described below in this Section, on which the Employee performs an Hour of Service.

(c) Severance from Service Date. The term “severance from service date” shall mean the earlier of:

(i) The date on which an Employee incurs a Severance from Employment by reason of quit, retirement, discharge or death; or

(ii) The first anniversary of the first date of a period in which an Employee remains absent from Service (with or without pay) with the Participating Employer or Controlled Group Employer for any reason other than quit, retirement, discharge or death, such as vacation, holiday, sickness, disability, leave of absence or layoff. Notwithstanding the foregoing, the severance from service date of an Employee who is absent from Service beyond the first anniversary of the first day of absence by reason of a Childbearing Absence is the second anniversary of the first day of such absence.

(d) Aggregation Rule. Periods of Service shall generally be aggregated unless such Periods of Service may be disregarded under Code §§ 410(b)(5) or 411(a)(4).

(e) Service Spanning Rules. In determining a Period of Service, the Plan shall take into account the following Periods of Severance, if any:

(i) The Period of Severance from the date on which an Employee incurs a severance from service date by reason of a quit, discharge or retirement to the date on which such Employee performs an Hour of Service, provided that such Hour of Service is performed within twelve (12) months of the severance from service date; and

(ii) The Period of Severance from the date on which an Employee incurs a severance from service date by reason of a quit, discharge or retirement during an absence from Service of twelve (12) months or less for any reason other than a quit, discharge, retirement or death, to the date on which such Employee performs an Hour of Service provided that such Hour of Service is performed within twelve (12) months of the date on which such Employee was first absent from Service.

For purposes of measurement, a Period of Service may be divided into twelve (12) month periods, each constituting a one (1)-year Period of Service. Such one (1)-year Periods of Service may be used for the purpose of determining (1) an Employee’s initial or continuing eligibility to participate in the Plan pursuant to Article II (Eligibility and Participation), (2) an Employee’s Vested Interest in his or her Account balance derived from Employer Contributions pursuant to Article IX (Vesting and Forfeitures), (3) an Employee’s entitlement to receive an allocation of Employer Contributions pursuant to Article IV (Employer Contributions), (4) an Employee’s attainment of Early Retirement Age, (5) if the Periods of Service Match formula is selected under the Adoption Agreement, the matching percentage for purposes of determining Matching Contributions pursuant to Article IV (Employer Contributions), and (6) if the Non-Safe Harbor Design-Based Allocation Formula is selected under the Adoption Agreement, the allocation method for purposes of determining Nonelective Contributions pursuant to Article IV (Employer Contributions).

A one (1)-year Period of Service determined for eligibility purposes shall be referred to herein as a “Period of Eligibility Service,” which shall be credited only at the end of the twelve (12) month period and an Employee shall not be deemed to accumulate proportionate amounts of such Periods of Eligibility Service during the period. A one (1)-year Period of Service determined for vesting purposes, for the purpose of determining Early Retirement Age, if elected in the Adoption Agreement, or for certain non-safe harbor design-based allocation formulas, if elected in the Adoption Agreement, shall be referred to herein as a “Period of Vesting Service,” which shall include those whole one (1)-year Periods of Vesting Service completed prior to a Participant’s 18th birthday, unless otherwise elected in the Adoption Agreement.

1.76	Period of Severance

“Period of Severance” means a continuous period of time that begins on an Employee’s severance from service date, and ends when an Employee returns to Service with the Participating Employer or Controlled Group Employer.

In the case of an Employee who is absent from work for a Childrearing Absence beyond the first anniversary of the first day of such absence, a Period of Severance begins on the second anniversary of the first day of such absence. The period of absence between the first and second anniversaries of the first day of absence from work for a Childrearing Absence is neither a Period of Service nor a Period of Severance.

A one (1)-year Period of Severance shall be determined on the basis of a twelve (12)-consecutive-month period, beginning on the severance from service date and ending on the first anniversary of such date, provided that the Employee during such twelve (12) consecutive-month periods does not perform an Hour of Service.

Refer to the definition of “Period of Service” in this Article (Definitions) for the meaning of the term “severance from service date” as defined therein.

1.77	Plan

“Plan” means this Basic Plan Document and the corresponding Adoption Agreement. The name of the Plan shall be the name set forth in the Adoption Agreement.

The Plan shall be maintained for the exclusive benefit of a Participating Employer’s Employees and their Beneficiaries; provided, however, in determining whether the Plan is maintained for the exclusive benefit of a Participating Employer’s Employees and their Beneficiaries, the Participants of all Participating Employers shall be considered Employees of the Participating Employer. Notwithstanding any provision of the Plan to the contrary, all Participating Employers shall be treated as constituting a single Employer for purposes of this exclusive benefit rule.

1.78	Plan Administrator

“Plan Administrator” means the person or persons named in the Adoption Agreement who are responsible for the administration of the Plan in accordance with Article XVI (Plan Administration). If such person or persons are not so named or cease to serve as Plan Administrator without the Sponsoring Employer naming a successor, the Sponsoring Employer shall be the Plan Administrator. If the last remaining Participating Employer or Controlled Group Employer is the Plan Administrator and ceases to operate or exist without naming a successor Plan Administrator, the Plan shall terminate in accordance with Article XVIII (Amendment or Termination of Plan; Merger, Consolidation, or Transfer of Assets) hereof and the individual members of the Board immediately prior to the time the Plan Administrator ceases to operate or exist shall be the Plan Administrator until all assets of the Plan are distributed to Participants and Beneficiaries or a successor is named pursuant to Article XVI (Plan Administration) hereof. If a Plan Administrator is not designated and an Employer cannot be identified, the Plan Administrator shall be such other person as the Secretary of Labor may by regulation prescribe. Unless Transamerica or an Affiliate thereof is a Participating Employer, in no event shall Transamerica or any Affiliate thereof be appointed as the Plan Administrator.

1.79	Plan Year

“Plan Year” means the twelve (12) consecutive month period as set forth in the Adoption Agreement. If no Plan Year is designated in the Adoption Agreement, the Plan Year is the calendar year. If elected in the Adoption Agreement, the initial

Plan Year may be a short Plan Year of less than twelve (12) months as long as the short Plan Year ends on the last day on which a normal Plan Year would end.

1.80	Pre-approved Plan

“Pre-approved Plan” means a plan, the form of which is the subject of a favorable opinion letter from the IRS.

1.81	Profit Sharing Plan Exception

“Profit Sharing Plan Exception” means the rules described in Article XIV (QJSA and QPSA Requirements) that provide the conditions that the Plan as a profit sharing plan must satisfy in order to be exempt from the QJSA and QPSA requirements.

1.82	Provider

“Provider” means Transamerica Retirement Solutions, LLC in its capacity as the Provider (within the meaning of Revenue Procedure 2017-41) with respect to the Pre-approved Plan.

1.83	Qualified Automatic Contribution Arrangement (QACA)

“Qualified Automatic Contribution Arrangement” or “QACA” means a qualified automatic contribution arrangement within the meaning of Code § 401(k)(13)(B).

1.84	Qualified Default Investment Alternative (QDIA)

“Qualified Default Investment Alternative” or “QDIA” means a qualified default investment alternative within the meaning of the DOL Regulations issued under ERISA § 404(c)(5).

1.85	Qualified Domestic Relations Order (QDRO)

“Qualified Domestic Relations Order” or “QDRO” means a qualified domestic relations order under ERISA § 206(d), subject to applicable procedures of the Plan Administrator. A domestic relations order shall not fail to be a QDRO solely because it is issued after, or revises, a prior QDRO.

1.86	Qualified Joint and Survivor Annuity (QJSA)

“Qualified Joint and Survivor Annuity” or “QJSA” means such term as defined in Article XIV (QJSA and QPSA Requirements).

1.87	Qualified Matching Contributions (QMACs)

“Qualified Matching Contributions” or “QMACs” mean matching contributions which are (a) nonforfeitable when allocated to Participants’ Accounts in the Plan and (b) only distributable as permitted with regard to Elective Deferrals but not in the case of hardship. QMACs must satisfy Treas. Reg. § 1.401(k)-2(a)(6) if used for the ADP Test.

1.88	Qualified Military Leave

“Qualified Military Leave” means a leave of absence taken by an Employee by reason of Qualified Military Service from which the Employee returns to employment with the Employer no more than ninety (90) days after leaving such service.

1.89	Qualified Military Service

“Qualified Military Service” means any service in the United States uniformed services (as defined under USERRA) (including, without limitation, the National Guard, Coast Guard and Public Health Services commissioned corps) by any Employee if such Employee is entitled to reemployment rights under USERRA with respect to such service.

1.90	Qualified Nonelective Contributions (QNECs)

“Qualified Nonelective Contributions” or “QNECs” mean such term as defined in Article IV (Employer Contributions). QNECs must satisfy Treas. Reg. § 1.401(k)-2(a)(6) if used for the ADP Test and § 1.401(m)-2(a)(6) if used for the ACP Test.

1.91	Qualified Optional Survivor Annuity (QOSA)

“Qualified Optional Survivor Annuity” or “QOSA” means such term as defined in Article XIV (QJSA and QPSA Requirements).

1.92	Qualified Preretirement Survivor Annuity (QPSA)

“Qualified Preretirement Survivor Annuity” or “QPSA” means such term as defined in Article XIV (QJSA and QPSA Requirements).

1.93	Qualified Roth Contribution Program

“Qualified Roth Contribution Program” means, pursuant to Code § 402A(b), a program provided under which an Eligible Employee may irrevocably elect to make designated Roth Elective Deferrals to a designated Roth Account under the Plan in lieu of all or a portion of the Elective Deferrals the Employee is otherwise eligible to make under the Plan provided the Plan maintains separate recordkeeping with respect to each designated Roth Account under the Plan.

1.94	Qualified Voluntary Employee Contributions (QVECs)

“Qualified Voluntary Employee Contributions” or “QVECs” mean a plan contribution by an Employee for which a federal income tax deduction was permitted during the tax years from 1982 through 1986. Since QVECs are no longer permissible, they cannot be contributed to the Plan; however, the Plan may establish an Account to hold QVECs that were made under a prior plan if such QVECs are transferred to the Plan in accordance with the relevant provisions of Article III (Employee Contributions).

1.95	Recordkeeper

“Recordkeeper” means the Plan’s recordkeeping and administrative service provider. If the Employer or its designee enters into a Pension Services Agreement with Transamerica, the Recordkeeper is Transamerica.

1.96	Related Participating Employer

“Related Participating Employer” means a Participating Employer who is an Affiliate of the Sponsoring Employer.

1.97	Required After-Tax Contributions

“Required After-Tax Contributions” mean After-Tax Contributions made pursuant to Article III (Employee Contributions) hereof which the Participating Employer requires an Employee to make as a condition of participation in the Plan.

1.98	Retirement Date

“Retirement Date” means a Participant’s Early Retirement Date, if applicable, or Normal Retirement Date.

1.99	Rollover Account

“Rollover Account” means the subaccount of a Participant’s Account which holds Rollover Contributions made pursuant to Article III (Employee Contributions) hereof. A Rollover Account may be further subdivided into separate subaccounts if such subdivision is necessary to protect the special tax treatment of certain rolled-over amounts.

1.100	Roth Elective Deferrals

“Roth Elective Deferrals” mean a Participant’s Elective Deferrals that are includible in the Participant’s income for federal income tax purposes at the time deferred and have been irrevocably designated Roth Elective Deferrals by the Participant in his or her deferral election.

1.101	Safe Harbor Contributions

“Safe Harbor Contributions” mean Safe Harbor Matching Contributions and Safe Harbor Nonelective Contributions, if any, made hereunder for the purpose of satisfying either the Non-QACA Safe Harbor Plan provisions of Article IV (Employer Contributions) or the QACA Safe Harbor Plan provisions of such Article, as applicable to the Plan pursuant to the Sponsoring Employer’s election in the Adoption Agreement. The term “Safe Harbor Contributions” may include either Non-QACA Safe Harbor Contributions or QACA Safe Harbor Contributions, as such terms are defined in Article IV (Employer Contributions). Also, the term “Safe Harbor Contributions” shall include any ACP Test Safe Harbor Matching Contributions, as such term is defined in Article IV (Employer Contributions), unless the context requires otherwise.

1.102	Safe Harbor Matching Contributions

“Safe Harbor Matching Contributions” mean Non-QACA Safe Harbor Matching Contributions or QACA Safe Harbor Matching Contributions, as such terms are defined in Article IV (Employer Contributions). The term “Safe Harbor Matching Contributions” shall include any ACP Test Safe Harbor Matching Contributions, as such term is defined in Article IV (Employer Contributions), unless the context requires otherwise.

1.103	Safe Harbor Nonelective Contributions

“Safe Harbor Nonelective Contributions” mean Non-QACA Safe Harbor Nonelective Contributions or QACA Safe Harbor Nonelective Contributions, as such terms are defined in Article IV (Employer Contributions).

1.104	Section 403(b) Salary Reduction Contributions

“Section 403(b) Salary Reduction Contributions” mean an Employee’s elective deferrals made pursuant to an arrangement described in Code § 403(b) and identified in the Adoption Agreement.

1.105	Section 414(s) Compensation

“Section 414(s) Compensation” means Compensation, as defined herein. The computation period for determining Section 414(s) Compensation will be the same period indicated in the Adoption Agreement for determining Compensation. The period used to determine Section 414(s) Compensation must be applied uniformly to all Participants for the Plan Year.

1.106	Section 415 Compensation

“Section 415 Compensation” means, with respect to any Participant, such Participant’s:

(a)	wages, tips and other compensation on Form W-2;

(b)	Code § 3401(a) wages; or

(c)	Code § 415 safe harbor compensation,

as elected in the Adoption Agreement for purposes of Compensation. Section 415 Compensation shall be limited as set forth in Code § 415(d), adjusted in accordance with such provisions. Section 415 Compensation shall be based on the Limitation Year regardless of when participation in the Plan commences.

Furthermore, regardless of any election made in the Adoption Agreement, Section 415 Compensation shall include elective deferrals (as defined in Code § 402(g)(3)) and any amount which is contributed or deferred by a Participating Employer at the election of the Participant and which is not includible in the gross income of the Participant by reason of Code §§ 125, 457, and 132(f)(4).

Unless otherwise elected in the Adoption Agreement, amounts under Code § 125 shall be deemed to include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount under Code §125 pursuant to the preceding sentence only if the Participating Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

Section 415 Compensation shall include payments made within 2 1⁄2 months after severance from employment (within the meaning of Code § 401(k)(2)(B)(i)(I)) if they are payments that, absent a severance from employment, would have been paid to the Employee while the Employee continued in employment with the Participating Employer and are regular compensation for services during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar compensation, and payments for accrued bona fide sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued. Any payments not described above are not considered Section 415 Compensation if paid after severance from employment, even if they are paid within 2 1⁄2 months following severance from employment, except for payments to an individual who does not currently perform services for a Participating Employer by reason of Qualified Military Service to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Participating Employer rather than entering Qualified Military Service.

1.107	Section 457(b) Salary Reduction Contributions

“Section 457(b) Salary Reduction Contributions” mean an Employee’s contributions made pursuant to an arrangement described in Code § 457(b) and identified in the Adoption Agreement.

1.108	Self-employed Individual and Owner-employee

“Self-employed Individual” means an individual who has Earned Income for the taxable year from the trade or business for which the Plan is established; also, an individual who would have had earned income but for the fact that the trade or business had no net profits for the taxable year. “Owner-employee” means an individual who is a sole proprietor, or who is a partner owning more than 10 percent of either the capital or profits interest of the partnership.

1.109	Service

“Service” means service as determined under the Hours of Service Method or the Elapsed Time Method, as elected in the Adoption Agreement, and that is credited to an Employee for purposes of determining such Employee’s initial or continued eligibility to participate in the Plan, an Employee’s entitlement to receive an allocation of Employer Contributions, and/or the nonforfeitable interest in a Participant’s Account balance derived from Employer Contributions. If the Hours of Service Method is elected in the Adoption Agreement to determine eligibility, an Employee’s entitlement to receive an allocation of Employer Contributions, and/or vesting service, refer to the definition of “Hours of Service Method” for determining “Service” under such method. If the Elapsed Time Method is elected in the Adoption Agreement to determine eligibility, an Employee’s entitlement to receive an allocation of Employer Contributions, and/or vesting service, refer to the definition of “Elapsed Time Method” for determining “Service” under such method. As further specified under the Hours of Service Method or the Elapsed Time Method, “Service” means the period of current or prior employment with a Participating Employer or a Controlled Group Employer, including any imputed period of employment that must be counted under USERRA. In the case of a Participant who was an employee of an unrelated predecessor employer, service for such predecessor shall not be treated as Service for the Participating Employer of such Participant unless otherwise elected in the Adoption Agreement. In any event, if the Participating Employer maintains the Plan of a predecessor Participating Employer, Service with such predecessor Participating Employer will be treated as Service for the Participating Employer. Service before the original effective date of the Plan or, if applicable, a plan of a predecessor employer shall be included unless and to the extent otherwise elected in the Adoption Agreement.

1.110	Severance from Employment

“Severance from Employment” means severance from employment with the Participating Employers and Controlled Group Employers within the meaning of Code § 401(k)(2)(B)(i)(I) for any reason, including, but not limited to, retirement, death, Disability, resignation or dismissal with or without cause.

An Employee’s authorized leave of absence, as determined under a Participating Employer’s personnel policies, shall or shall not be treated as a Severance from Employment.

In the event that an Employee is transferred from one Controlled Group Employer to another Controlled Group Employer, the Employee will not be deemed to have incurred a Severance from Employment. In the event that an Employee is transferred from a Controlled Group Employer to a Non-Controlled Group Employer, he or she shall be deemed to have incurred a Severance from Employment.

A change in status from a common law employee to a leased employee will not constitute a Severance from Employment.

Solely for purposes of eligibility for a distribution under Code § 401(k)(2)(B)(i)(I), an Employee shall be treated as having incurred a Severance from Employment during any period the Employee is performing service in the uniformed services described in Code § 3401(h)(2). For all other purposes, such Employee shall not be treated as having incurred a Severance from Employment..

1.111	Sponsoring Employer

“Sponsoring Employer” means the primary Participating Employer responsible for the maintenance and administration of the Plan, as indicated in the Adoption Agreement. If there is only one Participating Employer, such Participating Employer shall be deemed the Sponsoring Employer.

1.112	Spousal Consent

“Spousal Consent” means consent of a Participant’s Spouse that meets each of the following requirements:

(a) Is in writing and irrevocable;

(b) Designates a Beneficiary (or a form of benefits) that may not be changed without Spousal Consent (unless the consent of the Spouse expressly permits designation by the Participant without any requirement of further consent by the Spouse);

(c) Contains an acknowledgment by such Spouse of the effect of such consent; and

(d) Is witnessed either by a representative of the Plan or by a notary public.

Notwithstanding the foregoing, Spousal Consent shall not be required under the Plan in the event that the Participant establishes to the satisfaction of the Plan representative that he or she has no Spouse, that such Spouse cannot be located, or under such other circumstances as may be permitted under applicable Treasury Regulations.

Further, unless a QDRO requires otherwise, Spousal Consent shall be deemed given for all Plan purposes, if the Participant is legally separated or has been abandoned (within the meaning of local law) and the Participant has a court order to such effect.

1.113	Spouse

“Spouse” means the “spouse” or “surviving spouse” of the Participant by “marriage” (as such terms are defined under applicable law) at the applicable time (for example, and without limitation, at death, commencement of benefits, or election to receive a loan) for the determination of the Participant’s Spouse, provided that a former spouse will be treated as the Spouse or surviving Spouse and a current spouse will not be treated as the Spouse or surviving Spouse to the extent provided under a Qualified Domestic Relations Order as described in Code § 414(p). The Plan Administrator’s procedures for determining the Spouse shall be applied in a consistent and nondiscriminatory manner to all Plan Participants (and, if applicable, their Beneficiaries). For purposes of the Code and subject to Revenue Ruling 2013-17 and any other applicable regulatory guidance issued by the IRS, effective as of September 16, 2013, the term “Spouse” shall also include an individual married to a Participant of the same sex if such individual and the Participant are lawfully married under state law, even if the state in which they are domiciled does not recognize the validity of same-sex marriages; provided, however, that, for such purposes, the term “Spouse” shall not include a domestic law partner. For purposes of this Section, the term “domestic law partner” means an individual (whether of the opposite sex or same sex with the Participant) who has entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state. For purposes of this Section, the term “state” means any domestic or foreign jurisdiction having the legal authority to sanction marriages.

1.114	Straight Life Annuity

“Straight Life Annuity” means an annuity payable in equal installments for the life of the Participant that terminates upon the Participant’s death.

1.115 Transamerica

“Transamerica” means Transamerica Retirement Solutions, LLC or any successor thereto. In any provision of the Plan providing for the insulation of Transamerica from liability, the Transamerica shall also include any Affiliates of Transamerica Retirement Solutions, LLC.

1.116	Treasury Regulation

“Treasury Regulation” or “Treas. Reg.” means the temporary and final regulations published by the U.S. Department of the Treasury under the Code.

1.117	Trust

“Trust” means the trust established pursuant to the Trust Agreement, if any, for the purpose of holding the assets of the Plan and any Funding Arrangements held thereunder. The Sponsoring Employer may elect in the Adoption Agreement to hold the assets of the Plan in group annuity contract(s) as well as a Trust hereunder. The Plan is not required to have a Trust if the Sponsoring Employer elects to have the assets of the Plan invested in one or more group annuity contracts.

1.118	Trust Agreement

“Trust Agreement” means, unless otherwise elected by the Sponsoring Employer in the Adoption Agreement, the separate trust agreement if any entered into by the Sponsoring Employer or its designee and the Trustee pursuant to which the Trust is established, as may be amended or restated from time to time. In the event of any conflict between the terms of this Plan and any conflicting provision contained in any associated trust, custodial account document or any document that is incorporated by reference, the terms of this Plan will govern.

1.119	Trust Fund

“Trust Fund” means the aggregate of Plan assets, together with all earnings, income and increments thereon, that are held under the Trust, if any.

1.120	Trustee

“Trustee” means any individuals and/or entities (who may be the Sponsoring Employer, a Funding Agent or any of their Affiliates) who sign or otherwise enter into the Trust Agreement, if any, with the Employer or its designee for the purpose of establishing the Trust and providing trust services with respect to the Plan (and any duly appointed successor or assigns). If there is a Trust Agreement, the Sponsoring Employer shall name the Trustee in the Adoption Agreement and designate whether the Trustee is serving as a discretionary Trustee or a nondiscretionary Trustee.

1.121	Unrelated Participating Employer

“Unrelated Participating Employer” means a Participating Employer who is not an Affiliate of the Sponsoring Employer.

1.122	USERRA

“USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as set forth in Chapter 43 of Title 38, United States Code (as in effect on December 12, 1994), governing an Employee’s reemployment rights with respect to Qualified Military Service.

1.123	Valuation Date

“Valuation Date” means the date(s) elected by the Sponsoring Employer in the Adoption Agreement as of which Account balances or accrued benefits are valued for purposes of calculating the Value of a Participant’s Account. In any event, there shall be a Valuation Date at least once each calendar quarter. The Adoption Agreement may provide differing Valuation Date(s) with respect to any particular property or asset of the Plan identified in the Adoption Agreement and for which there is no readily ascertainable market value. If any assets of the Trust are invested in any property for which there is no readily ascertainable market value, the Employer shall engage an independent fiduciary to supply the Trustee, if any, with a proper valuation.

1.124	Value

“Value” means the net value of all assets, earned or accrued, allocated to a Participant’s Account. Unless otherwise noted herein, Value is based on the fair market value.

1.125	Vested Interest

“Vested Interest” means the Participant’s nonforfeitable interest in his or her Account.

Notwithstanding the foregoing, if any Participant shall incur a Disability, die, attain Normal Retirement Age, or attain his or her Early Retirement Age while an Active Participant, in accordance with any applicable elections in the Adoption Agreement, such Participant’s entire interest in his or her Employer Contribution Account shall become nonforfeitable.

1.126	Vested Value

“Vested Value” means the value of the Participant’s applicable Account, as adjusted in the case of the Employer Contribution Account to reflect only the Participant’s Vested Interest in such account.

1.127	Voluntary After-Tax Contributions

“Voluntary After-Tax Contributions” mean After-Tax Contributions (other than Required After-Tax Contributions) made by a Participating Employer on behalf of a Participant pursuant to Article III (Employee Contributions) hereof.

1.128	Year of Service

“Year of Service” means an Anniversary Year, or, if elected in the Adoption Agreement, a Plan Year beginning with the Plan Year in which the first anniversary date occurs, during which an Employee has at least 1,000 Hours of Service, or such lower number as is specified in the Adoption Agreement, with the Participating Employers and Controlled Group Employers. No partial Years of Service shall be credited.

Year of Service may be used for the purpose of determining (1) an Employee’s initial or continuing eligibility to participate in the Plan pursuant to Article II (Eligibility and Participation), (2) an Employee’s Vested Interest in his or her Account balance derived from Employer Contributions pursuant to Article IX (Vesting and Forfeitures), (3) an Employee’s entitlement to receive an allocation of Employer Contributions pursuant to Article IV (Employer Contributions), (4) an Employee’s attainment of Early Retirement Age, (5) if the Years of Service Match formula is selected under the Adoption Agreement, the matching percentage for purposes of determining Matching Contributions pursuant to Article IV (Employer Contributions), and (6) if the Non-Safe Harbor Design-Based Allocation Formula is selected under the Adoption Agreement, the allocation method for purposes of determining Nonelective Contributions pursuant to Article IV (Employer Contributions).

For purposes of determining Years of Eligibility Service, Years of Service shall be credited only at the end of the 12 month period and an Employee shall not be deemed to accumulate proportionate amounts of such Years of Eligibility Service during the period.

For purposes of determining Years of Vesting Service, Years of Service shall include those whole Years of Vesting Service completed prior to a Participant’s 18th birthday, unless otherwise elected in the Adoption Agreement.

1.129	Year/Period of Eligibility Service

“Year/Period of Eligibility Service” means either:

(a) if the Employer has elected the Hours of Service Method for counting service in the Adoption Agreement, a Year of Service for eligibility purposes (“Year of Eligibility Service”); or

(b) if the Employer has elected the Elapsed Time Method of counting Service in the Adoption Agreement, a Period of Service for eligibility purposes (“Period of Eligibility Service”).

1.130	Year/Period of Service

“Year/Period of Service” means either:

(a) if the Employer has elected the Hours of Service Method for counting service in the Adoption Agreement, a Year of Service; or

(b) if the Employer has elected the Elapsed Time Method of counting Service in the Adoption Agreement, a

Period of Service.

1.131	Year/Period of Vesting Service

“Year/Period of Vesting Service” means either:

(a) if the Employer has elected the Hours of Service Method for counting service in the Adoption Agreement, a Year of Service for vesting purposes (“Year of Vesting Service”), for the purpose of determining Early Retirement Age, if elected in the Adoption Agreement or

(b) if the Employer has elected the Elapsed Time Method of counting Service in the Adoption Agreement, a Period of Service for vesting purposes (“Period of Vesting Service”).

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	Requirement of Eligibility

(a) Age and Service Requirements. In order to participate in the Plan, an Employee must be an Eligible Employee. The Adoption Agreement shall specify the minimum age and Years/Periods of Eligibility Service, if any, required under the Plan with respect to any contribution type permitted hereunder pursuant to the Adoption Agreement. An Eligible Employee may not participate in the Plan any earlier than the Effective Date of the Plan or, if later, the Effective Date for which the applicable provision of the Plan applies, as further provided in the Adoption Agreement. The Adoption Agreement may provide differing age and Service eligibility requirements for the different types of Employee and Employer Contributions. So long as made pursuant to the terms of the Plan, the Plan Administrator’s determination of eligibility of each Employee shall be final and binding on all persons subject to review under the Plan’s claims review procedure. The Employer shall provide to the Plan Administrator such information and documentation as reasonably required or requested by the Plan Administrator to make a determination of eligibility.

(b) Computation of Eligibility Service. Years/Periods of Eligibility Service will be determined on the basis of the Hours of Service Method or the Elapsed Time Method, as selected in the Adoption Agreement. If the Hours of Service Method is selected in the Adoption Agreement, Hours of Service will be based on actual hours worked, unless a different option is selected in the Adoption Agreement.

2.2	Commencement of Participation

An Eligible Employee shall become a Participant in the Plan on the Entry Date(s) specified in the Adoption Agreement. The Adoption Agreement may provide differing Entry Dates for the different types of Employee and Employer Contributions. If the Adoption Agreement provides for a single annual Entry Date, the minimum age and Service requirements must be reduced by one-half (1⁄2) Year/Period of Eligibility Service unless the Employee participates on the Entry Date nearest the date on which the Employee becomes an Eligible Employee and such Entry Date is the first day of the Plan Year. An Eligible Employee who does not participate on such Eligible Employee’s Entry Date may participate as of any subsequent Entry Date if still an Eligible Employee on such date.

2.3	Designation of Eligibility Computation Period

For purposes of determining Years/Periods of Eligibility Service and Breaks in Service for purposes of eligibility, the initial eligibility computation period is the 12-consecutive month period beginning on the date the Employee first performs an Hour of Service for the Employer (employment commencement date). As elected in the Adoption Agreement, the succeeding 12-consecutive month periods commence with either (a) the first anniversary of the Employee’s employment commencement date, or (b) the first Plan Year that commences prior to the first anniversary of the Employee’s employment commencement date regardless of whether the Employee is entitled to be credited with 1,000 Hours of Service (or any equivalent provided in the Plan under the Elapsed Time method if applicable) during the initial eligibility computation period. An Employee who is credited with 1,000 Hours of Service (or any equivalent provided in the Plan under the Elapsed Time method) in both the initial eligibility computation period and the first Plan Year which commences prior to the first anniversary of the Employee’s initial eligibility computation period will be credited with two (2) Years/Periods of Eligibility Service. Years/Periods of Eligibility Service and Breaks in Service for purposes of eligibility to participate will be measured on the same eligibility computation period.

2.4	Minimum Participation Standards

An Employee’s eligibility to make Elective Deferrals may not be conditioned upon the completion of more than one (1) Year/Period of Eligibility Service or the attainment of more than age 21. An Employee’s eligibility to receive Matching Contributions, Nonelective Contributions, Qualified Matching Contributions, or Qualified Nonelective Contributions may be conditioned upon the completion of up to two (2) Years/Periods of Eligibility Service; provided, however that Matching Contributions and Nonelective Contributions must be immediately nonforfeitable when made. In no event will an Employee be required to complete more than two (2) Years/Periods of Eligibility Service. No contributions or benefits hereunder (other than Matching Contributions of any type) may be conditioned upon an Employee’s Elective Deferrals or After-Tax Contributions. Requirements for participation under the Plan shall not exclude from participation (on the basis of age) any Employee who has attained a specified age.

2.5	Impact of Breaks in Service on Eligibility

All Years/Periods of Eligibility Service with the Employer are counted toward eligibility subject to the following:

(a) Breaks in Service Before Entry Date. If an Employee has a one (1)-year Break in Service before satisfying the Plan’s requirement for eligibility as set forth in the Adoption Agreement, Service before such break will not be taken into account upon the Participant’s reemployment with the Employer.

(b) Breaks in Service After Entry Date.

(i) Prior Service Not Forfeited. Unless the Employer elects in the Adoption Agreement to apply paragraph (ii) below, a Participant’s Years/Periods of Eligibility Service before a period of consecutive one (1)-year Breaks in Service will be taken into account in computing eligibility Service and such Participant shall continue to participate in the Plan or, if terminated, shall participate immediately upon reemployment (or, if applicable, as soon as administratively feasible thereafter) provided that he or she is then an Eligible Employee.

(ii) Rule of Parity. If the Employer elects in the Adoption Agreement to apply this paragraph (ii), in the case of a Participant who does not have a Vested Interest in any portion of his or her Account attributable to Employer Contributions (including Elective Deferrals), if such Participant incurs consecutive one (1)-year Breaks in Service, the number of which equals or exceeds the greater of five (5) or the aggregate number of his Years/Periods of Eligibility Service prior to such consecutive one (1)-year Breaks in Service , then all Years/Periods of Eligibility Service completed prior to such consecutive one (1)-year Breaks in Service shall be disregarded.

If a Participant’s Years/Periods of Eligibility Service are disregarded pursuant to the preceding paragraph, such Participant will be treated as a new Employee for eligibility purposes. If a Participant’s Years/Periods of Eligibility Service may not be disregarded pursuant to the preceding paragraph, such Participant shall continue to participate in the Plan, or, if terminated, shall participate immediately upon reemployment (or, if applicable, as soon as administratively feasible thereafter) provided that he or she is then an Eligible Employee.

Notwithstanding the foregoing, the Employer may elect an eligibility Break in Service provision in the Adoption Agreement that is more favorable to Employees than the rule of parity set forth above.

2.6	Date for Reinstatement of Years/Periods of Eligibility Service

If an Employee’s Years/Periods of Eligibility Service before a Break in Service are required to be taken into account, such Service will be taken into account as of the Employee’s reemployment commencement date or such other date elected by the Employer in the Adoption Agreement (provided, however, that such other date is not later than the date on which the Employee has completed one (1) Year/Period of Eligibility Service after returning to employment, with the completion of such Year/Period of Eligibility Service being determined in accordance with the Plan’s eligibility computation period).

The “reemployment commencement date” is the first day on which the Employee is credited with an Hour of Service for the performance of duties.

2.7	Change in Eligible Status

(a) In the event a Participant is no longer a member of an eligible class of Employees and becomes ineligible to participate but has not incurred a Break in Service, such Employee will participate immediately upon returning to an eligible class of Employees. If such Participant incurs a Break in Service, eligibility will be determined under the Break in Service rules of the Plan.

(b) In the event an Employee who is not a member of an eligible class of Employees becomes a member of an eligible class, such Employee will participate as of the Entry Date coincident with or next following the date such Employee becomes an Eligible Employee – that is, has satisfied the minimum age and Service requirements, if any, and would have otherwise previously become a Participant (or, if applicable, as soon as administratively feasible thereafter).

2.8	Erroneously Participating Ineligible Employee

In the event that an Employee who is not an Eligible Employee is mistakenly permitted to become a Participant in the Plan, the Employer and the Plan Administrator shall take such measures permitted or directed by the IRS within the requirements of the Employee Plans Compliance Resolution System (EPCRS) program (as described in Revenue Procedure 2016-51, or any subsequent Revenue Procedure) to correct the error.

2.9	Erroneous Exclusion of Eligible Employee

In the event that an Employee who is an Eligible Employee is mistakenly excluded from participation in the Plan, the Plan Administrator shall take such measures permitted or directed by the IRS within the requirements of the Employee Plans Compliance Resolution System (EPCRS) program (as described in Revenue Procedure 2016-51, or any subsequent Revenue Procedure) to correct the error.

2.10	Waiver of Participation

The Employer may not grant a waiver of participation with respect to the Plan to an Employee who is an Eligible Employee even if such Employee affirmatively and irrevocably elects, in a writing delivered to the Employer, not to participate in the Plan. Notwithstanding the foregoing, any waiver of participation granted by the Employer to an Employee prior to the Effective Date shall be grandfathered, valid and in full force and effect hereunder; provided, however, such Employee shall continue to be credited with any completed Years/Periods of Eligibility Service and Years/Periods of Vesting Service.

2.11	Eligibility to Participate in a Davis-Bacon Plan

If the Sponsoring Employer elects in the Adoption Agreement that the Plan shall be a Davis-Bacon Plan, an Employee shall be eligible to participate in the Davis-Bacon Plan only in accordance with the Employee eligibility provisions set forth in and/or mandated by the contract, agreement or other legally binding document entered into by the Employer pursuant to the Davis-Bacon Act or other Federal, state or local prevailing wage law. The Sponsoring Employer will set forth such eligibility provisions in the Adoption Agreement and notify, prior to the applicable Entry Date, each Employee who meets such eligibility requirements of his or her eligibility to participate in the Davis-Bacon Plan. In no event shall the Davis-Bacon Plan cover any Employees who are included in a unit of Employees covered by a collective bargaining agreement between the Employer and Employee representatives.

2.12	Employee Reemployment Rights Under USERRA

Notwithstanding any provision of the Plan to the contrary, contributions, benefits, service credit with respect to Qualified Military Service and suspension of loan repayments under the Plan shall be in accordance with Code § 414(u), relating to veterans’ reemployment rights under USERRA. Nothing herein or in USERRA shall be construed as requiring (a) any crediting of earnings to an Employee with respect to any contribution before such contribution is actually made, or (b) any allocation of any Forfeiture with respect to the period of Qualified Military Service.

2.13	Nondiscrimination Requirement

Except as permitted under the Code or any other applicable law, rule or regulations, all optional forms of benefit, ancillary benefits and other rights and features provided under the Plan must be made available to all Eligible Participants (as such term is defined in Article IV (Employer Contributions)) on a nondiscriminatory basis.

2.14	Multiple Employer Plan

(a) If elected by the Sponsoring Employer in the Adoption Agreement, the Plan may also be adopted by other Employers that are Non-Controlled Group Employers with respect to the Sponsoring Employer. Such Employers shall adopt the Plan by executing a separate Participation Agreement (“Unrelated Participation Agreement”) pursuant to which such Employers shall become Unrelated Participating Employers hereunder. In this case, the Sponsoring Employer and each Unrelated Participating Employer acknowledge that the Plan is a multiple employer plan subject to the rules of Code § 413(c) and the Treasury Regulations thereunder which are herein incorporated by reference, specific annual reporting requirements, and different procedures for obtaining determination letters from the IRS regarding the qualified status of the Plan.

(b) For purposes of Plan participation and vesting, the Sponsoring Employer and all Participating Employers (including, without limitation, the Unrelated Participating Employers) shall be considered a single Employer. An Employee’s Service includes all Service with the Sponsoring Employer or any Participating Employer (or with any Employer aggregated with the Sponsoring or Participating Employer under Code § 414(b), (c), (m), or (o)). An Employee who discontinues Service with a Participating Employer but then resumes service with another Participating Employer shall not be considered to have incurred a Severance from Employment.

(c) Except to the extent that the Unrelated Participation Agreement allows, and the Unrelated Participating Employer makes, separate elections with respect to its Employees, the Unrelated Participating Employer shall be bound by the terms of the Plan and any Trust, including amendments thereto and any elections made by the Sponsoring Employer.

(d) The limitations under the Plan relating to the requirements of Code §§ 415, 402(g), and 414(v) shall be applied to the Plan as a whole. The requirements of Code §§ 410(b), 401(a)(4), 401(m)(2)(A), 414(q), and 416 shall be applied separately to each Unrelated Participating Employer. For purposes of determining a Participant’s required beginning date for minimum required distributions, a Participant shall be considered a 5% owner in a year in which the Participant is both a 5% owner and an Employee of a Participating Employer.

ARTICLE III

EMPLOYEE CONTRIBUTIONS

3.1	In General

Only the Employee Contribution types elected in the Adoption Agreement shall be accepted under the Plan. Where applicable, such Employee Contribution types shall be subject to, and may be reduced or stopped to comply with, the limitations on amount and nondiscrimination provisions specified in the Plan as being applicable to such Employee Contribution types. Where applicable, such Employee Contribution types shall be subject to the withdrawal and distribution restrictions provided in the Plan as being applicable to such Employee Contribution types. A Participant who is eligible to make a type of Employee Contribution shall comply with any uniform and nondiscriminatory administrative rules or procedures established by the Plan Administrator with respect to such type of Employee Contribution. The Plan Administrator may decline to accept any Employee Contribution that does not comply with the uniform and nondiscriminatory administrative rules or procedures applicable to such Employee Contribution or if the rejection of such Employee Contributions is required, in the sole determination of the Plan Administrator, to maintain the qualified status of the Plan. The Employer is responsible for transmitting the Employee Contributions to the Plan. Employee Contributions shall be deposited in the Plan’s Trust or other Funding Arrangement as soon as administratively feasible after being withheld from the Participant’s Compensation at the earliest date on which the contributions can reasonably be segregated from the Employer’s general assets, but no later than the time prescribed by the Code, ERISA or by applicable Treasury or DOL Regulations. Employee Contributions shall be allocated to a Participant’s Account for the computation period elected by the Sponsoring Employer in the Adoption Agreement, and the Employer may elect a different contribution computation period for each Employee Contribution type.

An Eligible Employee’s election with respect to Employee Contributions will remain in effect until revoked, suspended or superseded by another election. A Participant who has revoked or suspended his election with respect to Employee Contributions may resume Employee Contributions by submitting a new election, which shall take effect as of the date elected in the Adoption Agreement. A Participant who wishes to supersede or modify an existing election with respect to Employee Contributions may do so by submitting a new election, which shall take effect as of the date elected in the Adoption Agreement.

3.2	Voluntary After-Tax Contributions

If elected in the Adoption Agreement, a Participant may make, and the Plan shall accept in a uniform and nondiscriminatory manner, Voluntary After-Tax Contributions for a Plan Year. Such Contributions shall be deducted from the Participant’s Compensation in accordance with the compensation deduction election made and delivered by the Participant. In accordance with any uniform and nondiscriminatory rules or procedures established by the Plan Administrator, a Participant may terminate, change or reinstate his or her compensation deduction election with respect to Voluntary After-Tax Contributions. Such termination, change or reinstatement will take effect as of the date elected in the Adoption Agreement.

3.3	Required After-Tax Contributions

If elected in the Adoption Agreement, a Participant must as a condition of his or her participation in the Plan make, and the Plan shall accept in a uniform and nondiscriminatory manner, Required After-Tax Contributions for a Plan Year. Such contributions shall be deducted from the Participant’s Compensation in accordance with any uniform and nondiscriminatory rules established by the Plan Administrator. In accordance with any uniform and nondiscriminatory rules or procedures established by the Employer, a Participant may terminate, change or reinstate his or her compensation deduction election with respect to Required After-Tax Contributions.

3.4	Qualified Voluntary Employee Contributions (QVECs)

For taxable years beginning after December 31, 1986, a Participant may not make, and the Plan shall not accept, Qualified Voluntary Employee Contributions (“QVECs”). If the Plan contains any QVECs previously contributed by a Participant before such date, the Plan shall continue to maintain such contributions and earnings thereon in a separate account (which will be nonforfeitable at all times) until distributed to the Participant. Such separate account shall share in the gains and losses under the Plan in the same manner as described in Article V (Participants’ Accounts and Valuation). No part of the QVECs Account shall be used to purchase life insurance. Subject to Article XIV (QJSA and QPSA Requirements) if applicable, the Participant may withdraw any part of the QVECs Account by making a written application to the Plan Administrator. The Sponsoring Employer shall list in an appendix to the Adoption Agreement any QVECs previously contributed by a Participant.

3.5	Elective Deferrals

(a) In General. If elected in the Adoption Agreement and provided the Plan contains a CODA (as defined below), an Eligible Employee may make Elective Deferrals under the Plan by submitting an Elective Deferral Agreement to the Plan Administrator (or its designee) at any time, specifying the amount (in whole dollars or whole percentages as elected in the Adoption Agreement) and type (either Roth Elective Deferral, Pre-Tax Elective Deferral or a specific combination of both as elected in the Adoption Agreement) of Elective Deferrals to be withheld from his or her Compensation. Subject to the Employer’s election in the Adoption Agreement and in accordance with any uniform and nondiscriminatory rules or procedures established by the Employer, an Eligible Employee may submit a separate Elective Deferral Agreement with respect to the bonus or incentive compensation component of his or her Compensation, if applicable. Any such Elective Deferral Agreement will be effective for the first pay period following the Plan Administrator’s receipt of the Elective Deferral Agreement (or, if later, as soon as administratively feasible thereafter). A Participant’s Elective Deferral Agreement shall remain in effect until modified, suspended, terminated or superseded by another Elective Deferral Agreement.

Unless otherwise restricted by the Sponsoring Employer in the Adoption Agreement, an Eligible Employee’s rate of Elective Deferrals may be subject to pre-scheduled percentage increases as specified by such Eligible Employee in the Elective Deferral Agreement.

(b) Reclassification Not Permitted. Elective Deferrals made to the Plan as one type, either Roth Elective Deferrals or Pre-Tax Elective Deferrals, may not later be reclassified as the other type (except, if elected in the Adoption Agreement, an In-Plan Roth Conversion Contribution is permitted under the Plan). A Participant’s Elective Deferrals may not be recharacterized as Voluntary After-Tax Contributions if such contributions are permitted by the Plan. Except as provided in the Plan, Elective Deferrals shall be treated as a type of Employer Contribution for purposes of Code requirements.

(c) Definition. “Cash or Deferred Arrangement” (or “CODA”) is an arrangement under which Eligible Employees may make Elective Deferral elections. Such elections cannot relate to compensation that is payable prior to the adoption or effective date of the CODA. In addition, except for occasional, bona fide administrative considerations, Elective Deferrals made pursuant to such an election cannot precede the earlier of (1) the performance of services relating to the contribution and (2) when the Compensation that is subject to the election would be payable to the Employee in cash in the absence of an election to defer. Additional requirements for a CODA are set forth in Article I (Definitions).

3.6	Catch-Up Contributions

If elected in the Adoption Agreement and in accordance with any uniform and nondiscriminatory rules established by the Employer, an Eligible Employee who elects to make Elective Deferrals under the Plan may designate all or any portion of his Elective Deferrals (either Roth Elective Deferrals, Pre-Tax Elective Deferrals or a specific combination of both as permitted in the Adoption Agreement) as Catch-Up Contributions (as such term is defined in Article VI (Contribution Limitations and Testing)) at the time of such election provided that the Participant is age 50 or older by the end of the taxable year during which a Catch-Up Contribution is made. In addition to, or in lieu of, such designation, a Participant may make a separate election to make Catch-Up Contributions.

As may be more specifically provided under the Plan, Catch-Up Contributions are not subject to the limits on Annual Additions, are not counted in the ADP Test (as such test is described in Article VI (Contribution Limitations and Testing) and are not counted in determining the minimum allocation under Code § 416 (but Catch-Up Contributions made in prior years are counted in determining whether the Plan is Top-Heavy, as such term is defined in Article VIII (Top-Heavy Provisions)). Provisions in the Plan relating to Catch-Up Contributions apply to Elective Deferrals made after 2001.

3.7	Pre-Tax Elective Deferrals

If the Plan includes a Qualified Roth Contribution Program, an Eligible Employee who elects to make Elective Deferrals under the Plan may irrevocably designate all or any portion of his or her Elective Deferrals as Pre-Tax Elective Deferrals at the time of such election. If the Plan does not include a Qualified Roth Contribution Program, all of an Eligible Employee’s Elective Deferrals under the Plan shall be deemed to be Pre-Tax Elective Deferrals.

3.8	Roth Elective Deferrals

If the Plan includes a Qualified Roth Contribution Program, an Eligible Employee who elects to make Elective Deferrals under the Plan may irrevocably designate all or any portion of his or her Elective Deferrals as Roth Elective Deferrals at the time of such election. If the Plan does not include a Qualified Roth Contribution Program, none of a Participant’s Elective Deferrals under the Plan shall be deemed to be Roth Elective Deferrals. Roth Elective Deferrals may not be recharacterized as Voluntary After-Tax Contributions.

A Participant’s Roth Elective Deferrals will be deposited in the Participant’s Roth Elective Deferral Account in the Plan. No contributions other than Roth Elective Deferrals, In-Plan Roth Conversion Contributions, and properly attributable earnings will be credited to each Participant’s Roth Elective Deferral Account, and gains, losses and other credits or charges will be allocated on a reasonable and consistent basis to such Account. The Plan will maintain a record of the amount of Roth Elective Deferrals in each Participant’s Roth Elective Deferral Account.

3.9	Automatic Elective Deferrals Under an ACA

(a) Rules of Application. If the Employer elects the Automatic Contribution Arrangement (ACA) (defined below) option in the Adoption Agreement, the provisions of this Section shall apply and, to the extent that any other provision of the Plan is inconsistent with the provisions of this Section, the provisions of this Section shall govern.

(b) Automatic Enrollment. Automatic Elective Deferrals (as such term is defined below, in the form of Pre-Tax Elective Deferrals, unless specified otherwise in Appendix B) will be made on behalf of Covered Employees (defined below) who do not have an Elective Deferral Agreement in effect regarding Elective Deferrals. The amount of Automatic Elective Deferrals made for a Covered Employee each pay period is equal to the Automatic Percentage (defined below) specified in the Adoption Agreement multiplied by the Covered Employee’s Compensation for that pay period. If the Employer elects in the Adoption Agreement, a Covered Employee’s Automatic Percentage will increase by a designated percentage point or points each Plan Year up to the maximum specified in the Adoption Agreement, beginning on a date after the Automatic Percentage first applies to the Covered Employee. The increase will be effective beginning with the first pay period that begins in such Plan Year or, if elected by the Employer in the Adoption Agreement, the first pay period in such Plan Year that begins on or after the date specified in the Adoption Agreement.

(c) Opt-Out Opportunity. If elected in the Adoption Agreement, a Covered Employee will have a reasonable opportunity after receipt of the notice described below in this Section (the “Automatic Enrollment Notice”) to make an Elective Deferral Agreement regarding Elective Deferrals (either to have no Elective Deferrals made or to have a different amount of Elective Deferrals made in accordance with the provisions of this Article) before Automatic Elective Deferrals are made on the Covered Employee’s behalf. Automatic Elective Deferrals being made on behalf of a Covered Employee will cease as soon as administratively feasible after the Covered Employee makes an affirmative election by submitting an Elective Deferral Agreement. Such Employee who submits an Elective Deferral Agreement or otherwise makes an affirmative investment election shall no longer be treated as a Covered Employee unless or until otherwise required under the Adoption Agreement.

(d) Definitions.

(i) “Automatic Contribution Arrangement” (or “ACA”) means an arrangement that meets the requirements of this Section and under which, in the absence of an affirmative election by a Covered Employee, a certain percentage of Compensation will be withheld from the Covered Employee’s pay and contributed to the Plan as an Elective Deferral.

(ii) A “Covered Employee” is an Eligible Employee identified in the Adoption Agreement as being covered under the Automatic Contribution Arrangement. In the case of an ACA that is an EACA (as such term is defined in this Article), the six-month extension for corrective distribution of Excess Contributions and Excess Aggregate Contributions, as such terms are defined in Article VII (Corrective Distributions), shall not be available unless all Eligible Employees who have not made an affirmative election to make or not make Elective Deferrals are Covered Employees. In the case of an ACA that is a QACA (as such term is defined in this Article), all Eligible Employees who have not made an affirmative election to make or not make Elective Deferrals must be Covered Employees.

(iii) “Automatic Elective Deferrals” are Elective Deferrals (in the form of Pre-Tax Elective Deferrals, unless specified otherwise in Appendix B) contributed to the Plan under the Automatic Contribution Arrangement on behalf of Covered Employees who do not have an affirmative election in effect regarding Elective Deferrals.

(iv) The “Automatic Percentage” is the percentage of a Covered Employee’s Compensation contributed to the Plan as a Default Elective Deferral for a Plan Year. If not specified in the Adoption Agreement, the Automatic Percentage is three percent (3%). The Automatic Percentage may be subject to pre-scheduled annual percentage increases as specified by the Sponsoring Employer in the Adoption Agreement. A Covered Employee may affirmatively elect not to have such pre-scheduled increases of the Automatic Percentage and to elect a different schedule. The Automatic Percentage must be a uniform and nondiscriminatory percentage of Compensation for all Covered Employees. In the case of an ACA that is a QACA, the Automatic Percentage must be a Qualified Automatic Percentage, as such term is defined in Section 3.11 (Automatic Elective Deferrals Under a QACA).

(e) Automatic Enrollment Notice Requirement.

(i) Within a reasonable period before the beginning of the Plan Year, the Employer will provide each Covered Employee a comprehensive notice (the “Automatic Enrollment Notice”) of the Covered Employee’s rights and obligations under the Automatic Contribution Arrangement, written in a manner calculated to be understood by the average Covered Employee. The Automatic Enrollment Notice is deemed to have been provided within a reasonable period if it is provided at least thirty (30) days, but not more than ninety (90) days, before the beginning of the Plan Year. If an Eligible Employee becomes a Covered Employee after the 90th day before the beginning of the Plan Year and does not receive the notice for that reason, the notice is deemed to have been provided within a reasonable period if it is provided no more than ninety (90) days before the Eligible Employee becomes a Covered Employee but not later than the date the Employee becomes a Covered Employee. In the case of a Plan with an immediate Entry Date, the Automatic Enrollment Notice is deemed to have been provided within a reasonable period if it is provided before the pay date for the payroll period that includes the date on which the Eligible Employee becomes a Covered Employee.

(ii) The Automatic Enrollment Notice will accurately describe:

(A) The amount of Automatic Elective Deferrals that will be made on the Covered Employee’s behalf in the absence of an affirmative election;

(B) The Covered Employee’s right to elect to have no Elective Deferrals made on his or her behalf or to have a different amount of Elective Deferrals made;

(C) How Automatic Elective Deferrals will be invested in the absence of the Covered Employee’s investment election; and

(D) Solely in the case of an ACA that is an EACA (as such term is defined in this Article) or a QACA provided the refund feature described in the immediately succeeding Section is elected in the Adoption Agreement, the Covered Employee’s right to make a withdrawal of Automatic Elective Deferrals and the procedures for making such a withdrawal.

A Covered Employee shall have a reasonable period of time after receipt of the Automatic Enrollment Notice, and before the first Default Elective Deferral is made, to make either the Elective Deferral election or the related investment election or both. Such election period is deemed to be reasonable if the Covered Employee is provided 30 days for making the elections.

(f) Preemption of Conflicting State Regulations. ERISA § 514 shall supersede any law of any State (as such term is defined in ERISA) that would directly or indirectly prohibit or restrict the inclusion in the Plan of the ACA.

3.10	Automatic Elective Deferrals Under an EACA

(a) Rules of Application. If the Employer has elected the Eligible Automatic Contribution Arrangement (EACA) (defined below) option in the Adoption Agreement, the provisions of this Section and the immediately preceding Section (other than paragraph (a) thereof), which sets forth the requirements for Automatic Elective Deferrals pursuant to an ACA, shall apply and, to the extent that any other provision of the Plan is inconsistent with the provisions of this Section and the immediately preceding Section, the provisions of this Section and the immediately preceding Section shall govern. The term “Eligible Automatic Contribution Arrangement” or “EACA” must be effective as of the first day of a Plan Year and remain in effect for a full 12-month Plan Year, and means an ACA or QACA that is described in Code § 414(w)(3) and that meets the requirements set forth in this Section as well as the requirements set forth in the immediately preceding Section (governing Automatic Elective Deferrals made pursuant to an ACA).

(b) Uniformity Requirement.

(i) Except as provided in subsection (ii) below or if the Employer has elected an increasing Automatic Percentage in the Adoption Agreement, the same percentage of Compensation will be withheld as Automatic Elective Deferrals from all Covered Employees subject to the Automatic Percentage.

(ii) Automatic Elective Deferrals will be reduced or stopped to meet the limitations under Code §§

401(a)(17), 402(g), and 415 and to satisfy any suspension period required after a distribution or Hardship Withdrawal.

(c) Refund Option for Automatic Elective Deferrals Under the EACA. If the Employer elects the 90-day option of a Permissible Withdrawal (as such term is defined below) under the Adoption Agreement, then the following provisions shall apply to the EACA:

(i) No later than ninety (90) days after Automatic Elective Deferrals are first withheld from a Covered Employee’s pay as provided in the immediately preceding Section (governing Automatic Elective Deferrals made pursuant to an ACA), the Covered Employee may request a distribution of his or her Automatic Elective Deferrals. No Spousal Consent is required for a withdrawal under this Section.

(ii) The amount to be distributed from the Plan upon the Covered Employee’s request is equal to the amount of Automatic Elective Deferrals made through the earlier of (A) the pay date for the second payroll period that begins after the Covered Employee’s withdrawal request and (B) the first pay date that occurs after 30 days after the Covered Employee’s request, plus attributable earnings through the date of distribution. Any fee charged to the Covered Employee for the withdrawal may not be greater than any other fee charged for a cash distribution from the Plan.

(iii) Unless the Covered Employee affirmatively elects otherwise, any withdrawal request will be treated as an affirmative election to stop having Automatic Elective Deferrals made on the Covered Employee’s behalf as of the date specified in this Section above.

(iv) Automatic Elective Deferrals distributed pursuant to this Section are not counted towards the dollar limitation on Elective Deferrals contained in Code § 402(g), the dollar limitation on Annual Additions contained in Code § 415, the Top-Heavy test (described in Article VIII (Top-Heavy Provisions)), nor for the ADP Test. Matching Contributions (defined in Article VI (Contribution Limitations and Testing)) that might otherwise be allocated to a Covered Employee’s Account with respect to Automatic Elective Deferrals will not be allocated to the extent the Covered Employee withdraws such Elective Deferrals pursuant to this Section and any Matching Contributions (adjusted for gains and losses) already made on account of Automatic Elective Deferrals that are later withdrawn pursuant to this Section will be forfeited. Such Matching Contributions are not counted towards the dollar limitation on Annual Additions contained in Code § 415, the ACP Test nor the Top-Heavy test (described in Article VIII (Top-Heavy Provisions)).

(v) Automatic Elective Deferrals distributed pursuant to this Subsection shall be includible in the Participant’s gross income for the year in which distributed from, rather than the year in which contributed to, the Plan. Such distribution shall not be treated as a premature distribution for purposes of the Code § 72(t) excise tax and shall not be treated as an Eligible Rollover Distribution.

(d) Special Rule for Distribution of Excess Contributions and Excess Aggregate Contributions. If the Employer has elected in the Adoption Agreement that all Eligible Employees who have not made an affirmative election to make or not make Elective Deferrals are Covered Employees, then the Plan has until six (6) months (rather than 2 1⁄2 months) after the end of the Plan Year to distribute Excess Contributions and Excess Aggregate Contributions (as such terms are defined in Article VI (Contribution Limitations and Testing) and avoid the Code § 4979 10% excise tax. Amounts distributed hereunder shall be treated as received in the year of distribution. In addition, any allocable earnings shall be credited only through the end of the Plan Year for which the contributions were made.

(e) Definition of Permissible Withdrawal. For purposes of this Section, a “Permissible Withdrawal” is a permissible withdrawal as such term is defined in Code § 414(w)(2). A Permissible Withdrawal shall not be treated as a distribution under Article VII (Corrective Distributions), Article XI (In-Service Withdrawals and Loans) or Article XII (Benefit Distributions, Commencement and Forms).

3.11	Automatic Elective Deferrals Under a QACA

(a) Rules of Application. If the Employer has elected the QACA Safe Harbor option in the Adoption Agreement, the provisions of this Section and this Article’s Section (other than paragraph (a) thereof) that sets forth the requirements for Automatic Elective Deferrals pursuant to an ACA shall apply and, to the extent that any other provision of the Plan is inconsistent with the provisions of this Section and of the above-referenced Section, the provisions of this Section and of the above-referenced Section shall govern. The term “Qualified Automatic Contribution Arrangement” or “QACA” must be effective as of the first day of a Plan Year and remain in effect for a full 12-month Plan Year, and means an ACA (as such term is defined in the above-referenced Section of this Article) that meets the requirements set forth in this Section, the requirements set forth in the above-referenced Section (governing Automatic Elective Deferrals pursuant to an ACA) and, if the EACA option is elected in the Adoption Agreement, the requirements set forth in the immediately preceding Section (governing Automatic Elective Deferrals made pursuant to an EACA). A QACA must be an EACA in order for the Sponsoring Employer to elect the 90-day option of a Permissible Withdrawal for such QACA.

(b) Qualified Automatic Percentage. If this Section applies, the Automatic Percentage described in Section 3.9 must be a Qualified Automatic Percentage. A “Qualified Automatic Percentage” is any of the following as elected by the Sponsoring Employer in the Adoption Agreement (Note: Certain elections in Section VIII.B.3. of the Adoption Agreement may result in the increases in the Automatic Percentage to occur sooner than described below) :

(i) Minimum Percentage. An Automatic Percentage that meets the following pre-scheduled annual percentage increases:

(A) Three percent (3%) during the period ending on the last day of the first Plan Year which begins after the date on which the first Automatic Elective Deferral is made with respect to the Participant;

(B) Four percent (4%) during the first Plan Year following the Plan Year described in clause (A) above;

(C) Five percent (5%) during the second Plan Year following the Plan Year described in clause (B) above; and

(D) Six percent (6%) during any subsequent Plan Year following the Plan Year described in clause (C) above.

(ii) Other Qualified Automatic Percentage. An Automatic Percentage that is subject to pre-scheduled annual percentage increases as specified by the Sponsoring Employer in the Adoption Agreement provided such Automatic Percentage is applied uniformly, does not exceed ten percent (10%) (unless otherwise affirmatively elected by the Covered Employee) for any Plan Year and, at a minimum, is not less than the percentages set forth in (i) above (unless otherwise affirmatively elected by the Covered Employee).

(c) QACA Safe Harbor Contribution Provisions Apply. If the Employer has elected the QACA Safe Harbor option in the Adoption Agreement, the provisions of the immediately succeeding Article (Employer Contributions) governing the requirements for Safe Harbor Contributions made pursuant to a QACA shall apply.

3.12	Rollover Contributions

If elected in the Adoption Agreement, and provided the Plan Administrator reasonably believes the rollover is a valid rollover contribution, the Plan will accept an Employee’s or Participant’s Rollover Contributions (defined below) and/or Direct Rollovers of distributions from the types of plans or IRAs specified in the Adoption Agreement. A “Rollover Contribution” is a timely payment, other than a Direct Rollover, to the Plan by an Employee or Participant that is attributable to a distribution made from an Eligible Retirement Plan. If elected in the Adoption Agreement, an Employee is required to be an Eligible Employee in order to make a Rollover Contribution or Direct Rollover to the Plan. The Plan will separately account for the portion of any Rollover Contribution of a distribution from a qualified plan which is includible in gross income and the portion of such distribution, such as after-tax employee contributions if permitted in the Adoption Agreement, which is not so includible. Provisions applicable to the Plan’s acceptance of Roth Rollover Contributions and In-Plan Roth Conversion Contributions (such capitalized terms being defined below) are set forth in other Sections of this Article.

3.13	Roth Rollover Contributions

If elected in the Adoption Agreement, and provided the Plan has a Qualified Roth Contribution Program and the Plan Administrator reasonably believes the rollover is a valid rollover contribution, the Plan will accept an Employee’s Direct Rollover from a designated Roth Account (“Roth Rollover Contributions”). The Plan will separately account for any Roth Rollover Contribution in a designated Roth Account. The transferring plan shall report to the Plan Administrator the amount of the investment in the contract (contributions as well as associated earnings) and the first year of the five (5)-year period to the plan established thereunder. For purposes of this paragraph, the five (5) taxable year period of plan participation is the period of five (5) consecutive taxable years that begins with the first day of the first taxable year in which the Participant makes a designated Roth elective deferral to any designated Roth account established for the Participant under the plan and ends when five (5) consecutive taxable years have been completed. For this purpose, the first taxable year in which a Participant makes a designated Roth elective deferral is the year in which the amount is first includible in the Participant’s gross income. If elected in the Adoption Agreement, an Employee is required to be an Eligible Employee in order to make a Roth Rollover Contribution.

3.14	In-Plan Roth Conversion Contributions

(a) If elected in the Adoption Agreement, the Plan will, as soon as administratively feasible following a Roth conversion election, accept an In-Plan Roth Conversion Contribution (as defined below) for deposit into a designated Roth Account under the Plan.

(b) “In-Plan Roth Conversion Contribution” means all or any portion of an Eligible Rollover Distribution to a Participant, Beneficiary who is the Participant’s surviving Spouse or alternate payee who is the Participant’s Spouse or former Spouse (each a “Participant” for purposes of this Section) from the Plan (other than from such Participant’s Roth Elective Deferral Account or other designated Roth Account under the Plan) that (1) pursuant to a written election by such Participant, is contributed in a qualified rollover contribution (within the meaning of Code § 408A(e)) to a designated Roth Account maintained under the Plan for the benefit of such Participant, (2) is permitted to be distributed under the Code at the time of such contribution even if the amount of the contribution is not otherwise distributable under the terms of the Plan, and (3) is treated (except to the extent of any after-tax contributions) by the Employer as includible in the Participant’s income at the time the Participant would have received the amount in cash had the Participant not made the Roth conversion election.

(c) Notwithstanding any otherwise conflicting provision herein, a Participant’s In-Plan Roth Conversion Contributions shall be accounted for separately under the Plan and the Plan will maintain such records as are necessary for the proper reporting of In-Plan Roth Conversion Contributions. For purposes of this Section, the term “Participant” shall also include, if applicable, a Participant’s surviving Spouse. This Section shall not become operative unless the Plan currently has a Qualified Roth Contribution Program. Except as set forth in this Section and the elections made under the Adoption Agreement, any separate Account established or maintained under the Plan to hold a Participant’s In-Plan Roth Conversion Contributions shall be treated in the same manner as a Roth Rollover Contributions Account under the terms of the Plan unless the context clearly provides otherwise or unless otherwise provided by the Code and any regulatory pronouncement or guidance thereunder.

3.15	Plan-to-Plan Transfers

(a) Elective Transfer. An Employee or Participant may cause to be transferred to the Plan (other than through a Direct Rollover) all or any of the assets held for the benefit of such Employee or Participant (whether by a trustee, custodian, or otherwise) with respect to any other tax qualified plans under Code § 401(a) and that is compatible with the Plan, without regard to whether the Employee’s or Participant’s benefit is immediately distributable or results in the elimination or reduction of Code § 411(d)(6) protected benefits. Except as required by Code §§ 401(a)(11) and 417, the Plan is not required to protect the optional forms of benefits available under the prior plan with respect to any benefit transferred to the Plan if the following requirements are met:

(i) The plan from which the benefits are transferred must provide that the transfer is conditioned upon a voluntary, fully informed election by the Participant to transfer his or her entire benefit to another qualified defined contribution plan. As an alternative to the transfer, the Participant must be offered the opportunity to retain the Participant’s Code § 411(d)(6) protected benefits under the Plan or, if the Plan is terminating, to receive any optional form of benefit for which the Participant is eligible under the Plan as required by Code § 411(d)(6).

(ii) The transferring plan must be the same plan type as the Plan sponsored by the Employer. When benefits are being transferred from a qualified cash or deferred arrangement under Code § 401(k), the benefits must be transferred to a qualified cash or deferred arrangement under Code § 401(k). Money purchase pension plans must be transferred to money purchase pension plans. Benefits transferred from a profit-sharing plan other than a 401(k) plan or employee stock ownership plan may be transferred to any type of defined contribution plan, even if the event is not one that allows a distribution.

(iii) This type of elective transfer is only available for transfers made on or after September 6, 2000, even if the transaction or change of employment occurred prior to that date.

(iv) Any amounts transferred under this Subsection (a) shall be transferred pursuant to Code § 411(d)(6)(D) and Treas. Reg. § 411(d)-4, Q&A-3.

The Employer, at its discretion, may permit a Participant to transfer from this Plan his or her entire benefit herein (both Vested Value and non-Vested Value) into another qualified defined contribution plan maintained by the Employer, but only if the Participant is ineligible to actively participate in this Plan at the same time as he or she actively participates in the other plan.

(b) Nonelective Transfer. The Employer may cause to be transferred to the Plan all or any of the assets held for the benefit of any of the Participants (whether by a trustee, custodian, or otherwise) with respect to any other tax qualified plans under Code § 401(a) and that is compatible with the Plan. All assets so transferred shall be accompanied by written instructions from the Employer naming the persons for whose benefit such assets have been transferred and showing such other information as reasonably required or requested by the Plan Administrator in order to properly administer and recordkeep the transferred amounts. All transferred values shall be allocated to the applicable Accounts herein described in accordance with the written instructions received from the Employer. Pursuant to Code § 411(d)(6)(D) and Treas. Reg. § 411(d)-4, Q&A-3, the Plan is required to protect the optional forms of benefits available under the prior plan with respect to any benefit transferred to the Plan.

3.16	Return of Contributions if Plan Not Initially Qualified

If the Plan receives an adverse determination from the IRS with respect to the Plan’s initial qualification under Code § 401(a) or with respect to the Trust’s initial exempt status under Code § 501(a), and the Plan or Trust as applicable cannot be timely amended so as to qualify it, a Participating Employer may, within one (1) year following such determination, but only if the application for the determination was made by the time prescribed by law for filing the Participating Employer’s tax return (including extensions) for the taxable year in which the Plan was adopted or such later date as the Secretary of the Treasury may prescribe, demand that contributions (less amounts required for payment of administrative expenses) be distributed to the contributors (or their legal representatives), together with any earnings or increments attributable to such contributions, within one (1) year from the date of such denial of qualification. Upon such denial of qualification, such Participating Employer may not continue to be an adopter of the Pre-approved Plan and the Plan will be considered an individually designed plan of such Employer.

3.17	Reemployment Rights Under USERRA – Employee Contributions

(a) An Employee entitled to reemployment rights under USERRA is permitted to make additional Elective Deferrals and/or After-Tax Contributions, as applicable, during the period that begins on the date of the reemployment of such Employee with the Employer and has the same length as the lesser of (i) the product of 3 and the period of Qualified Military Service that resulted in such rights, and (ii) five (5) years.

(b) The additional Elective Deferrals and/or After-Tax Contributions, as applicable, permitted under this Section shall not exceed the maximum amount of the Elective Deferrals and/or After-Tax Contributions, as applicable, that the Employee would have been permitted to make under the Plan in accordance with Plan limits during the period of Qualified Military Service if the Employee had continued to be employed by the Employer during such period and was treated as receiving during such period the compensation described in Code § 414(u)(7). The compensation described in Code § 414(u)(7) is equal to:

(i) the Compensation the Employee would have received during such period if the Employee were not in Qualified Military Service, determined based on the rate of pay the Employee would have received from the Employer but for absence during the period of Qualified Military Service, or

(ii) if the Compensation the Employee would have received during such period was not reasonably certain, the Employee’s average Compensation from the Employer during the 12-month period immediately preceding the Qualified Military Service (or, if shorter, the period of employment immediately preceding the Qualified Military Service).

Proper adjustment shall be made to the amount determined under the preceding sentence for any Elective Deferrals and/or After-Tax Contributions, as applicable, actually made during the period of such Qualified Military Service.

ARTICLE IV

EMPLOYER CONTRIBUTIONS

4.1	In General

The Employer’s contribution (if any) may consist of (1) cash and/or (2) qualifying Employer securities or qualifying Employer real property as defined in Section 407(d) of ERISA, provided the acquisition of such qualifying Employer securities or qualifying real property securities satisfies the requirements of Section 408(e) of ERISA and is subject to the consent of the Trustee and/or Custodian made to the Plan on a discretionary basis. No contribution of property may be made to any Plan established hereunder which would result in a prohibited transaction.

Except as specifically provided in the Basic Plan Document, only the Employer Contribution types elected in the Adoption Agreement shall be accepted under the Plan. Where applicable, such Employer Contribution types shall be subject to, and may be reduced or stopped to comply with, the limitations on amount and nondiscrimination provisions specified in the Plan as being applicable to such Employer Contribution types. Where applicable, such Employer Contribution types shall be subject to the vesting, withdrawal and distribution restrictions specified in the Plan as being applicable to such Employer Contribution types. Unless otherwise elected in the Adoption Agreement, Employer Contributions hereunder are not limited to the Employer’s Net Profits for the Plan Year. The Plan Administrator may decline to accept any Employer Contribution if the rejection of such Employer Contributions is required, in the sole determination of the Plan Administrator, to maintain the qualified status of the Plan. The Employer is responsible for transmitting the Employer Contributions to the Trust or Funding Arrangement, as applicable. Employer Contributions shall be allocated to a Participant’s Account for the computation period elected by the Sponsoring Employer in the Adoption Agreement; and the Employer may elect a different contribution computation period for each Employer Contribution type.

4.2	Eligible Participants

A Participant shall be eligible to share in the allocations of Employer Contributions for a Plan Year only if the Participant is an Eligible Employee at any time during such Plan Year and satisfies the conditions (by way of example, the requirements regarding completion of a minimum amount of Service during such Plan Year or employment with the Employer on a specific day during such Plan Year, status as an HCE or NHCE, etc.) set forth in the Adoption Agreement (“Eligible Participant”). The Adoption Agreement may specify different such conditions for each Employer Contribution type.

4.3	Matching Contributions

(a) In General. If elected in the Adoption Agreement, the Employer will make Matching Contributions (in the dollar amount or percentage determined by the Employer in its sole discretion unless such amount or percentage is otherwise stated in the Adoption Agreement) for a Plan Year on behalf of the Eligible Participants with respect to their Elective Deferrals (including, without limitation, Pre-Tax Elective Deferrals, Roth Elective Deferrals and, if elected in the Adoption Agreement, Catch-Up Contributions), Section 403(b) Salary Reduction Contributions, Section 457(b) Salary Reduction Contributions, and/or their After-Tax Contributions (whether such contributions are Voluntary After-Tax Contributions and/or Required After-Tax Contributions), as more particularly specified in the Adoption Agreement. The amount of Matching Contributions allocated to a Participant’s Account will be determined taking into account only Pre-Tax Elective Deferrals, Roth Elective Deferrals and, if elected in the Adoption Agreement, Catch-Up Contributions), Section 403(b) Salary Reduction Contributions, Section 457(b) Salary Reduction Contributions, and/or their After-Tax Contributions (whether such contributions are Voluntary After-Tax Contributions and/or Required After-Tax Contributions), made prior to the date the Participant is eligible to receive the Matching Contribution, unless the Employer elects otherwise in the Adoption Agreement Matching Contributions made on behalf of a Participant shall be allocated to such Participant’s Matching Contribution Account based on the matching formula, and for the computation period, elected by the Employer in the Adoption Agreement. If elected by the Employer, a tiered matching formula may be used under the Plan so long as the rate of Matching Contributions cannot increase as the rate of Elective Deferrals or other Employee Contributions increases. An Employer may elect up to four (4) separate matching formulas – “Match #1”, “Match #2”, “Match #3” and “Match #4” – in the Adoption Agreement for the allocation of Matching Contributions; provided, however, that Matching Contributions made under each Match Formula (i.e., Match Formula #1, Match Formula #2, Match Formula #3 and Match Formula #4) shall be allocated to their respective subaccount (“Matching Contribution Account (Match #1)”, “Matching Contribution Account (Match #2)”, “Matching Contribution Account (Match #3)” and “Matching Contribution Account (Match #4)”) that is recordkept separately. Matching Contributions will not exceed any Plan maximum limit specified in the Adoption Agreement for Matching Contributions.

(b) True-Up at Plan Year End. If elected by the Employer in the Adoption Agreement, at the end of each Plan Year, the Plan Administrator shall re-determine any Matching Contribution for each Participant based on his or her Compensation for the applicable Determination Period in accordance with the Matching Contribution formula elected by the Employer in the Adoption Agreement. Any Participant for whom any Matching Contribution has not been sufficiently made in accordance with the Matching Contribution formula elected by the Employer shall receive an additional Matching Contribution so that the total annual Elective Deferrals reflected as a percentage of Compensation for the applicable Determination Period are matched in accordance with the Matching Contribution formula selected by the Employer in the Adoption Agreement. This paragraph shall apply with respect to any Matching Contribution type under the Plan, as elected in the Adoption Agreement.

4.4	Qualified Matching Contributions

(a) In General. If elected in the Adoption Agreement, the Employer may make Qualified Matching Contributions (in the dollar amount or percentage determined by the Employer in its sole discretion unless such amount or percentage is otherwise stated in the Adoption Agreement) for a Plan Year on behalf of Eligible Participants with respect to their Elective Deferrals (including, without limitation, Pre-Tax Elective Deferrals, Roth Elective Deferrals and, if elected in the Adoption Agreement, Catch-Up Contributions) and/or their After-Tax Contributions (whether such contributions are Voluntary After-Tax Contributions and/or Required After-Tax Contributions), as more particularly specified in the Adoption Agreement.

Qualified Matching Contributions made on behalf of a Participant shall be allocated to such Participant’s Qualified Matching Contribution Account.

(b) For Use in ACP Tests. In addition, if the Employer has elected in the Adoption Agreement to use the Current Year Testing method (as such term is defined in Article VI (Contribution Limitations and Testing)), in lieu of distributing Excess Aggregate Contributions, as provided under the Plan, the Employer may make Qualified Matching Contributions on behalf of Participants that are sufficient to satisfy the Actual Contribution Percentage (ACP) Test under the Plan. Qualified Matching Contributions will be allocated only to Participants who are Non-Highly Compensated Employees, as designated by the Plan Administrator.

(c) Definition. “Qualified Matching Contributions” shall mean Matching Contributions that are nonforfeitable when allocated to Participants’ accounts in the Plan and that are distributable only in accordance with the Plan’s distribution provisions (other than for hardships) applicable to Elective Deferrals.

4.5	Nonelective Contributions

If elected in the Adoption Agreement, the Employer will make a Nonelective Contribution (in the dollar amount or percentage determined by the Employer in its sole discretion unless such amount or percentage is otherwise stated in the Adoption Agreement) for a Plan Year on behalf of each Eligible Participant. Nonelective Contributions made on behalf of a Participant shall be allocated to such Participant’s Nonelective Contribution Account in accordance with the provisions of this Article and as elected by the Employer in the Adoption Agreement. An Employer may elect up to four (4) separate allocation methods – “Nonelective #1”, “Nonelective #2”, “Nonelective #3” and “Nonelective #4” – in the Adoption Agreement for the allocation of Nonelective Contributions; provided, however, that Nonelective Contributions made under each Nonelective category (i.e., Nonelective #1, Nonelective #2, Nonelective #3 and Nonelective #4) shall be allocated to their respective subaccount (“Nonelective Contribution Account (Nonelective #1)”, “Nonelective Contribution Account (Nonelective #2)”, “Nonelective Contribution Account (Nonelective #3)” and “Nonelective Contribution Account (Nonelective #4)”) that is recordkept separately. Nonelective Contributions will not exceed any Plan maximum limit specified in the Adoption Agreement for Nonelective Contributions.

4.6	Qualified Nonelective Contributions

(a) In General. If elected in the Adoption Agreement, the Employer may make Qualified Nonelective Contributions (defined below) (in the dollar amount or percentage determined by the Employer in its sole discretion unless such amount or percentage is otherwise stated in the Adoption Agreement) under the Plan on behalf of Participants as provided in the Adoption Agreement and in accordance with administrative procedures maintained by the Plan Administrator. Qualified Nonelective Contributions made on behalf of a Participant shall be allocated to such Participant’s Qualified Nonelective Contribution Account.

(b) For Use in ADP/ACP Tests. In addition, if the Employer has elected in the Adoption Agreement to use the Current Year Testing method (as such term is defined in Article VI (Contribution Limitations and Testing)), in lieu of distributing Excess Contributions or Excess Aggregate Contributions, as provided under the Plan, the Employer may make Qualified Nonelective Contributions on behalf of Participants that are sufficient to satisfy the Actual Deferral Percentage (ADP) Test and the Actual Contribution Percentage (ACP) Test under the Plan. Qualified Nonelective Contributions will be allocated only to Participants who are Non-Highly Compensated Employees, as designated by the Plan Administrator, in the ratio in which each such Participant’s Compensation for the Plan Year bears to the total Compensation of all such Participants for such Plan Year.

(c) For Use as Corrective Contributions Under the IRS’ Employee Plans Compliance Resolution System (“EPCRS”). The Employer may make QNECs which may be used as contributions for the correction of errors involving the operation and administration of the Plan contributions in accordance with any method described under EPCRS or any such successor program or process.

(d) Definition. “Qualified Nonelective Contributions” shall mean Nonelective Contributions that are nonforfeitable when allocated to the Participants’ accounts in the Plan and that are distributable only in accordance with the Plan’s distribution provisions (other than for hardships) applicable to Elective Deferrals.

4.7	Non-QACA Safe Harbor Contributions

(a) Rules of Application. If the Employer has elected the Non-QACA Safe Harbor option in the Adoption Agreement, the provisions of this Section shall apply for the Plan Year and any provisions relating to the ADP Test described in Code § 401(k)(3) or the ACP Test described in Code § 401(m)(2) shall not apply with respect to Non-QACA Safe Harbor Contributions (defined below in this Section) and any related Elective Deferrals (including, without limitation, Pre-Tax Elective Deferrals and Roth Elective Deferrals). If this Section applies, to the extent that any other provision of the Plan is inconsistent with the provisions of this Section, the provisions of this Section govern. Notwithstanding any otherwise conflicting provision of the Plan, a Plan that meets the Non-QACA Safe Harbor requirements of this Section must satisfy all other applicable requirements of the Code [other than the Code § 416 Top-Heavy provisions of the Plan in the case of a Plan (i) that contains only Non-QACA Safe Harbor Contributions (either matching or nonelective) and Matching Contributions that meet the ACP Test Safe Harbor, as defined under Section 4.9(b)(i), and (ii) under which Forfeitures can only be used to reduce Non-QACA Safe Harbor Contributions, ACP Test Safe Harbor Matching Contributions, add to ACP Test Safe Harbor Matching Contributions or pay Plan expenses (i.e., Forfeitures cannot be reallocated to Participants’ Accounts)], including the other requirements of Code § 401(k), the nondiscriminatory availability of benefits, rights, and features under Code § 401(a)(4), and the limitations of Code §§ 401(a)(17), 401(a)(30) and 415.

(b) Definitions.

(i) “Basic Matching Contributions” are Non-QACA Safe Harbor Matching Contributions, if any, made by an Employer on behalf of each Eligible Employee for purposes of the Non-QACA Safe Harbor and which are equal to (i) one hundred percent (100%) of the amount of the Employee’s Elective Deferrals (including, without limitation, Pre-Tax Elective Deferrals, Roth Elective Deferrals and, if elected in the Adoption Agreement, Catch-Up Contributions) that do not exceed three (3) percent of the Employee’s Compensation for the Plan Year, plus (ii) fifty percent (50%) of the amount of the Employee’s Elective Deferrals that exceed three percent (3%) of the Employee’s Compensation but that do not exceed five percent (5%) of the Employee’s Compensation.

(ii) “Compensation”, for purposes of this Section and the immediately following Section, is Compensation as selected in the Adoption Agreement, except that no dollar limit, other than the limit imposed by Code § 401(a)(17), applies to the Compensation of a Non-Highly Compensated Employee.

(iii) “Eligible Employee”, for purposes of this Section, is an Employee who is eligible to make Elective Deferrals under the Plan for any part of the Plan Year or who would be eligible to make Elective Deferrals but for a suspension due to (A) a Hardship Withdrawal, or a loan, (B) a distribution based on an event described in Section 13.1(b)(vii) herein (e.g., service in the uniformed services while on active duty for a period of at least 30 days), or (C) statutory limitations, such as those under Code §§ 402(g) and 415. If elected by the Sponsoring Employer in the Adoption Agreement, the Employer may make Non-QACA Safe Harbor Contributions only on behalf of Eligible Employees who are Non-Highly Compensated Employees. Otherwise, such contributions will be made on behalf of all Eligible Employees, whether they are Non-Highly Compensated Employees or Highly Compensated Employees.

(iv) “Enhanced Matching Contributions” are Non-QACA Safe Harbor Matching Contributions, if any, made by an Employer on behalf of each Eligible Employee for purposes of the Non-QACA Safe Harbor and which use a matching formula that at least meets the Basic Matching Contributions at each percentage of an NHCE’s Elective Deferrals and that, in the aggregate, equals or exceeds the amount of the Basic Matching Contribution, as further described in the Adoption Agreement.

(v) “Matching Contributions”, for purposes of this Section, are contributions made by the Employer on account of an Eligible Employee’s Elective Deferrals (including, without limitation, Pre-Tax Elective Deferrals, Roth Elective Deferrals and, if elected in the Adoption Agreement, Catch-Up Contributions).

(vi) “Non-QACA Safe Harbor” is the method described below in this Section for satisfying the ADP Test and the ACP Test, pursuant to Code § 401(k)(12).

(vii) “Non-QACA Safe Harbor Contributions”, for purposes of this Section, are Non-QACA Safe Harbor Matching Contributions (which may be Basic Matching Contributions, Enhanced Matching Contributions or Tiered Matching Contributions) and Non-QACA Safe Harbor Nonelective Contributions made for the purpose of satisfying the ADP Test.

(viii) “Non-QACA Safe Harbor Matching Contributions”, for purposes of this Section, are Basic Matching Contributions, Enhanced Matching Contributions or Tiered Matching Contributions, as such terms are defined in this Section, made for the purpose of satisfying the ADP Test. The term “Non-QACA Safe Harbor Matching Contributions” shall also include any ACP Test Safe Harbor Matching Contributions, as such term is defined in this Article, made pursuant to Code § 401(m)(11). If Safe Harbor Matching Contributions are being made on a payroll-by-payroll basis (or with respect to payroll periods ending with or within each month or quarter of a Plan Year), such contributions must be made to the Plan by the last day of the immediately following quarter.

(ix) “Non-QACA Safe Harbor Nonelective Contributions”, for purposes of this Section, are Nonelective Contributions (in the dollar amount or percentage determined by the Employer in its sole discretion (subject to the remaining provisions of this Section) unless such amount or percentage is otherwise stated in the Adoption Agreement) made by an Employer for purposes of satisfying the Non-QACA Safe Harbor. Any fixed percentage stated in the Adoption Agreement for purposes of Safe Harbor Nonelective Contributions under the ADP Test shall not be less than three percent (3%) of the Eligible Employee’s Compensation.

(x) “Tiered Matching Contributions” are Non-QACA Safe Harbor Matching Contributions, if any, described in the Adoption Agreement and that are neither Basic nor Enhanced Matching Contributions. Tiered Matching Contributions may not provide for a greater level of match at higher levels of Elective Deferrals, and the total amount of Elective Deferrals eligible for the Tiered or Enhanced Matching Contributions may not exceed six percent (6%) of the Eligible Employee’s Compensation.

(c) Non-QACA Safe Harbor.

(i) Non-QACA Safe Harbor Contributions.

(A) Unless the Employer elects in the Adoption Agreement to make Enhanced or Tiered Matching Contributions or Non-QACA Safe Harbor Nonelective Contributions (in the dollar amount or percentage determined by the Employer in its sole discretion unless such amount or percentage is otherwise stated in the Adoption Agreement), the Employer will contribute for the Plan Year a Non-QACA Safe Harbor Matching Contribution to the Plan, or to an alternate Plan as elected in the Adoption Agreement, in the form of a Basic Matching Contribution on behalf of each Eligible Employee. The Plan may not condition an Eligible Employee’s receipt of Non-QACA Safe Harbor Contributions on completion of a certain number of Hours of Service during the Plan Year or on employment on a certain day during the Plan Year, although the Plan may impose eligibility requirements (e.g., age 21 and a Year/Period of Eligibility Service) if so elected in the Adoption Agreement. Non-QACA Safe Harbor Matching Contributions made on behalf of a Participant shall be allocated to such Participant’s Non-QACA Safe Harbor Matching Contribution Account for the computation period elected by the Employer in the Adoption Agreement.

(B) Non-QACA Safe Harbor Contributions are in addition to any Matching or Nonelective Contributions made under the Plan in accordance with the Employer’s election in the Adoption Agreement.

(C) The amount of Non-QACA Safe Harbor Matching Contributions allocated to a Participant’s Account will be determined taking into account only Elective Deferrals made after the date the Participant is eligible to receive a Non-QACA Safe Harbor Matching Contribution, unless the Employer elects otherwise in the Adoption Agreement.

(D) If elected in the Adoption Agreement, the amount of Non-QACA Safe Harbor Matching Contributions allocated to a Participant’s Account may be adjusted in accordance with the provisions of Section 4.3(b) (True-Up at Plan Year End).

(E) The Participant’s accrued benefit derived from Non-QACA Safe Harbor Contributions is nonforfeitable and subject to the same distribution restrictions that apply to Elective Deferrals, except that no distribution can be made on account of hardship. In addition, such Contributions must satisfy the Non-QACA Safe Harbor without regard to permitted disparity under Code § 401(l).

(F) If the Plan satisfies the Non-QACA Safe Harbor and no other Employer Contributions are made except for Matching Contributions that meet the requirements of Treas. Reg. § 1.401(m)-3, the Plan shall not be subject to the requirements of the Top-Heavy rules under Code § 416 and Article VIII (Top-Heavy Provisions) for the entire Plan Year.

(G) Except for an annual computation period elected in the Adoption Agreement, Non-QACA Safe Harbor Contributions shall be allocated to a Participant’s Account no later than the last day of the calendar quarter immediately following the quarter to which such Contributions relate.

(ii) Notice Requirement. Within a reasonable period before the beginning of each Plan Year for which the Safe Harbor 401(k) Plan option applies, the Employer will provide each Eligible Employee a comprehensive notice (the “Safe Harbor Notice”) of the Employee’s rights and obligations under the Plan (including, without limitation, this Section), written in a manner sufficiently accurate and comprehensive to apprise the Employee of such rights and obligations and calculated to be understood by the average Employee. The Safe Harbor Notice is deemed to have been provided within a reasonable period if it is provided at least thirty (30) days, but not more than ninety (90) days, before the beginning of the Plan Year. If an Employee becomes an Eligible Employee after the 90th day before the beginning of the Plan Year and does not receive the Safe Harbor Notice for that reason, the notice is deemed to have been provided within a reasonable period if it is provided no more than ninety (90) days before the Employee becomes an Eligible Employee but not later than the date the Employee becomes an Eligible Employee. The Safe Harbor Notice must accurately describe the following:

(A) The safe harbor formula and levels of Safe Harbor Matching Contributions available under the Plan;

(B) Any other Employee and Employer Contributions to the Plan and the conditions for receiving Employer Contributions, if applicable;

(C) The plan to which safe harbor contributions will be made, if safe harbor contributions will not be made under the Plan;

(D) The type and amount of Compensation that may be deferred under the Plan;

(E) The procedures for making Elective Deferrals and any administrative requirements that apply to such contributions;

(F) The periods available under the Plan for making Elective Deferrals;

(G) The withdrawal and vesting provisions that apply to Safe Harbor Contributions; and

(H) How to obtain additional information about the Plan.

(iii) Election Periods. In addition to any other election periods provided under the Plan, each Eligible Employee may make or modify a deferral election during the 30-day period immediately following receipt of the Safe Harbor Notice.

(d) Plan Year Requirement. The Plan Year of a Non-QACA Safe Harbor Plan must be twelve (12) months long, except as follows: (i) no less than three (3) months long in the case of a newly established Plan or a Plan adding a CODA (or Matching Contributions) for the first time; or (ii) any length of period in the case of a newly established Employer.

Change of Plan Year. A Plan that has a short Plan Year as a result of changing its Plan Year will not fail to satisfy the requirements of this Subsection merely because the Plan Year has less than twelve months, provided that the Plan satisfied the requirements of this Subsection (determined without regard to Article XVIII (Amendment or Termination of Plan)) for the immediately preceding Plan Year and the Plan satisfies the requirements of this Subsection for the immediately following Plan Year (or for the immediately following twelve months if the immediately following Plan Year is less than twelve months).

Final Plan Year. A Plan that terminates during a Plan Year will not fail to satisfy the above requirements for a short Plan Year merely because the final Plan Year is less than twelve months, provided that the Plan satisfies the requirements of this Subsection through the date of termination and either: (i) the Plan would satisfy the requirements of Subsection (f) of this Section, treating the termination of the Plan as a reduction or suspension of Basic Matching Contributions, Enhanced Matching Contributions, and/or ACP Test Safe Harbor Matching Contributions (as such term is defined in this Article), other than the requirement that Eligible Employees have a reasonable opportunity to change their Elective Deferral elections; or (ii) the Plan termination is in connection with a transaction described in Code § 410(b)(6)(C) or the Employer incurs a substantial business hardship comparable to a substantial business hardship described in Code § 412(c).

(e) Plan Amendment Adopting Non-QACA Safe Harbor Nonelective Contributions. Notwithstanding the immediately foregoing Subsection (Plan Year Requirement), a Plan that provides for the use of the Current Plan Year Testing Method under Article VI (Contribution Limitations and Testing) may be amended after the first day of the Plan Year and no later than thirty (30) days before the last day of such Plan Year to adopt Non-QACA Safe Harbor Nonelective Contributions, effective as of the first day of that Plan Year, but only if the Plan provides (1) a contingent notice described in Subsection (c), except in lieu of Subsection (c)(1), specifying that the Plan may be amended during the Plan Year to include a Safe Harbor Nonelective Contribution equal to at least three percent (3%) of each Non-Highly Compensated Employee’s Compensation, and (2) a follow-up notice provided no later than thirty (30) days before the end of the Plan Year that states the Non-QACA Safe Harbor Nonelective Contributions will be made. A Plan amendment made pursuant to this Subsection for a Plan Year may provide for the use of Non-QACA Safe Harbor Nonelective Contributions solely for that Plan Year and an Employer is not limited in the number of years for which it is permitted to adopt an amendment providing for Safe Harbor Nonelective Contributions.

(f) Change, Reduction or Elimination of Non-QACA Safe Harbor Contributions. The Plan may be amended during a Plan Year to reduce, eliminate or change any Non-QACA Safe Harbor Contributions, provided the following requirements are met:

(i) The Plan is amended before the effective date of the change, reduction or elimination. For purposes of any such amendment with respect to Non-QACA Safe Harbor Matching Contributions (in the case of Plan Years beginning on or after January 1, 2015) and/or with respect to Non-QACA Safe Harbor Nonelective Contributions (for amendments adopted after May 18, 2009), the Employer either: (A) is operating at an economic loss as described in Code § 412(c)(2)(A) for the Plan Year; or (B) includes in the Safe Harbor Notice (described in Subsection (c) of this Section) the statement described in Treas. Reg. §§ 1.401(k)-3(g)(1)(i)(A)(2) and 1.401(m)-3(h)(1)(i)(A)(2) regarding such amendment.

(ii) A supplemental notice, consistent with the requirements of Treasury Regulation § 1.401(k)-3(g) or any subsequent guidance, is given to Eligible Employees explaining the consequences of the amendment. The supplemental notice must contain, inter alia, an explanation of (A) the reduction or suspension of future Safe Harbor Contributions and the consequences of the reduction or suspension, (B) the effective date of the amendment, and (C) the procedures for changing elections of Elective Deferrals and, if applicable under the Plan, Voluntary After-Tax Contributions;

(iii) The elimination, reduction or change is effective no earlier than thirty (30) days after the supplemental notice is given or the date the amendment is adopted, if later;

(iv) Before the elimination, change or reduction, Eligible Employees are given the opportunity, during a reasonable period, as defined in Treasury Regulation § 1.401(k)-3(d) or any subsequent guidance, to change their Elective Deferral elections;

(v) The amendment states that the ADP and ACP Tests, described in Article VI (Contribution Limitations and Testing), will be performed and satisfied for the entire Plan Year during which the reduction, change or elimination is effective using the Current Plan Year Testing Method;

(vi) All other requirements of this Section are satisfied through the effective date of the amendment;

(vii) The otherwise applicable Compensation limit must be pro-rated in accordance with the requirements of Treasury Regulation § 1.401(a)(17)-1(b)(3)(iii)(A); and

(viii) The Plan will be subject to the requirements of the Top-Heavy rules under Code § 416 and Article VIII (Top-Heavy Provisions) for the entire Plan Year.

(g) Failure to Satisfy Non-QACA Safe Harbor Requirements. If the Employer has elected the Non-QACA Safe Harbor option in the Adoption Agreement and the Plan fails to meet the Code-related Non-QACA Safe Harbor requirements of this Section for a Plan Year, in accordance with Treas. Reg. §§ 1.401(k)-1(e)(7) and 1.401(m)-1(c)(2), it is impermissible for the Employer to apply the provisions relating to the ADP Test described in Code § 401(k)(3) or the ACP Test described in Code § 401(m)(2) with respect to Non-QACA Safe Harbor Contributions and any related Elective Deferrals (including, without limitation, Pre-Tax Elective Deferrals and Roth Elective Deferrals).

4.8	QACA Safe Harbor Contributions

(a) Rules of Application. If the Employer has elected the QACA Safe Harbor option in the Adoption Agreement, the provisions of this Section shall apply for the entire Plan Year and any provisions relating to the ADP Test described in Code § 401(k)(3) or the ACP Test described in Code § 401(m)(2) shall not apply with respect to QACA Safe Harbor Contributions and any related Elective Deferrals (including, without limitation, Pre-Tax Elective Deferrals and Roth Elective Deferrals). If this Section applies, to the extent that any other provision of the Plan is inconsistent with the provisions of this Section, the provisions of this Section govern. Notwithstanding any otherwise conflicting provision of the Plan, a Plan that meets the QACA Safe Harbor requirements of this Section must satisfy all other applicable requirements of the Code [other than the Code § 416 Top-Heavy provisions of the Plan in the case of a Plan (i) that contains only QACA Safe Harbor Contributions (either matching or nonelective) and Matching Contributions that meet the ACP Test Safe Harbor, as defined under Section 4.9(b)(i), and (ii) under which Forfeitures can only be used to reduce QACA Safe Harbor Contributions or ACP Test Safe Harbor Matching Contributions, add to ACP Test Safe Harbor Matching Contributions or pay Plan expenses (i.e., Forfeitures cannot be reallocated to Participants’ Accounts)], including the other requirements of Code § 401(k), the nondiscriminatory availability of benefits, rights, and features under Code § 401(a)(4), and the limitations of Code §§ 401(a)(17), 401(a)(30) and 415.

(b) Definitions.

(i) “Compensation”, for purposes of this Section, shall mean Compensation as selected in the Adoption Agreement, except no dollar limit, other than the limit imposed by Code § 401(a)(17), applies to the Compensation of a Non-Highly Compensated Employee.

(ii) “Eligible Employee”, for purposes of this Section, means an Employee eligible to make Elective Deferrals under the Plan for any part of the Plan Year or who would be eligible to make Elective Deferrals but for a suspension due to (A) a Hardship Withdrawal, or a loan, (B) a distribution based on an event described in Section 13.1(b)(vii) herein (e.g., service in the uniformed services while on active duty for a period of at least 30 days), or (C) statutory limitations, such as those under Code §§ 402(g) and 415. For purposes of this Section, an Eligible Employee within the foregoing definition is still an Eligible Employee even if such Eligible Employee is not a Covered Employee (as such term is defined in the immediately preceding Article) for whom Automatic Elective Deferrals are made under the QACA. If elected by the Sponsoring Employer in the Adoption Agreement, the Employer may make QACA Safe Harbor Contributions only on behalf of Eligible Employees who are Non-Highly Compensated Employees. Otherwise, such contributions will be made on behalf of all Eligible Employees, whether they are Non-Highly Compensated Employees or Highly Compensated Employees.

(iii) “Matching Contributions”, for purposes of this Section, are contributions made by the Employer on account of an Eligible Employee’s Elective Deferrals (including, without limitation, Pre-Tax Elective Deferrals, Roth Elective Deferrals and, if elected in the Adoption Agreement, Catch-Up Contributions).

(iv) “QACA Safe Harbor” is the method described below in this Section for satisfying the ADP Test and the ACP Test, pursuant to Code § 401(k)(13).

(v)  “QACA Safe Harbor Contributions”, for purposes of this Section, are QACA Safe Harbor Matching Contributions or QACA Safe Harbor Nonelective Contributions made by the Employer for the purpose of satisfying the QACA Safe Harbor.

(vi) “QACA Safe Harbor Matching Contributions”, for purposes of this Section, are Matching Contributions, if any, specified in the Adoption Agreement and made by an Employer for purposes of satisfying the QACA Safe Harbor. The term “QACA Safe Harbor Matching Contributions” shall also include any ACP Test Safe Harbor Matching Contributions, as such term is defined in this Article, made pursuant to Code § 401(m)(12). If QACA Safe Harbor Matching Contributions are being made on a payroll-by-payroll basis (or with respect to payroll periods ending with or within each month or quarter of a Plan Year), such contributions must be made to the Plan by the last day of the immediately following quarter.

(vii) “QACA Safe Harbor Nonelective Contributions”, for purposes of this Section, are Nonelective Contributions, if any, specified in the Adoption Agreement and made by an Employer for purposes of satisfying the QACA Safe Harbor.

(c) QACA Safe Harbor.

(i) Unless the Employer elects in the Adoption Agreement to make QACA Safe Harbor Nonelective Contributions for purposes of satisfying the QACA Safe Harbor, the Employer will contribute for the Plan Year a QACA Safe Harbor Matching Contribution to the Plan, or to an alternate plan as elected in the Adoption Agreement, on behalf of each Eligible Employee specified in the Adoption Agreement to receive an allocation of such Contributions equal to at least (i) one hundred percent (100%) of the amount of the Employee’s Elective Deferrals that do not exceed one percent (1%) of the Employee’s Compensation for the Plan Year, plus (ii) fifty percent (50%) of the amount of the Employee’s Elective Deferrals that exceed one percent (1%) of the Employee’s Compensation but that do not exceed six percent (6%) of the Employee’s Compensation. Alternatively, if elected in the Adoption Agreement, the Employer may use a different matching formula as long as such matching formula results in Safe Harbor Contributions that are at least equal to the QACA Safe Harbor Matching Contributions that would result from the above match formula, the rate of such QACA Safe Harbor Matching Contributions cannot increase as a Participant’s Elective Deferrals increase, and the aggregate amount of Safe Harbor Matching Contributions at the rate of Elective Deferrals is at least equal to the aggregate amount of Safe Harbor Matching Contributions that would be made on the basis of the percentages in the above matching formula. The Plan may not condition an Eligible Employee’s receipt of Safe Harbor Contributions on completion of a certain number of Hours of Service during the Plan Year or on employment on a certain day during the Plan Year, although the Plan may impose eligibility requirements (e.g., age 21 and a Year/Period of Eligibility Service) if so elected in the Adoption Agreement.

(ii) If the Employer elects in the Adoption Agreement to make QACA Safe Harbor Nonelective Contributions for purposes of satisfying the QACA Safe Harbor, the amount of such contributions on behalf of an Eligible Employee specified in the Adoption Agreement to receive an allocation of such contributions shall be equal to at least three percent (3%) of the Eligible Employee’s Compensation without regard to whether such Eligible Employee made an Elective Deferral or an After-Tax Contribution.

(iii) The Participant’s accrued benefit derived from Safe Harbor Contributions shall be vested in accordance with the Employer’s election in the Adoption Agreement (provided any Participant who has completed at least two (2) Years/Periods of Vesting Service shall have a nonforfeitable right to one hundred percent (100%) of his or her accrued benefit derived from such Employer Contributions) and may not be distributed earlier than Severance from Employment, death, Disability, an event described in Code § 401(k)(10), or, in the case of a Plan that is a profit sharing plan, the attainment of age 59 1⁄2.

(iv) Additional Provisions.

(A) QACA Safe Harbor Contributions are in addition to any Matching or Nonelective Contributions made under the Plan in accordance with the Employer’s election in the Adoption Agreement.

(B) The amount of QACA Safe Harbor Matching Contributions allocated to a Participant’s Account will be determined taking into account only Elective Deferrals made after the date the Participant is eligible to receive a QACA Safe Harbor Matching Contribution, unless the Employer elects otherwise in the Adoption Agreement.

(C) If elected in the Adoption Agreement, the amount of QACA Safe Harbor Matching Contributions allocated to a Participant’s Account may be adjusted in accordance with the provision of Section 4.3(b) (True-Up at Plan Year End).

(D) If the Plan satisfies the QACA Safe Harbor and no other Employer Contributions are made except for Matching Contributions that meet the requirements of Treas. Reg. § 1.401(m)-3, the Plan shall not be subject to the requirements of the Top-Heavy rules under Code § 416 and Article VIII (Top-Heavy Provisions) for the entire Plan Year.

(E) Except for an annual computation period elected in the Adoption Agreement, QACA Safe Harbor Contributions shall be allocated to a Participant’s Account no later than the last day of the calendar quarter immediately following the quarter to which such Contributions relate.

(d) Supplemental Information Required in Automatic Enrollment Notice. The Automatic Enrollment Notice required to be delivered to an Eligible Employee under the immediately preceding Article (Employee Contributions) must, in addition to the information required to be included in such notice under such Article, include a comprehensive notice of the Employee’s rights and obligations under the Plan (including, without limitation, this Section) written in a manner sufficiently accurate and comprehensive to apprise the Employee of such rights and obligations and calculated to be understood by the average Employee. Such Notice shall also meet the minimum content requirements of the Safe Harbor Notice required under the immediately preceding Section (Non-QACA Safe Harbor Contributions).

(e) Plan Year Requirement. The Plan Year of a QACA Safe Harbor Plan must be twelve (12) months long, except as follows: (i) no less than three (3) months long in the case of a newly established Plan or a Plan adding a CODA (or Matching Contributions) for the first time; or (ii) any length of period in the case of a newly established Employer. A Plan that has a short Plan Year as a result of changing its Plan Year, or a Plan that terminates during a Plan Year, will not fail to satisfy the requirements of this Subsection merely because the Plan Year or the final Plan Year has less than twelve months, provided that the Plan satisfied the requirements of this Subsection in accordance with the provisions and conditions of Subsection (d) of the immediately preceding Section (Non-QACA Safe Harbor Contributions).

(f) Plan Amendment Adopting QACA Safe Harbor Nonelective Contributions. Notwithstanding the immediately foregoing Subsection (Plan Year Requirement), a Plan that provides for the use of the Current Plan Year Testing Method under Article VI (Contribution Limitations and Testing) may be amended after the first day of the Plan Year and no later than thirty (30) days before the last day of such Plan Year to adopt QACA Safe Harbor Nonelective Contributions, effective as of the first day of that Plan Year, but only if the Plan meets the conditions of Subsection (e) of the immediately preceding Section (Non-QACA Safe Harbor Contributions).

(g) Change, Reduction or Elimination of QACA Safe Harbor Contributions. The Plan may be amended during a Plan Year to reduce, eliminate or change any QACA Safe Harbor Contributions, provided the following requirements are met:

(i) The Plan is amended before the effective date of the change, reduction or elimination. For purposes of any such amendment with respect to QACA Safe Harbor Matching Contributions (in the case of Plan Years beginning on or after January 1, 2015) and/or with respect to QACA Safe Harbor Nonelective Contributions (for amendments adopted after May 18, 2009), the Employer either: (A) Is operating at an economic loss as described in Code § 412(c)(2)(A) for the Plan Year; or (B) Includes in the Automatic Enrollment Notice (described in Subsection (c) of this Section) a statement (described in Treas. Reg. §§ 1.401(k)-3(g)(1)(i)(A)(2) and 1.401(m)-3(h)(1)(i)(A)(2)) that the Plan may be amended during the Plan Year to reduce or suspend Safe Harbor Contributions and that the reduction or suspension will not apply until at least thirty (30) days after all Eligible Employees are provided notice of the reduction or suspension; and

(ii) The requirements specified in Subsection (f) of the preceding Section (Non-QACA Safe Harbor

Contributions) regarding the change, reduction or elimination of Non-QACA Safe Harbor Contributions are satisfied.

(iii) Notwithstanding the foregoing conditions of this Subsection and Subsection (f) of the preceding Section (Non-QACA Safe Harbor Contributions), the Plan may be amended during a Plan Year to reduce, eliminate or change any QACA or Non-QACA Safe Harbor Contributions as provided in guidance of general applicability published in the Internal Revenue Bulletin.

(h) Failure to Satisfy QACA Safe Harbor Requirements. If the Employer has elected the QACA Safe Harbor option in the Adoption Agreement and the Plan fails to meet the Code-related QACA Safe Harbor requirements of this Section for a Plan Year, in accordance with Treas. Reg. §§ 1.401(k)-1(e)(7) and 1.401(m)-1(c)(2), it is impermissible for the Employer to apply the provisions relating to the ADP Test described in Code § 401(k)(3) or the ACP Test described in Code § 401(m)(2) with respect to QACA Safe Harbor Contributions and any related Elective Deferrals (including, without limitation, Pre-Tax Elective Deferrals and Roth Elective Deferrals).

4.9	ACP Test Safe Harbor Matching Contributions

(a) Rules of Application. If the Employer has elected either the QACA Safe Harbor or Non-QACA Safe Harbor option in the Adoption Agreement, the provisions of this Section shall apply for the Plan Year and any provisions relating to the ADP Test or the ACP Test shall not apply with respect to ACP Test Safe Harbor Matching Contributions and related Elective Deferrals (including, without limitation, Pre-Tax Elective Deferrals, Roth Elective Deferrals and, if elected in the Adoption Agreement, Catch-Up Contributions). To the extent that any other provision of the Plan is inconsistent with the provisions of this Section, the provisions of this Section shall govern. Notwithstanding any otherwise conflicting provision in the Plan, if Matching Contributions that do not satisfy the ACP Test Safe Harbor or Voluntary After-Tax Contributions can be made under the Plan, then this Section will not apply, and the ACP Test described in Code § 401(m)(2) shall apply, with respect to such Matching Contributions and/or Voluntary After-Tax Contributions. The Plan may not condition an Eligible Employee’s receipt of ACP Test Safe Harbor Matching Contributions on completion of a certain number of Hours of Service during the Plan Year or on employment on a certain day during the Plan Year.

(b) Definitions.

(i) “ACP Test Safe Harbor” is the method described below in this Section for satisfying the ACP Test pursuant to Code § 401(m)(11) if the Non-QACA Safe Harbor option is elected in the Adoption Agreement, or pursuant to Code § 401(m)(12) if the QACA Safe Harbor option is elected in the Adoption Agreement.

(ii) “ACP Test Safe Harbor Matching Contributions” are Matching Contributions made by the Employer for purposes of satisfying the ACP Test Safe Harbor, as further described below in this Section, pursuant to either Code § 401(m)(11) or § 401(m)(12).

(iii) The capitalized terms defined in the immediately preceding Section (Non-QACA Safe Harbor Contributions) shall also apply to this Section.

(c) ACP Test Safe Harbor Matching Contributions.

(i) In addition to the QACA or Non-QACA Safe Harbor Contributions described in this Article, the Employer may (in the dollar amount or percentage determined by the Employer in its sole discretion unless such amount or percentage is otherwise stated in the Adoption Agreement) make the ACP Test Safe Harbor Matching Contributions, if any, indicated in the Adoption Agreement for the Plan Year, subject to the following conditions: (A) such Matching Contribution may not be made on Elective Deferrals in excess of six percent (6%) of Compensation, (B) the amount of such Matching Contributions subject to the Employer’s discretion may not exceed four percent (4%) of Compensation, (C) no HCE can receive a greater rate of such Matching Contributions than a NHCE at the same rate of Elective Deferrals, and (D) the rate of such Matching Contributions cannot increase as a Participant’s Elective Deferrals increase.

(ii) ACP Test Safe Harbor Matching Contributions will be vested in accordance with the same vesting schedule applicable to the QACA or Non-QACA Safe Harbor Contributions to which they relate except as otherwise elected in the Adoption Agreement; but, in any event, such ACP Test Safe Harbor Matching Contributions shall be fully vested at Normal Retirement Age, upon the complete or partial termination of the Plan, or upon the complete discontinuance of Employer Contributions. Forfeitures of non-vested ACP Test Safe Harbor Matching Contributions will be used only to reduce the Employer’s contribution of such ACP Test Safe Harbor Matching Contributions, to add to the Employer’s ACP Test Safe Harbor Matching Contributions or to offset Plan expenses.

4.10	Top Heavy Minimum Contributions

If the Top-Heavy provisions of Article VIII (Top-Heavy Provisions) apply for a Plan Year, and as elected in the Adoption Agreement, the Employer will make Top Heavy Minimum Contributions on behalf of the Participants selected in the Adoption Agreement. “Top Heavy Minimum Contributions” means the amount (in the form of Forfeitures, Nonelective Contributions and/or Matching Contributions, as elected in the Adoption Agreement) necessary, if any, to provide the top-heavy minimum allocation under the aforementioned Article, even if it exceeds the Net Profits of the Employer or the amount that is deductible under Code § 404. If elected in the Adoption Agreement, Top Heavy Minimum Contributions on behalf of a Participant may be made to another qualified plan of the Employer in lieu of the Plan as permitted in Article VIII (Top-Heavy Provisions).

4.11	Nonelective Contributions - Definite Allocation Formula

Unless otherwise elected in the Adoption Agreement, Nonelective Contributions shall be allocated to Participants’ Accounts in the ratio that each such Participant’s Compensation for the Plan Year bears to the total Compensation of all such Participants for such Plan Year.

4.12	Nonelective Contributions - Permitted Disparity Allocation Formula

(a) Rules of Applicability. This Section shall apply if the Plan is integrated for Social Security purposes, as elected in the Adoption Agreement.

(b) Excess Integrated Allocation Formula. Subject to the Overall Permitted Disparity Limits (as determined below in this Section), Nonelective Contributions for the Plan Year plus any applicable Forfeitures will be allocated to the Account of each Eligible Participant as follows:

(i) STEP ONE: If the Plan is Top-Heavy or if the Top-Heavy minimum contribution of another plan is provided under the Plan covering the same Participants, Nonelective Contributions and Forfeitures will be allocated to each Participant’s Account in the ratio that each Participant’s total Compensation bears to all Participants’ total Compensation, but not in excess of 3% of each Participant’s total Compensation.

(ii) STEP TWO: If Step One above is applicable, any Nonelective Contributions and Forfeitures remaining after the allocation in Step One will be allocated to each Participant’s Account in the ratio that each Participant’s Excess Compensation (as defined below) bears to the Excess Compensation of all Participants, but not in excess of 3% of each Participant’s Excess Compensation. For purposes of this Step Two, in the case of any Participant who has exceeded the Cumulative Permitted Disparity Limit described below, such Participant’s total Compensation for the Plan Year will be taken into account. If Step One above is not applicable, then this Step Two is also not applicable.

(iii) STEP THREE: If Step One is not applicable, Nonelective Contributions and Forfeitures will be allocated to each Participant’s Account in the ratio that the sum of each Participant’s total Compensation and Excess Compensation (as defined below) bears to the sum of all Participants’ total Compensation and Excess Compensation, but not in excess of the Profit Sharing Maximum Disparity Rate described below. For purposes of this Step Three, in the case of any Participant who has exceeded the Cumulative Permitted Disparity Limit described below, two times such Participant’s total Compensation for the Plan Year will be taken into account. If Step One is applicable, then any Nonelective Contributions and Forfeitures remaining after the allocation in Step Two shall be allocated in accordance with this Step Three.

(iv) STEP FOUR: Any remaining Nonelective Contributions or Forfeitures will be allocated to each Participant’s Account in the ratio that each Participant’s total Compensation for the Plan Year bears to all Participants’ total Compensation for that year.

(c) Definitions.

(i) “Compensation” for purposes of this Section shall mean Compensation as elected in the Adoption Agreement.

(ii) “Excess Compensation” is the Participant’s Compensation for the Plan Year in excess of the Integration Level.

(iii) “Integration Level” means an amount equal to the Taxable Wage Base or such lesser amount elected by the Employer in the Adoption Agreement.

(iv) “Profit Sharing Maximum Disparity Rate”:

(A) Except as provided in paragraph (B) below, the “Profit Sharing Maximum Disparity Rate” is 2.7%, but such rate of 2.7% is subject to reduction depending on the Integration Level elected in the Adoption Agreement as follows: (1) if the Integration Level elected in the Adoption Agreement is less than or equal to the greater of $10,000 or 20% of the Taxable Wage Base, the 2.7% above shall not be reduced; (2) if the Integration Level elected in the Adoption Agreement is greater than the greater of $10,000 or 20% of the Taxable Wage Base, but not more than 80% of the Taxable Wage Base, the 2.7% above must be reduced to 1.3%; and (3) if the Integration Level elected in the Adoption Agreement is greater than 80% but less than 100% of the Taxable Wage Base, the 2.7% above must be reduced to 2.4%.

(B) If the Plan is not a Top-Heavy Plan or if the Top-Heavy minimum contribution or benefit is provided under another plan covering the same Employees, the “Profit Sharing Maximum Disparity Rate” is 5.7%, but such rate of 5.7% is subject to reduction depending on the Integration Level elected in the Adoption Agreement as follows: (1) if the Integration Level elected in the Adoption Agreement is less than or equal to the greater of $10,000 or 20% of the Taxable Wage Base, the 5.7% above shall not be reduced; (2) if the Integration Level elected in the Adoption Agreement is greater than the greater of $10,000 or 20% of the Taxable Wage Base, but not more than 80% of the Taxable Wage Base, the 5.7% above must be reduced to 4.3%; and (3) if the Integration Level elected in the Adoption Agreement is greater than 80% but less than 100% of the Taxable Wage Base, the 5.7% above must be reduced to 5.4%.

(v) “Taxable Wage Base” is the contribution and benefit base under section 230 of the Social Security Act determined as of the beginning of the Plan Year.

(d) Overall Permitted Disparity Limits.

(i) “Annual Overall Permitted Disparity Limit”: Notwithstanding the preceding paragraphs, for any Plan Year the Plan benefits any Participant who benefits under another qualified plan or simplified employee pension, as defined in Code § 408(k), maintained by the Employer that provides for permitted disparity (or imputes disparity), Nonelective Contributions and Forfeitures will be allocated to the Account of each Eligible Participant in the ratio that such Participant’s total Compensation bears to the total Compensation of all Participants.

(ii) “Cumulative Permitted Disparity Limit”: The Cumulative Permitted Disparity Limit for a Participant is 35 total cumulative permitted disparity years. “Total cumulative permitted disparity years” means the number of years credited to the Participant for allocation or accrual purposes under the Plan, any other qualified plan or simplified employee pension plan (whether or not terminated) ever maintained by the Employer. For purposes of determining the Participant’s Cumulative Permitted Disparity Limit, all years ending in the same calendar year are treated as the same year. If the Participant has not benefited under a defined benefit or target benefit plan for any year beginning on or after January 1, 1994, the Participant has no Cumulative Permitted Disparity Limit.

4.13	Nonelective Contributions - Uniform Points Allocation Formula

If the uniform points allocation method is elected by the Employer in the Adoption Agreement, Nonelective Contributions for the Plan Year will be allocated to the Account of each Eligible Participant in the same ratio that the number of points awarded to the Participant for the Plan Year, in accordance with the Employer’s election in the Adoption Agreement, bears to the total number of points awarded to all Participants for the Plan Year. Points may be awarded to an Eligible Participant based on such Participant’s Compensation, Years/Periods of Service, age or any other variable set forth in the Adoption Agreement, so long as permissible under the Code.

4.14	Nonelective Contributions - Per Capita Allocation Formula

If the per capita allocation method is elected by the Employer in the Adoption Agreement, Nonelective Contributions for the Plan Year will be allocated to the Account of each Eligible Participant in the same dollar amount for all Participants regardless of the Participant’s Compensation, Years/Periods of Service, age or any other variable set forth in the Adoption Agreement.

4.15	Employer Contributions Under a Davis-Bacon Plan

If the Sponsoring Employer elects in the Adoption Agreement that the Plan shall be a Davis-Bacon Plan, the Employer may make Prevailing Wage Contributions (defined below in this Section) for a Plan Year on behalf of Eligible Participants only in accordance with the Employer contribution formulas, schedules or provisions set forth in and/or mandated by the contract, agreement or other legally binding document entered into by the Employer pursuant to the Davis-Bacon Act or other Federal, state or local prevailing law governing such Plan. Such contribution formulas, schedules or provisions shall take into account each Eligible Participant’s hourly rate of pay, employment category and classification, and such other factors required by such contract, agreement or other legally binding document. The Sponsoring Employer will set forth such contribution formulas, schedules or provisions in the Adoption Agreement (or an appendix thereto). For purposes of the Davis-Bacon Plan, the Employer will only take credit for the hourly rate specified in the Adoption Agreement. The Sponsoring Employer shall notify the Plan Administrator of the Prevailing Wage Contributions being made for purposes of the Davis-Bacon Plan and identify the Participants eligible for such Prevailing Wage Contributions. Davis-Bacon Plan Prevailing Wage Contributions may be used as an offset for any Employer contributions to be made to another defined contribution plan of the Employer. Such Prevailing Wage Contributions may also be treated as Qualified Nonelective Contributions under the Plan, in which event such Prevailing Wage Contributions shall be subject to the provisions of the Plan governing QNECs except to the extent otherwise provided hereunder, and provided that such Prevailing Wage Contributions are not eligible to be used in a Hardship Withdrawal. In no event shall Employer Contributions made on behalf of Participants who do not perform prevailing wage work be used as a credit towards meeting the Employer’s obligation under the Davis-Bacon Plan. For purposes of this Section “Prevailing Wage Contributions” are Employer Contributions made pursuant to a Davis-Bacon Plan.

4.16	Employer Contributions Under a Non-Safe Harbor Design-Based Allocation Formula

(a) Rules of Applicability. If the non-safe harbor design-based allocation formula is elected by the Employer in the Adoption Agreement, the Employer will determine the total amount of Nonelective Contributions for the Plan Year, and such Nonelective Contributions for the Plan Year will be allocated to the Accounts of Eligible Participants in accordance with either (1) the participant group allocation method described in Subsection (b) below, or (2) the age weighted allocation method described in Subsection (c) below, as elected by the Employer in the Adoption Agreement. An allocation under this Section is permitted only if the general test for nondiscrimination in amount of contributions under Treasury Regulation § 1.401(a)(4)-2(c)(1) is satisfied by the Plan on the basis of substituting an equivalent accrual rate determined under Treasury Regulation § 1.401(a)(4)-8(b)(2) for each Eligible Participant’s allocation rate in the determination of rate groups. Furthermore, the Plan must satisfy one of the minimum requirements described in Subsection (d) below.

(b) Participant Group Allocation Method. If the Employer has elected the Participant group allocation method in the Adoption Agreement, either each Eligible Participant will constitute a “separate allocation group” for purposes of allocating Nonelective Contributions or Participants will be divided into groups specified in the Adoption Agreement or an addendum to the Adoption Agreement. The groups must be clearly defined in a manner that will not violate the definite predetermined allocation formula requirement of Treas. Reg. § 1.401-1(b)(1)(ii). The Employer will specify in written instructions to the Plan Administrator or its designee, by no later than the due date of the Employer’s tax return for the year to which the Employer’s Nonelective Contributions relate, the portion of such Nonelective Contributions to be allocated to each Participant allocation group.

The allocation will be made as follows: First, the total amount of Nonelective Contributions is allocated among the deemed aggregated allocation groups in portions determined by the Employer. A deemed aggregated allocation group consists of all of the separate allocation groups that have the same allocation rate. Second, within each deemed aggregated allocation group, the allocated portion is allocated to each Eligible Participant in the ratio that such Eligible Participant’s Compensation bears to the total Compensation of all Eligible Participants in the group. In the event that an Eligible Participant is included in more than one Participant allocation group, the Participant’s share of the Employer Nonelective Contributions allocated to each such group will be based on the Participant’s Compensation for the part of the Plan Year the Participant was in the group. The number of eligible NHCEs to which a particular allocation rate applies must reflect a reasonable classification of Employees.

(c) Age Weighted Allocation Method. If the Employer has elected the age weighted allocation method in the Adoption Agreement, the total Nonelective Contribution will be allocated to each Eligible Participant such that the equivalent benefit accrual rate for each Eligible Participant is identical. The following rules shall apply for determining the equivalent accrual rate for a Plan Year:

(i) An Eligible Participant’s equivalent accrual rate for a Plan Year is the annual benefit that is the result of converting the allocation rate to an actuarially equivalent Straight Life Annuity commencing at the Participant’s testing age, using reasonable actuarial assumptions such as a standard interest rate and a standard mortality table.

(ii) For purposes of the preceding paragraph (i), the “testing age” with respect to an Eligible Participant means Normal Retirement Age or, if the Participant is beyond Normal Retirement Age, the Participant’s current age.

(iii) When converting an Eligible Participant’s allocation rate to an equivalent accrual rate, the allocation rate for such Eligible Participant for a Plan Year equals the sum of the allocations to the Participant’s Account for the Plan Year, expressed either as a percentage of Compensation or as a dollar amount. The amounts taken into account in determining allocation rates for a Plan Year include all Nonelective Contributions (taking into account any Safe Harbor Nonelective Contributions but excluding any QNECs) and Forfeitures that are allocated or treated as allocated to the Eligible Participant’s Account for the Plan Year. Allocations of income, expenses, gains, and losses attributable to the balance in the Eligible Participant’s Account shall not be taken into account in determining allocation rates.

(iv) Equivalent accrual rates must be determined in a consistent manner for all Eligible Participants for the Plan Year.

(d) Minimum Requirements. If the non-safe harbor design-based allocation formula is elected by the Employer in the Adoption Agreement, the allocation method used must satisfy Treas. Reg. § 1.401(a)(4)-2(c) by means of one of the following three (3) conditions, as applicable:

(i) Broadly Available Allocation Rates. The Plan has broadly available allocation rates for the Plan Year. The Plan has broadly available allocation rates for the Plan Year if each allocation rate under the Plan is currently available during the Plan Year (within the meaning of Treasury Regulation § 1.401(a)(4)-4(b)(2)), to a group of Employees that satisfies Code § 410(b) (without regard to the average benefit percentage test of Treasury Regulation § 1.410(b)-5). For this purpose, if two allocation rates could be permissively aggregated under Treasury Regulation § 1.401(a)(4)-4(d)(4), assuming the allocation rates were treated as benefits, rights or features, they may be aggregated and treated as a single allocation rate.

In addition, the disregard of age and service conditions described in Treasury Regulation § 1.401(a)(4)-4(b)(2)(ii)(A) does not apply for purposes of this paragraph.

(ii) Gradual Age or Service Schedule. The Plan has age-based allocation rates that are based on a gradual age or Years/Periods of Service schedule for the Plan Year. A Plan has a gradual age or Years/Periods of Service schedule for the Plan Year if the allocation formula for all Employees under the Plan provides for a single schedule of allocation rates under which —

(A) The schedule defines a series of bands based solely on age, Years/Periods of Service, or the number of points representing the sum of age and Years/Periods of Service (“age and Service points”), under which the same allocation rate applies to all Employees whose age, Years/Periods of Service, or age and Years/Periods of Service points are within each band; and

(B) The allocation rates under the schedule increase smoothly at regular intervals, as described below:

(I) Smoothly increasing schedule of allocation rates. A schedule of allocation rates increases smoothly if the allocation rate for each band within the schedule is greater than the allocation rate for the immediately preceding band (i.e., the band with the next lower number of years of age, Years/Periods of Service, or age and Service points) but by no more than 5 percentage points. However, a schedule of allocation rates will not be treated as increasing smoothly if the ratio of the allocation rate for any band to the rate for the immediately preceding band is more than 2.0 or if it exceeds the ratio of allocation rates between the two immediately preceding bands.

(II) Regular intervals. A schedule of allocation rates has regular intervals of age, Years/Periods of Service or age and Service points, if each band, other than the band associated with the highest age, Years/Periods of Service, or age and Service points, is the same length. For this purpose, if the schedule is based on age, the first band is deemed to be of the same length as the other bands if it ends at or before age 25. If the first age band ends after age 25, then, in determining whether the length of the first band is the same as the length of other bands, the starting age for the first age band is permitted to be treated as age 25 or any age earlier than 25. For a schedule of allocation rates based on age and Service points, the rules of the preceding two sentences are applied by substituting 25 age and Service points for age 25. For a schedule of allocation rates based on Service, the starting Service for the first Service band is permitted to be treated as one Year/Period of Service or any lesser amount of Service.

(iii) Minimum Allocation Gateway. The Plan satisfies the minimum allocation gateway for the Plan Year. The Plan satisfies the minimum allocation gateway if each eligible NHCE either (1) has an allocation rate that is at least one third of the allocation rate of the eligible HCE with the highest allocation rate, or (2) receives an allocation of at least five percent (5%) of the eligible NHCE’s Section 415 Compensation, measured over a period of time permitted under the Plan.

(e) Multiple Employer Plan. Notwithstanding any provision of the Plan to the contrary and pursuant to Code § 413(c)(1), Code §§ 401(a)(4) and 410(b) shall be applied separately to each Participating Employer.

4.17	Other Nonelective Contribution Allocation Formulas Not Permissible

The Employer may not elect any other allocation method for the allocation of Nonelective Contributions under the Plan on behalf of Eligible Participants unless the formula is approved by the IRS for inclusion in a pre-approved plan, is permissible under the Code, does not discriminate in favor of HCEs under the Plan and is reflected as an option in the Adoption Agreement or addendum thereto.

4.18	Return of Erroneous Employer Contributions

Employer Contributions made hereunder are irrevocable except that (a) Employer Contributions that are found upon their receipt by the Plan to have been mistakenly contributed shall be returned to the Employer within one (1) year thereafter subject to any losses incurred thereon and without regard to any earnings attributable thereto; (b) Employer Contributions that are conditional upon their deductibility to the Employer for federal income tax purposes shall be returned to the Employer within one (1) year in the event that their deduction is finally disallowed by the IRS subject to any losses incurred thereon and without regard to any earnings attributable thereto; and (c) Employer Contributions that are conditional upon the Code § 401(a) qualification of the Plan shall be returned to the Employer within one (1) year in the event that the IRS makes a final determination that the Plan is not initially qualified, but only if the application for the determination is made by the time prescribed by law for filing the Employer’s return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Treasury may prescribe.

4.19	Participant Treated as Benefiting

A Participant is treated as benefiting under the Plan for any Plan Year during which the Participant received or is deemed to receive an allocation in accordance with Treasury Regulation § 1.410(b)-3a.

4.20	Minimum Coverage and Nondiscrimination Standards

(a) The Plan shall operationally satisfy the coverage test under Code section 410(b).

(b) The Plan shall operationally satisfy nondiscrimination testing under Code section 401(a)(4).

(c) Multiple Employer Plan. Notwithstanding any provision of the Plan to the contrary and pursuant to Code § 413(c), Code §§ 410(b) and 401(a)(4) shall be applied separately to each Participating Employer.

4.21	Ensuring Timely Contributions

The Employer is responsible for transmitting the Employer Contributions to the Trust or Funding Arrangement, as applicable, no later than the last date on which amounts so paid may be deducted for federal income tax purposes for the taxable year of the Employer in which the Plan Year ends. Employer Contributions shall be allocated to a Participant’s Account for the computation period elected by the Sponsoring Employer in the Adoption Agreement, and the Employer may elect a different contribution computation period for each Employer Contribution type. Subject to the foregoing and any applicable law, the Employer may make Employer Contributions to the Plan for a particular Plan Year at such time as the Employer, in its sole discretion, may determine. The Employer will designate to the Plan Administrator the Plan Year for which the Employer is making an Employer Contribution. The Employer shall provide the Plan Administrator with all information reasonably required or requested by the Plan Administrator to make a proper allocation of the Employer Contribution, if any, for each Plan Year or the computation period identified in the Adoption Agreement for such Employer Contribution type. The allocation of an Employer Contribution may not be discontinued or decreased solely because of the Participant’s attainment of any age.

4.22	Reemployment Rights Under USERRA – Employer Contributions

(a) Matching Contributions.

(i) An Employee who is permitted to make additional Elective Deferrals and/or After-Tax Contributions, as applicable, pursuant to Section 3.17 (Reemployment Rights Under USERRA – Employee Contributions) on account of being entitled to reemployment rights under USERRA shall be entitled to any Matching Contribution with respect to such additional Elective Deferrals and/or After-Tax Contributions, as applicable, that would have been required had such contributions actually been made during the period of Qualified Military Service.

(ii) If elected by the Sponsoring Employer in the Adoption Agreement, the Employer will make Matching Contributions for a Plan Year on behalf of a Participant who dies or incurs a Disability while performing Qualified Military Service. As further provided in the Adoption Agreement, such Matching Contributions will be determined based on such Participant’s average Elective Deferrals and Employee Contributions to the Plan during the twelve (12) months period of Service immediately preceding such Qualified Military Service or, if such prior Service with the Employer occurred during a period of less than twelve (12) months, the actual period of Service immediately preceding such Qualified Military Service.

(b) Other Employer Contributions. Notwithstanding any otherwise conflicting provision in the Plan, the period of Qualified Military Service of an Employee who is reemployed with the Employer under USERRA shall be treated as Service for the purpose of determining whether such Employee is entitled to an Employer Contribution under the Plan.

4.23	Employer Contributions on Behalf of Disabled Participants

If elected by the Sponsoring Employer in the Adoption Agreement, the Employer will make Employer Contributions for a Plan Year on behalf of a Disabled Participant who is not an HCE. As further provided in the Adoption Agreement, such Contributions will be determined based on such Participant’s imputed Compensation for the Limitation Year. A Disabled Participant’s imputed Compensation for a Limitation Year is the Compensation such Participant would have received for the Limitation Year if the Participant had been paid at the rate of Compensation paid immediately before becoming Disabled. Such Employer Contributions shall be allocated to a Disabled Participant’s Account only for the Plan Years occurring during the fixed and determinable period determined by the Employer for such purpose in its sole discretion and communicated to the Plan Administrator. Employer Contributions allocated to a Disabled Participant’s Account pursuant to this Section shall be nonforfeitable when made. This Section shall be subject to the provisions of Treasury Regulation § 1.415(c)-2(g)(4) with respect to such Participant.

ARTICLE V

PARTICIPANTS’ ACCOUNTS AND VALUATION

5.1	Establishment of Accounts

(a) Participant Accounts. The Plan Administrator shall establish and maintain an Account in the name of each Participant to which such Participant’s Employee and Employer Contributions for the Plan Year shall be credited as herein provided. A Participant’s Account shall be made up of the following subaccounts for the crediting of the applicable Employee and/or Employer Contribution types permitted under the Adoption Agreement:

(i) With respect to Employee Contributions:

(A)	Voluntary After-Tax Contribution Account
(B)	Required After-Tax Contribution Account
(C)	Pre-Tax Elective Deferral Account
(D)	Roth Elective Deferral Account
(E)	Rollover Contribution Account
(F)	Roth Rollover Contribution Account
(G)	In-Plan Roth Conversion Contribution Account

(ii) With respect to Employer Contributions:

(A)	Matching Contribution Account (Match #1)
(B)	Matching Contribution Account (Match #2)
(C)	Matching Contribution Account (Match #3)
(D)	Matching Contribution Account (Match #4)
(E)	Qualified Matching Contribution Account
(F)	Nonelective Contribution Account (Nonelective #1)
(G)	Nonelective Contribution Account (Nonelective #2)
(H)	Nonelective Contribution Account (Nonelective #3)
(I)	Nonelective Contribution Account (Nonelective #4)
(J)	Qualified Nonelective Contribution Account
(K)	Non-QACA Safe Harbor Matching Contribution Account
(L)	Non-QACA Safe Harbor Nonelective Contribution Account
(M)	QACA Safe Harbor Matching Contribution Account
(N)	QACA Safe Harbor Nonelective Contribution Account

(b) Other Accounts. The Plan Administrator may establish and maintain other accounts under the Plan that are necessary or appropriate to the ordinary operation of the Plan. Such accounts may include, without limitation, a forfeiture account, expense budget account (“EBA”), suspense account, an account for the payment of ordinary operating expenses of the Plan or an account where benefits may be held temporarily pending their payment or distribution; provided, however, that no Forfeiture temporarily held in a forfeiture or suspense account shall remain unallocated beyond the end of the Plan Year in which it occurs or, if the Employer elects in the Adoption Agreement to use Forfeitures to reduce Plan expenses or Employer Contributions, such Forfeitures shall be used promptly in the Plan Year in which they occur or, in appropriate situations, no later than the immediately succeeding Plan Year. An EBA shall generally be funded with the revenue generated from the Investment Funds and shall be used to pay Plan-related expenses. Any balance that remains in an EBA following the payment of Plan-related expenses shall be reallocated to the Participants on a nondiscriminatory basis no later than the Plan Year in which the amounts were credited to the EBA or, in appropriate circumstances, no later than the end of the immediately succeeding Plan Year. Suspense account shall include a temporary account funded by excess assets transferred from a terminating defined benefit plan maintained by a Participating Employer to this plan as a qualified replacement plan if the requirements of Code § 4980(d) are met. Nothing herein shall be construed as requiring such other accounts to be invested by the Plan Administrator.

5.2	Allocation of Contributions and Forfeitures to Accounts

Contributions, Forfeitures, Plan loan repayments, if any, and the Participant’s allocable share of any Plan expenses shall be allocated to a Participant’s Account and subaccounts in accordance with the provisions of the Plan.

5.3	Allocation of Investment Fund Earnings, Gains or Losses

Investment Fund earnings, gains (including any dividends or other credits earned on an Insurance Company annuity contract) and losses directly attributable to an Account’s investment in such fund for a period shall be allocated to such Account as of the applicable Valuation Date for such period.

5.4	Valuation of Accounts

Each Account shall be valued at the fair market value of the investments and assets therein as of the applicable Valuation Date. With respect to investments or other assets for which the fair market value is not determinable, the Plan Administrator may direct the use of any reasonable method to determine the value of such investments or assets. The Plan Administrator, in its sole discretion, may direct the establishment of unit values for any pooled investment offered under the Plan. The Plan Administrator may delay for as long as necessary any Plan transaction that requires the valuation of an Account in order to consummate such transaction if such valuation cannot be completed due to events that were unforeseeable or circumstances beyond the control of the Plan Administrator, including, without limitation, failure of systems or computer programs, failure of means of transmission of data, force majeure, the failure of any service provider to timely receive values or prices, or to correct for its errors or omissions. If deemed necessary by the Plan Administrator in its sole discretion, the Plan Administrator may conduct a transaction with the proceeds of a loan or other extension of credit to the Plan by a party in interest or disqualified person so long as such loan or extension of credit does not constitute a non-exempt “prohibited transaction” under ERISA § 406 or Code § 4975.

5.5	Preservation of Protected Benefits

The Plan Administrator may further segregate a Participant’s Account as necessary or appropriate to preserve any protected benefits under Code § 411(d)(6) associated with such Account.

5.6	Participant Account Statements

Consistent with the requirements of any Funding Arrangement, and not less frequently than quarterly (as determined by the Plan Administrator in accordance with the provisions of the Code and ERISA), each Participant shall periodically receive an Account statement showing the Account and subaccount balances, the amount of any contributions to or distributions from the Account since the date of the preceding Account statement, and the Investment Funds to which his or her subaccounts are deemed allocated.

5.7	Finality of Determinations

The Plan Administrator shall have exclusive responsibility for determining the balance of each Account maintained hereunder. The Plan Administrator’s determinations thereof shall be conclusive upon all interested parties subject to the claims procedures of the Plan.

5.8	Procedures

The Plan Administrator shall establish such further uniform and nondiscriminatory accounting rules and procedures for the purpose of making allocations, valuations and adjustments to Participants’ Accounts provided in this Article as the Plan Administrator deems advisable.

ARTICLE VI

CONTRIBUTION LIMITATIONS AND TESTING

6.1	Section 415 Limitation on Allocations

(a) When the Annual Addition Limit is Determined. For purposes of applying this Section, the Employer may, prior to determining the Participant’s actual Compensation for the Limitation Year, determine the Annual Addition Limit for a Participant on the basis of a reasonable estimation of the Participant’s Compensation for the Limitation Year, uniformly determined for all Participants similarly situated. However, as soon as is administratively feasible after the end of the Limitation Year, the Participant’s Annual Addition Limit for such Limitation Year will be determined on the basis of the Participant’s actual Compensation for the Limitation Year.

(b) Limitation on Allocations if Participation is Only in this Plan. If the Participant does not participate in, and has never participated in another qualified plan maintained by the Controlled Group Employer or a welfare benefit fund, as defined in Code § 419(e) maintained by the Employer, or an individual medical account, as defined in Code § 415(l)(2), maintained by the Employer, or a simplified employee pension, as defined in Code § 408(k), maintained by the Employer, that provides an Annual Addition (as defined below), the amount of Annual Additions that may be credited to the Participant’s Account for any Limitation Year (as defined below) will not exceed the lesser of the Annual Addition Limit or any other limitation contained in the Plan. If the Employer Contribution that would otherwise be contributed or allocated to the Participant’s Account would cause the Annual Additions for the Limitation Year to exceed the Annual Addition Limit, the amount contributed or allocated will be reduced so that the Annual Additions for the Limitation Year will equal the Annual Addition Limit. If, pursuant to the determination in Subsection (a) or as a result of the allocation of Forfeitures, there is an Excess Annual Addition (defined below), such excess will be disposed of in the manner prescribed in the immediately succeeding Article (Corrective Distributions).

(c) Limitations for Multiple Defined Contribution Plan Participation. If, in addition to the Plan, the Participant is covered under another qualified defined contribution plan maintained by the Employer, a welfare benefit fund maintained by the Employer, an individual medical account maintained by the Employer, or a simplified employee pension maintained by the Employer, that provides an Annual Addition during any Limitation Year, the Annual Additions that may be credited to a Participant’s Account under the Plan for any such Limitation Year will not exceed the Annual Addition Limit reduced by the Annual Additions credited to a Participant’s Account under the other qualified defined contribution plans, welfare benefit funds, individual medical accounts, and simplified employee pensions for the same Limitation Year. Unless the Sponsoring Employer provides the method under which the Plan and the other plan(s) will limit total Annual Additions to the Annual Addition Limit (provided such method specified in the Adoption Agreement precludes Employer discretion), the following method shall apply for purposes of limiting total Annual Additions to the Annual Addition Limit under this Subsection:

(i) If the Annual Additions with respect to the Participant under other qualified defined contribution plans, welfare benefit funds, individual medical accounts, and simplified employee pensions maintained by the Employer are less than the Annual Addition Limit and the Employer Contribution that would otherwise be contributed or allocated to the Participant’s Account under the Plan would cause the Annual Additions for the Limitation Year to exceed the Annual Addition Limit, such amount that would otherwise be contributed or allocated to the Participant’s Account under the Plan will be reduced so that the Annual Additions under all such plans and funds for the Limitation Year will equal the Annual Addition Limit.

(ii) If the Annual Additions with respect to the Participant under such other qualified defined contribution plans, welfare benefit funds, individual medical accounts, and simplified employee pensions in the aggregate are equal to or greater than the Annual Addition Limit, no amount will be contributed or allocated to the Participant’s Account under the Plan for the Limitation Year.

(iii) If, pursuant to the determination in Subsection (a) or as a result of the allocation of Forfeitures, a Participant’s Annual Additions under the Plan and such other plans would result in an Excess Annual Addition for a Limitation Year, the Excess Annual Addition will be deemed to consist of the Annual Additions last allocated, except that Annual Additions attributable to a simplified employee pension will be deemed to have been allocated first, followed by Annual Additions to a welfare benefit fund or individual medical account, regardless of the actual allocation date. If an Excess Annual Addition was allocated to a Participant on an allocation date of the Plan that coincides with an allocation date of another plan, the Excess Annual Addition attributed to the Plan will be the product of (A) the total Excess Annual Additions allocated as of such date, times (B) the ratio of (I) the Annual Additions allocated to the Participant for the Limitation Year as of such date under the Plan to (II) the total Annual Additions allocated to the Participant for the Limitation Year as of such date under this and all the other qualified defined contribution plans.

Notwithstanding the foregoing, any Excess Annual Additions attributed to the Plan will be reduced or disposed of in the manner prescribed in the immediately succeeding Article (Corrective Distributions), that is, under the applicable procedures set forth in the Employee Plans Compliance Resolution System, as described in Revenue Procedure 2016-51 or successor thereto (“EPCRS”).

(d) Scope of Limitations. For purposes of applying the limitations of Code § 415(c) applicable to a Participant for a particular Limitation Year, all defined contribution plans (whether or not terminated) of any Controlled Group Employer shall be treated as one defined contribution plan.

(e) Multiple Employer Plan. Notwithstanding any provision of the Plan to the contrary and pursuant to Code § 413(c)(1), for purposes of applying Code § 415(c) to the Plan, all Participating Employers shall be treated as a single Employer.

(f) Definitions.

(i) “Annual Additions” means the sum of the following amounts credited to a Participant’s Account for the Limitation Year:

(A) Employer Contributions;

(B) Employee Contributions;

(C) Forfeitures;

(D) Amounts allocated to an individual medical account, as defined in Code § 415(l)(2), that is part of a pension or annuity plan maintained by the Employer are treated as Annual Additions to a defined contribution plan. Also amounts derived from contributions paid or accrued that are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Code § 419A(d)(3), under a welfare benefit fund, as defined in Code § 419(e), maintained by the Employer are treated as Annual Additions to a defined contribution plan; and

(E) Allocations under a simplified employee pension.

For this purpose, any Excess Annual Addition applied under the immediately succeeding Article (Corrective Distributions) in the Limitation Year to reduce Employer Contributions will be considered Annual Additions for such Limitation Year.

(ii) “Annual Addition Limit” means, except for Catch-Up Contributions described in Code § 414(v), the Annual Addition that may be contributed or allocated to a Participant’s Account under the Plan for any Limitation Year not to exceed the lesser of:

(A) $40,000, as adjusted for increases in the cost-of-living under Code § 415(d), or

(B) One hundred percent (100%) of the Participant’s Compensation for the Limitation Year.

The Compensation limit referred to in (B) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code § 401(h) or § 419A(f)(2)) that is otherwise treated as an Annual Addition.

If a short Limitation Year is created because of an amendment changing the Limitation Year to a different 12-consecutive month period, the Annual Addition Limit will not exceed the dollar limitation referred to in (A) above multiplied by a fraction, the numerator of which is the number of calendar months in the short Limitation Year, and the denominator of which is 12 (twelve).

If the Plan is terminated as of a date other than the last day of the Limitation Year, the Plan is deemed to have been amended to change its Limitation Year and the Annual Addition Limit determined shall be prorated for the resulting short Limitation Year.

(iii) “Employer” means, for purposes of this Section, the Controlled Group Employer.

(iv) “Excess Annual Addition” means the excess of the Participant’s Annual Additions for the Limitation Year over the Annual Addition Limit.

(v) “Limitation Year” means the 12-consecutive month period elected by the Sponsoring Employer in the Adoption Agreement or, in the absence of such election, the Plan Year. All qualified plans maintained by the Employer must use the same Limitation Year. If the Limitation Year is amended to a different 12- consecutive month period, the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made. If elected in the Adoption Agreement, the initial Limitation Year may be a short Limitation Year of less than 12 months as long as the short Limitation Year ends on the last day on which a normal Limitation Year would end.

6.2	Section 402(g) Limitation on Elective Deferrals

(a) In General. No Participant shall be permitted to have Elective Deferrals made under the Plan, or any other plan, contract or arrangement maintained by the Employer, during any calendar year, in excess of the Elective Deferral Limit (defined below) in effect for the Participant’s taxable year beginning in such calendar year. In the case of a Participant aged

50 or over by the end of the taxable year, the Elective Deferral Limit does not include Catch-Up Contributions. The Elective Deferral Limit was $17,000 for taxable years beginning in 2012. This limit is adjusted by the Secretary of the Treasury, in multiples of $500, for cost-of-living increases under Code § 402(g)(4).

(b) Definition. “Elective Deferral Limit” means the dollar limit on elective deferrals under Code § 402(g), including, without limitation and to the extent applicable, Code § 402(g)(7). The Elective Deferral Limit does not apply to Catch-Up Contributions made pursuant to Code § 414(v).

(c) Excess Elective Deferrals. Corrective distribution of Excess Elective Deferrals (as such term is defined in the immediately succeeding Article (Corrective Distributions)) shall be made in the manner described in such Article.

(d) Multiple Employer Plan. Notwithstanding any provision of the Plan to the contrary and pursuant to Code § 413(c)(1), for purposes of applying Code § 402(g) to the Plan, all Participating Employers shall be treated as a single Employer.

6.3	Section 414(v) Limitation on Catch-Up Contributions

(a) Definition. “Catch-Up Contributions” are Elective Deferrals made to the Plan that are in excess of an otherwise applicable Plan limit and that are made by Participants who are aged 50 or over by the end of their taxable years. An otherwise applicable Plan limit is a limit in the Plan that applies to Elective Deferrals without regard to Catch-Up Contributions, such as the limits on Annual Additions, the dollar limitation on Elective Deferrals under Code § 402(g) (excluding Catch-Up Contributions) and the limit imposed by the Actual Deferral Percentage (ADP) Test under Code § 401(k)(3).

(b) Limitation. Catch-Up Contributions for a Participant for a taxable year may not exceed (1) the dollar limit on Catch-Up Contributions under Code § 414(v)(2)(B)(i) for the taxable year or (2) when added to other Elective Deferrals, one hundred percent (100%) of the Participant’s Compensation for the taxable year. The dollar limit on Catch-Up Contributions under Code § 414(v)(2)(B)(i) was $5,500 for taxable years beginning in 2012. After 2012, the $5,500 limit is adjusted by the Secretary of the Treasury, in multiples of $500, for cost-of-living increases under Code § 414(v)(2)(C).

(c) Use in Other Determinations. Catch-Up Contributions are not subject to the limits on Annual Additions, are not counted in the ADP Test and are not counted in determining the minimum allocation under Code § 416 (but Catch-Up Contributions made in prior years are counted in determining whether the Plan is a Top-Heavy Plan).

(d) Multiple Employer Plan. Notwithstanding any provision of the Plan to the contrary and pursuant to Code § 413(c)(1), for purposes of applying Code § 414(v) to the Plan, all Participating Employers shall be treated as a single Employer.

6.4	Section 401(k) ADP Nondiscrimination Testing Limitation

(a) Prior Year Testing. The Actual Deferral Percentage (“ADP”) for a Plan Year for Participants who are Highly Compensated Employees for each Plan Year and the prior year’s ADP for Participants who were Non-Highly Compensated Employees for the prior Plan Year must satisfy one of the following tests:

(i) The ADP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the prior year’s ADP for Participants who were Non-Highly Compensated Employees for the prior Plan Year multiplied by 1.25; or

(ii) The ADP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the prior year’s ADP for Participants who were Non-Highly Compensated Employees for the prior Plan Year multiplied by two (2), provided that the ADP for Participants who are Highly Compensated Employees does not exceed the ADP for Participants who were Non-Highly Compensated Employees in the prior Plan Year by more than two (2) percentage points.

For the first Plan Year the Plan permits any Participant to make Elective Deferrals (unless the Plan is a successor plan), for purposes of the foregoing tests, the prior year’s Non-Highly Compensated Employees’ ADP shall be three percent (3%) unless the Employer has elected in the Adoption Agreement to use the Plan Year’s ADP for these Participants.

(b) Current Year Testing. If elected by the Employer in the Adoption Agreement, the ADP Tests in Paragraphs (i) and (ii) above will be applied by comparing the current Plan Year’s ADP for Participants who are Highly Compensated Employees with the current Plan Year’s ADP for Participants who are Non-Highly Compensated Employees. Once made, the Employer can elect Prior Year Testing for a Plan Year only if the Plan has used Current Year Testing for each of the preceding five (5) Plan Years (or if lesser, the number of Plan Years the Plan has been in existence) or if, as a result of a merger or acquisition described in Code § 410(b)(6)(C)(i), the Employer maintains both a plan using Prior Year Testing and a plan using Current Year Testing and the change is made within the transition period described in Code § 410(b)(6)(C)(ii).

(c) Special Rules.

(i) A Participant is a Highly Compensated Employee for a particular Plan Year if he or she meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he or she does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

(ii) The ADP for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Elective Deferrals (and Qualified Nonelective Contributions or Qualified Matching Contributions, or both, if treated as Elective Deferrals for purposes of the ADP Test) allocated to his or her accounts under two or more arrangements described in Code § 401(k), that are maintained by the Employer, shall be determined as if such Elective Deferrals (and, if applicable, such Qualified Nonelective Contributions or Qualified Matching Contributions, or both) were made under a single arrangement. If a Highly Compensated Employee participates in two or more CODAs of the Employer that have different plan years, all Elective Deferrals made during the Plan Year under all such arrangements shall be aggregated. All such CODAs ending with or within the same calendar year shall be treated as a single arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under regulations under Code § 401(k).

(iii) In the event that the Plan satisfies the requirements of Code § 401(k), 401(a)(4), or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with the Plan, then this Section shall be applied by determining the ADP of Employees as if all such plans were a single plan. If more than ten percent (10%) of the Employer’s Non-Highly Compensated Employees are involved in a plan coverage change as defined in Treasury Regulation § 1.401(k)-2(c)(4), then any adjustments to the Non-Highly Compensated Employees’ ADP for the prior year will be made in accordance with such Regulations, unless the Employer has elected in the Adoption Agreement to use the Current Year Testing method. Plans may be aggregated in order to satisfy Code § 401(k) only if they have the same Plan Year and use the same ADP testing method.

(iv) For purposes of determining the ADP Test, Elective Deferrals, Qualified Nonelective Contributions and Qualified Matching Contributions must be made before the end of the twelve (12) month period immediately following the Plan Year to which the contributions relate.

(d) Definitions.

(i) “Actual Deferral Percentage” (“ADP”) shall mean, for a specified group of Participants (either Highly Compensated Employees or Non-Highly Compensated Employees) for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) (hereinafter referred to as the “Deferral Percentage”) of:

(A) the amount of Employer Contributions actually paid over to the Plan on behalf of such Participant for the Plan Year to

(B) the Participant’s Compensation (as elected in the Adoption Agreement or any other definition of Code section 414(s) compensation for the Plan Year as long as it is uniformly applied for such Plan Year) for such Plan Year.

(ii) Employer Contributions on behalf of any Participant shall include:

(A) any Elective Deferrals (other than Catch-Up Contributions) made pursuant to the Participant’s deferral election (including Excess Elective Deferrals of Highly Compensated Employees), but excluding (a) Excess Elective Deferrals of Non-Highly Compensated Employees that arise solely from Elective Deferrals made under the Plan or plans of this Employer and (b) Elective Deferrals that are taken into account in the Actual Contribution Percentage Test (provided the ADP Test is satisfied both with and without exclusion of these Elective Deferrals); and

(B) if elected by the Employer in the Adoption Agreement, Qualified Nonelective Contributions and Qualified Matching Contributions. For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make Elective Deferrals shall be treated as a Participant on whose behalf no Elective Deferrals are made.

(e) Excess Contributions. Corrective distribution of Excess Contributions (as such term is defined in the immediately succeeding Article (Corrective Distributions)) shall be made in the manner described in such Article.

(f) Multiple Employer Plan. Notwithstanding any provision of the Plan to the contrary and pursuant to Code § 413(c)(1), Code § 401(k)(3)(A)(ii) shall be applied separately to each Participating Employer.

6.5	Section 401(m) ACP Nondiscrimination Testing Limitation

(a) Prior Year Testing. The Actual Contribution Percentage (“ACP”) for a Plan Year for Participants who are Highly Compensated Employees for each Plan Year and the prior year’s ACP for Participants who were Non-Highly Compensated Employees for the prior Plan Year must satisfy one of the following tests:

(i) The ACP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the prior year’s ACP for Participants who were Non-Highly Compensated Employees for the prior Plan Year multiplied by 1.25; or

(ii) The ACP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the prior year’s ACP for Participants who were Non-Highly Compensated Employees for the prior Plan Year multiplied by two (2), provided that the ACP for Participants who are Highly Compensated Employees does not exceed the ACP for Participants who were Non-Highly Compensated Employees in the prior Plan Year by more than two (2) percentage points.

For the first Plan Year the Plan permits any Participant to make Employee After-Tax Contributions, provides for Matching Contributions or both, and this is not a successor plan, for purposes of the foregoing tests, the prior year’s Non-Highly Compensated Employees’ ACP shall be three percent (3%) unless the Employer has elected in the Adoption Agreement to use the Plan Year’s ACP for these Participants.

(b) Current Year Testing. If elected by the Employer in the Adoption Agreement, the ACP Tests in (i) and (ii) above will be applied by comparing the current Plan Year’s ACP for Participants who are Highly Compensated Employees for each Plan Year with the current Plan Year’s ACP for Participants who are Non-Highly Compensated Employees. Once made, the Employer can elect Prior Year Testing for a Plan Year only if the Plan has used Current Year Testing for each of the preceding five (5) Plan Years (or if lesser, the number of Plan Years the Plan has been in existence) or if, as a result of a merger or acquisition described in Code § 410(b)(6)(C)(i), the Employer maintains both a plan using Prior Year Testing and a plan using Current Year Testing and the change is made within the transition period described in Code § 410(b)(6)(C)(ii).

(c) Special Rules.

(i) A Participant is a Highly Compensated Employee for a particular Plan Year if he or she meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he or she does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

(ii) For purposes of this Section, the Contribution Percentage for any Participant who is a Highly Compensated Employee and who is eligible to have Contribution Percentage Amounts allocated to his or her Account under two or more plans described in Code § 401(a), or arrangements described in Code § 401(k) that are maintained by the Employer, shall be determined as if the total of such Contribution Percentage Amounts was made under each plan and arrangement. If a Highly Compensated Employee participates in two or more such plans or arrangements that have different plan years, all Contribution Percentage Amounts made during the Plan Year under all such plans and arrangements shall be aggregated.

(iii) In the event that the Plan satisfies the requirements of Code § 401(m), 401(a)(4) or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with the Plan, then this Section shall be applied by determining the ACP of Employees as if all such plans were a single plan. If more than ten percent (10%) of the Employer’s Non-Highly Compensated Employees are involved in a plan coverage change as defined in Treasury Regulation § 1.401(m)-2(c)(4), then any adjustments to the Non-Highly Compensated Employees’ ACP for the prior year will be made in accordance with such Regulations, unless the Employer has elected in the Adoption Agreement to use the Current Year Testing method. Plans may be aggregated in order to satisfy Code § 401(m) only if they have the same Plan Year and use the same ACP testing method.

(iv) For purposes of the ACP Test, Employee Contributions are considered to have been made in the Plan Year in which contributed to the Plan. Matching Contributions and Qualified Nonelective Contributions will be considered made for a Plan Year if made no later than the end of the twelve (12) month period beginning on the day after the close of the Plan Year.

(v) Forfeitures Arising from Failure of the ADP Test. In the event the Plan fails the ADP Test and Excess Contributions are returned to Highly Compensated Employees, any corresponding Matching Contributions that are not returned because of a simultaneous failure of the ACP Test (Excess Aggregate Contributions) shall be forfeited, even if vested, from the Matching Contribution Account of the affected Highly Compensated Employees. Unless otherwise elected in the

Adoption Agreement, such forfeited amounts shall be first used to reduce Employer Contributions that otherwise would be made for the Plan Year. If such forfeited amounts exceed the amount of the Employer’s intended contribution, any such excess shall be allocated to the Matching Contribution Account of each Non-Highly Compensated Employee who made an Elective Deferral (including Roth Elective Deferrals, if applicable) or a Voluntary After-Tax Contribution, in the ratio that each such Employee’s Compensation bears to the total Compensation of all such Non-Highly Compensated Employees for that Plan Year. Forfeitures of Excess Aggregate Contributions will be applied at the end of the Plan Year in which they occurred and shall not be allocated to the account of any Highly Compensated Employee.

(d) Definitions.

(i) “Actual Contribution Percentage” (“ACP”) shall mean, for a specified group of Participants (either Highly Compensated Employees or Non-Highly Compensated Employees) for a Plan Year, the average of the Contribution Percentages of the Eligible Participants in the group.

(ii) “Contribution Percentage” shall mean the ratio (expressed as a percentage) of the Participant’s Contribution Percentage Amounts to the Participant’s Compensation (as elected in the Adoption Agreement or any other definition of Code section 414(s) compensation for the Plan Year as long as it is uniformly applied for such Plan Year) for the Plan Year.

(iii) “Contribution Percentage Amounts” shall mean the sum of the Employee After-Tax Contributions, Matching Contributions, and Qualified Matching Contributions (to the extent not taken into account for purposes of the ADP Test) made under the Plan on behalf of the Participant for the Plan Year. Such Contribution Percentage Amounts shall not include Matching Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Deferrals, Excess Contributions, or Excess Aggregate Contributions (as such terms are defined in the immediately succeeding Article (Corrective Distributions). The Employer may include Qualified Nonelective Contributions in the Contribution Percentage Amounts. The Employer also may elect to use Elective Deferrals in the Contribution Percentage Amounts so long as the ADP Test is met before the Elective Deferrals are used in the ACP Test and continues to be met following the exclusion of those Elective Deferrals that are used to meet the ACP Test.

(iv) “Eligible Participant” shall mean, for purposes of this Section, any Employee who is eligible to make an Employee Contribution, or an Elective Deferral (if the Employer takes such contributions into account in the calculation of the Contribution Percentage), or to receive a Matching Contribution (including forfeitures) or a Qualified Matching Contribution. If an After-Tax Contribution is required as a condition of participation in the Plan, any Employee who would be a Participant in the Plan if such Employee made such a contribution shall be treated as an eligible Participant on behalf of whom no After-Tax Contributions are made.

(v) “After-Tax Contribution” shall mean, for purposes of this Section, any contribution (other than Roth Elective Deferrals) made to the Plan by or on behalf of a Participant that is included in the Participant’s gross income in the year in which made and that is maintained under a separate account to which earnings and losses are allocated. Such contributions may be either Voluntary After-Tax Contributions or Required After-Tax Contributions.

(vi) “Matching Contribution” shall mean, for purposes of this Section, an Employer Contribution made to this or any other defined contribution plan on behalf of a Participant on account of an Employee After-Tax Contribution made by such Participant, or on account of a Participant’s Elective Deferral, under a plan maintained by the Employer.

(e) Excess Aggregate Contributions. Corrective distribution of Excess Aggregate Contributions (as such term is defined in the immediately succeeding Article (Corrective Distributions)) shall be made in the manner described in such Article.

(f) Multiple Employer Plan. Notwithstanding any provision of the Plan to the contrary and pursuant to Code § 413(c)(1), Code § 401(m)(2)(A) shall be applied separately to each Participating Employer.

6.6	Additional Plan Limits

(a) In addition to the limitations specified in this Article, the Sponsoring Employer may in its sole discretion impose other limits on Employer Contributions and/or Employee Contributions subject to the requirements of the Plan. The Sponsoring Employer may impose such Plan limits only with respect to such contributions made by or on behalf of HCEs. Any additional Plan limit must be applied in a uniform and nondiscriminatory manner. Any additional Plan limits imposed by the Sponsoring Employer, and whether such Plan limits are applicable only to HCEs, must be specified in the Adoption Agreement.

(b) If requested by the Sponsoring Employer, the Plan Administrator may decrease an HCE’s rate of Elective Deferrals or After-Tax Contributions where such adjustment is necessary to prevent a failed ADP Test or ACP Test. Decreases may be made beginning with the HCE who has the highest Deferral Percentage or Contribution Percentage, as applicable, until it appears the ADP or ACP Test will pass, or until the Deferral Percentage or Contribution Percentage, as applicable, equals the Deferral Percentage or Contribution Percentage of the HCE having the next highest Deferral Percentage or Contribution Percentage, as applicable. This process may continue until it appears the ADP or ACP Test, as applicable, will be satisfied.

ARTICLE VII

CORRECTIVE DISTRIBUTIONS

7.1	Corrective Distribution of Excess Annual Additions

(a) If Participant is Covered Only in this Plan. If, in accordance with Section 6.1(b), a Participant is covered only in the Plan, any Excess Annual Addition arising from the Plan for a Limitation Year will be disposed of or reduced under the applicable procedures set forth in the Employee Plans Compliance Resolution System, as described in Revenue Procedure 2016-51 or successor thereto (“EPCRS”).

(b) If Participant is Covered in Multiple Defined Contribution Plans. If, in accordance with Section 6.1(c), a Participant is covered in the Plan and another qualified defined contribution plan maintained by the Employer, a welfare benefit fund maintained by the Employer, an individual medical account maintained by the Employer, or a simplified employee pension maintained by the Employer that provides an Annual Addition during any Limitation Year, any Excess Annual Addition attributable to the Plan for a Limitation Year will be disposed of or reduced in accordance with the provisions of Subsection (a) above.

7.2	Corrective Distribution of Excess Elective Deferrals

(a) In General. A Participant may assign to the Plan any Excess Elective Deferrals made during a taxable year of the Participant by timely notifying the Plan Administrator of the amount of the Excess Elective Deferrals to be assigned to the Plan. A Participant is deemed to notify the Plan Administrator of any Excess Elective Deferrals that arise by taking into account only those Elective Deferrals made to the Plan and any other plan, contract or arrangement of the Employer.

Notwithstanding any other provision of the Plan, Excess Elective Deferrals, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 to any Participant to whose Account Excess Elective Deferrals were assigned for the preceding year and who claims Excess Elective Deferrals for such taxable year or calendar year. Distribution of Excess Elective Deferrals for a year shall be made (1) first from the Participant’s Pre-Tax Elective Deferral Account, to the extent Pre-Tax Elective Deferrals were made for the year, and (2) if any Excess Elective Deferrals still exists after application of (1), then from the Participant’s Roth Elective Deferral Account.

(b) Determination of Income or Loss. Excess Elective Deferrals shall be adjusted for any income or loss up to the end of the Participant’s taxable year immediately preceding the date of distribution. The income or loss allocable to Excess Elective Deferrals is the income or loss allocable to the Participant’s Elective Deferral Account for the taxable year multiplied by a fraction, the numerator of which is such Participant’s Excess Elective Deferrals for the year and the denominator is the Participant’s Account balance attributable to Elective Deferrals without regard to any income or loss occurring during such taxable year.

(c) Definitions.

(i) “Elective Deferrals” means such term as defined in Article I (Definitions). For purposes of this Section, with respect to any taxable year, a Participant’s Elective Deferrals is the sum of all Employer Contributions made on behalf of such Participant pursuant to an election to defer under any qualified cash or deferred arrangement described in Code § 401(k), any salary reduction simplified employee pension described in Code § 408(k)(6), any SIMPLE IRA plan described in Code § 408(p) and any plan described under Code § 501(c)(18), and any Employer contributions made on behalf of a Participant for the purchase of an annuity contract under Code § 403(b) pursuant to a salary reduction agreement. Elective Deferrals shall not include any deferrals properly distributed as Excess Annual Additions.

(ii) “Roth Elective Deferrals” means such term as defined in Article I (Definitions).

(iii) “Excess Elective Deferrals” shall mean those Elective Deferrals of a Participant that either (1) are made during the Participant’s taxable year and exceed the dollar limitation under Code § 402(g) (including, if applicable, the dollar limitation on Catch-Up Contributions defined in Code § 414(v)) for such year; or (2) are made during a calendar year and exceed the dollar limitation under Code § 402(g) (including, if applicable, the dollar limitation on Catch-Up Contributions defined in Code § 414(v)) for the Participant’s taxable year beginning in such calendar year, counting only Elective Deferrals made under the Plan and any other plan, contract or arrangement maintained by the Employer.

7.3	Corrective Distribution of Excess Contributions

(a) In General. Notwithstanding any other provision of the Plan, Excess Contributions, plus any income and minus any loss allocable thereto, shall be distributed no later than twelve (12) months after a Plan Year to Participants to whose Accounts such Excess Contributions were allocated for such Plan Year, except to the extent such Excess Contributions are classified as Catch-Up Contributions. Excess Contributions are allocated to the Highly Compensated Employees with the largest amounts of Employer Contributions taken into account in calculating the ADP Test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such Employer Contributions and continuing in descending order until all the Excess Contributions have been allocated. To the extent a Highly Compensated Employee has not reached his or her Catch-Up Contribution limit under the Plan, Excess Contributions allocated to such Highly Compensated Employee are Catch-Up Contributions and will not be treated as Excess Contributions. If such excess amounts (other than Catch-Up Contributions) are distributed more than 2-1/2 months or, in the case of a Plan that is an EACA and the condition of Section 3.9(d)(ii) (Covered Employee) is satisfied, six months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the Employer maintaining the Plan with respect to such amounts. Excess Contributions shall be treated as Annual Additions under the Plan even if distributed. Excess Contributions shall be includible in the Participant’s gross income for the year in which they are distributed from, rather than the year in which they are contributed to, the Plan.

(b) Determination of Income or Loss. Excess Contributions shall be adjusted for any income or loss up to the end of the Plan Year immediately preceding the date of distribution. The income or loss allocable to Excess Contributions allocated to each Participant is the income or loss allocable to the Participant’s Elective Deferral Account (and, if applicable, the Qualified Nonelective Contribution Account or the Qualified Matching Contribution Account or both) for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Contributions for the year and the denominator is the Participant’s Account balance attributable to Elective Deferrals (and Qualified Nonelective Contributions or Qualified Matching Contributions, or both, if any of such contributions are included in the ADP Test) without regard to any income or loss occurring during such Plan Year.

(c) Accounting for Excess Contributions. Excess Contributions allocated to a Participant shall be distributed from the Participant’s Elective Deferral Account and Qualified Matching Contribution Account (if applicable) in proportion to the Participant’s Elective Deferrals and Qualified Matching Contributions (to the extent used in the ADP Test) for the Plan Year. Distribution of Elective Deferrals that are Excess Contributions shall be made from the Participant’s Pre-Tax Elective Deferral Account before the Participant’s Roth Elective Deferral Account, to the extent Pre-Tax Elective Deferrals were made for the year. Excess Contributions shall be distributed from the Participant’s Qualified Nonelective Contribution Account only to the extent that the Excess Contributions exceed the amount of Excess Contributions in the Participant’s Elective Deferral Account and Qualified Matching Contribution Account.

(d) Definition. “Excess Contributions” shall mean, with respect to any Plan Year, the excess of:

(i) The aggregate amount of Employer Contributions actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year, over

(ii) The maximum amount of such contributions permitted by the ADP Test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of the ADPs, beginning with the highest of such percentages).

7.4	Recharacterization

If Participants are eligible to make Employee After-Tax Contributions, Elective Deferrals allocated to a Highly Compensated Employee as Excess Contributions may be recharacterized as After-Tax Contributions. Recharacterized amounts will remain nonforfeitable. Recharacterization must occur no later than 2-1/2 months after the last day of the Plan Year in which such Excess Contributions arose and is deemed to occur no earlier than the date the last Highly Compensated Employee is informed in writing of the amount recharacterized and the consequences thereof.

7.5	Corrective Distribution of Excess Aggregate Contributions

(a) In General. Notwithstanding any other provision of the Plan, Excess Aggregate Contributions, plus any income and minus any loss allocable thereto, shall be forfeited, if forfeitable, or if not forfeitable, distributed no later than twelve (12) months after a Plan Year to Participants to whose Accounts such Excess Aggregate Contributions were allocated for such Plan Year. Excess Aggregate Contributions are allocated to the Highly Compensated Employees with the largest Contribution Percentage Amounts taken into account in calculating the ACP Test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such Contribution Percentage Amounts and continuing in descending order until all the Excess Aggregate Contributions have been allocated. If such Excess Aggregate Contributions are distributed more than 2-1/2 months or, in the case of a Plan that is an EACA and the condition of Section 3.9(d)(ii) (Covered Employee) is satisfied, six months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the Employer maintaining the Plan with respect to those amounts. Excess Aggregate Contributions shall be treated as Annual Additions under the Plan even if distributed. Excess Aggregate Contributions shall be includible in the Participant’s gross income for the year in which they are distributed from, rather than the year in which they are contributed to, the Plan.

(b) Determination of Income or Loss. Excess Aggregate Contributions shall be adjusted for any income or loss up to the end of the Plan Year immediately preceding the date of distribution. The income or loss allocable to Excess Aggregate Contributions allocated to each Participant is the income or loss allocable to the Participant’s After-Tax Contribution Account, Matching Contribution Account, Qualified Matching Contribution Account (if any, and if all amounts therein are not used in the ADP Test) and, if applicable, Qualified Nonelective Contribution Account and Elective Deferral Account for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Aggregate Contributions for the year and the denominator is the Participant’s Account balance(s) attributable to Contribution Percentage Amounts without regard to any income or loss occurring during such Plan Year.

(c) Forfeitures of Excess Aggregate Contributions. Forfeitures of Excess Aggregate Contributions may either be reallocated to the Accounts of Non-Highly Compensated Employees or applied to reduce Employer Contributions and/or Plan expenses.

(d) Accounting for Excess Aggregate Contributions. Excess Aggregate Contributions allocated to a Participant shall be forfeited, if forfeitable, or distributed on a pro-rata basis from the Participant’s Employee After-Tax Contribution Account (beginning with any Voluntary After-Tax Contributions), Matching Contribution Account, and Qualified Matching Contribution Account (and, if applicable, the Participant’s Qualified Nonelective Contribution Account or Elective Deferral Account, or both). Unless otherwise elected by the Participant, distribution of Elective Deferrals that are Excess Aggregate Contributions shall be made from the Participant’s Pre-Tax Elective Deferral Account before the Participant’s Roth Elective Deferral Account, to the extent Pre-Tax Elective Deferrals were made for the year.

(e) Definitions. “Excess Aggregate Contributions” shall mean, with respect to any Plan Year, the excess of:

(i) The aggregate Contribution Percentage Amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of Highly Compensated Employees for such Plan Year, over

(ii) The maximum Contribution Percentage Amounts permitted by the ACP Test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages beginning with the highest of such percentages).

Such determination shall be made after first determining Excess Elective Deferrals pursuant to the immediately preceding Article (Contribution Limitations and Testing) and then determining Excess Contributions pursuant to such Article.

ARTICLE VIII

TOP-HEAVY PROVISIONS

8.1	Application of Rule

Unless the Plan is designed to operate as if it were always a Top-Heavy Plan (as such term is defined in this Article) (“Deemed Top-Heavy Plan”), the provisions of this Article shall apply. The Plan is permitted to be a Deemed Top-Heavy Plan provided the Plan contains a single benefit structure that satisfies the requirements of Code § 416(b) and (c) for each Plan Year without regard to whether the Plan is Top-Heavy. If this Article applies, any required Top Heavy Minimum Contributions, as such term is defined in Section 4.10 (Top Heavy Minimum Contributions), shall be made in accordance with such Section. Notwithstanding any provision of the Plan to the contrary and pursuant to Code § 413(c)(1), Code § 416 shall be applied separately to each Participating Employer.

8.2	Top-Heavy Definitions

(a) Key Employee. In determining whether the Plan is a Top-Heavy Plan for a Plan Year, “Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date is an officer of the Employer having an annual compensation greater than $130,000 (as adjusted under Code § 416(i)(1)), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having an annual compensation of more than $150,000. For purposes of this paragraph, annual compensation means Compensation as elected in the Adoption Agreement. The determination of who is a Key Employee will be made in accordance with Code § 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(b) Top-Heavy Plan. The Plan is a “Top-Heavy Plan” if any of the following conditions exists:

(i) If the Top-Heavy Ratio for the Plan exceeds sixty percent (60%) and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group.

(ii) If the Plan is a part of a Required Aggregation Group but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the Required Aggregation Group exceeds sixty percent (60%).

(iii) If the Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group of plans and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds sixty percent (60%).

(c) Top-Heavy Ratio.

(i) If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer has not maintained any defined benefit plan that during the five (5)-year period ending on the Determination Date(s) has or has had accrued benefits, the Top-Heavy Ratio for the Plan alone or for the Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the Account balances of all Key Employees as of the Determination Date(s) (including any part of any Account balance distributed in the one (1)-year period (5-year period in the case of any distribution made for a reason other than Severance from Employment, death or Disability) ending on the Determination Date(s)) and the denominator of which is the sum of all Account balances (including any part of any Account balance distributed in the one (1)-year period (five (5)-year period in the case of any distribution made for a reason other than Severance from Employment, death or Disability) ending on the Determination Date(s)), both computed in accordance with Code § 416 and the regulations thereunder. Both the numerator and denominator of the Top-Heavy Ratio are increased to reflect any contribution not actually made as of the Determination Date, but that is required to be taken into account on that date under Code § 416 and the regulations thereunder.

(ii) If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer maintains or has maintained one or more defined benefit plans that during the five (5)-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of Account balances under the aggregated defined contribution plan or plans for all key employees, determined in accordance with (i) above, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the Account balances under the aggregated defined contribution plan or plans for all Participants, determined in accordance with (i) above, and the present value of accrued benefits under the defined benefit plan or plans for all Participants as of the Determination Date(s), all determined in accordance with Code § 416 and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the one (1)-year period (five (5)-year period in the case of any distribution made for a reason other than Severance from Employment, death or Disability) ending on the Determination Date.

(iii) For purposes of (i) and (ii) above the value of Account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the twelve (12)-month period ending on the Determination Date, except as provided in Code § 416 and the regulations thereunder for the first and second plan years of a defined benefit plan. The Account balances and accrued benefits of a Participant (A) who is not a Key Employee but who was a Key Employee in a prior year, or (B) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the one (1)-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Code § 416 and the regulations thereunder. Qualified Voluntary Employee Contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of Account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

The accrued benefit of a Participant other than a Key Employee shall be determined under (I) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer, or (II) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code § 411(b)(1)(C).

(d) Permissive Aggregation Group. The Required Aggregation Group of plans plus any other plan or plans of the Employer that, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code §§ 401(a)(4) and 410.

(e) Present Value. The present value based only on the interest and mortality rates specified in the Adoption Agreement or an appendix thereto.

(f) Required Aggregation Group. (i) Each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the Plan Year containing the Determination Date or any of the four (4) preceding Plan Years (regardless of whether the Plan has terminated); and (ii) any other qualified plan of the Employer that enables a plan described in (i) to meet the requirements of Code § 401(a)(4) or 410.

(g) Determination Date. For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of such Plan Year.

(h) Valuation Date. Such date as defined in Article I (Definitions) of the Plan.

(i) Non-Key Employee. The term “Non-Key Employee” means any Employee or former Employee (including any deceased Employee) who is not a Key Employee, even if such Employee or former Employee was once a Key Employee and is not a Key Employee as of the Determination Date.

8.3	Minimum Allocation

(a) Except as otherwise provided in (c) and (d) below, the Employer Contributions (other than Elective Deferrals) and forfeitures allocated on behalf of any Participant who is not a Key Employee shall not be less than the lesser of three percent (3%) of such Participant’s compensation or in the case where the Employer has no defined benefit plan that designates the Plan to satisfy Code § 401, the largest percentage of Employer Contributions and forfeitures, as a percentage of Key Employee’s Compensation, as limited by Code § 401(a)(17), allocated on behalf of any Key Employee for that year. The minimum allocation is determined without regard to any Social Security contribution. This minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (i) the Participant’s failure to complete 1,000 Hours of Service (or any equivalent provided in the Plan under Elapsed Time if applicable), or (ii) the Participant’s failure to make Employee Contributions or Elective Deferrals to the Plan, or (iii) Compensation of less than a stated amount.

(b) For purposes of computing the minimum allocation, compensation shall mean Compensation as elected in the Adoption Agreement.

(c) The provision in (a) above shall not apply to any Participant who was not employed by the Employer on the last day of the Plan Year.

(d) The provision in (a) above shall not apply to any Participant to the extent the Participant is covered under any other plan or plans of the Employer and the Employer has provided in the Adoption Agreement that the minimum allocation or benefit requirement applicable to top-heavy plans will be met in the other plan or plans and the Participant receives the minimum allocation or benefit under such plan or plans.

8.4	Nonforfeitability of Minimum Allocation

The minimum allocation required for purposes of this Section must be nonforfeitable to the extent required under Code § 416(b)(1)(A) or (b)(1)(B).

8.5	Minimum Vesting Schedules

For any Plan Year in which the Plan is a Top-Heavy Plan, one of the minimum vesting schedules as elected by the Employer in the Adoption Agreement will automatically apply to the Plan. The minimum vesting schedule applies to all benefits within the meaning of Code § 411(a)(7) except those attributable to Employee Contributions, including benefits accrued before the effective date of Code § 416 and benefits accrued before the Plan became a Top-Heavy Plan. Further, no decrease in a Participant’s nonforfeitable percentage may occur in the event the Plan’s status as a Top-Heavy Plan changes for any Plan Year. However, this Section does not apply to the Account balances of any Employee who does not have an Hour of Service after the Plan has initially become a Top-Heavy Plan and such Employee’s Account balance attributable to Employer Contributions and Forfeitures will be determined without regard to this Section.

ARTICLE IX

VESTING AND FORFEITURES

9.1	Requirement of Vesting

(a) Service Requirement. In the event of a permissible withdrawal or distribution of the Participant’s Account balance for purposes of paying benefits under the Plan, only an amount up to the Vested Interest in the Account may be withdrawn or distributed to the Participant or Beneficiary for such purposes, as further provided in this Article. For purposes of determining the Vested Interest in the Employee’s Account balance derived from Employer Contributions, the Adoption Agreement shall specify the Years/Periods of Vesting Service, if any, required under the Plan with respect to any Employer Contribution type permitted hereunder pursuant to the Adoption Agreement. The Adoption Agreement may provide differing vesting Service requirements or vesting schedules for the different types of Employer Contributions; provided, however, that Elective Deferrals, Qualified Matching Contributions, Qualified Nonelective Contributions, and Safe Harbor Contributions (other than QACA Safe Harbor Contributions), as applicable, shall be nonforfeitable when made. So long as made pursuant to the Plan, the Plan Administrator’s determination of a Participant’s Vested Interest in his or her Account shall be final and binding on all persons subject to review under the Plan’s claims review procedure. The Employer shall provide to the Plan Administrator such information and documentation as reasonably required or requested by the Plan Administrator to make a determination of the Vested Interest.

(b) Computation of Vesting Service. Years/Periods of Vesting Service will be determined on the basis of the Hours of Service Method or the Elapsed Time Method, as selected in the Adoption Agreement. If the Hours of Service Method is selected in the Adoption Agreement, Hours of Service will be based on actual hours worked, unless a different option is selected in the Adoption Agreement.

9.2	Designation of Vesting Computation Period

For purposes of determining Years/Periods of Vesting Service and Breaks in Service for purposes of computing an Employee’s Vested Interest in the Account balance derived from Employer Contributions, the Adoption Agreement shall set forth whether the initial vesting computation period is based on the Plan Year or the 12-consecutive month period beginning on the date the Employee first performs an Hour of Service for the Employer (employment commencement date) and, thereafter, each subsequent 12-consecutive month period commencing on the anniversary of such date. Years/Periods of Vesting Service and Breaks in Service for purposes of vesting will be measured on the same vesting computation period.

9.3	Minimum Vesting Standards

Employer Contributions are subject to the minimum vesting requirements of Code § 411 – that is, they must satisfy either a 3-year cliff vesting schedule or a 2-to-6-year graded vesting schedule. If the Adoption Agreement provides vesting schedules other than those given in Code § 411 for regular schedules (Code § 416(b) for Top-Heavy schedules), the optional schedules must be at least as favorable as the statutory schedules.

9.4	Impact of Breaks in Service on Vesting

(a) General Rule. Unless the Sponsoring Employer elects in the Adoption Agreement to apply Subsection (b), both the pre-break and post-break Service of a Participant who has a Break in Service will count in vesting both the pre-break and post-break Employer-derived Account balance.

(b) Rule of Parity. If the Sponsoring Employer elects in the Adoption Agreement to apply this Subsection (b), in the case of a Participant who incurs consecutive one (1)-year Breaks in Service equal to the greater of five (5) or the aggregate number of Years/Periods of Vesting Service completed prior to such period of consecutive one (1)-year Breaks in Service, then all Years/Periods of Vesting Service completed prior to such period of consecutive one (1)-year Breaks in Service will be disregarded. Such Participant’s Years/Periods of Vesting Service before such Breaks in Service will count for the purpose of vesting the Employer-derived Account balance that accrues after such Breaks in Service only if either:

(i) Such Participant has a Vested Interest in the Account balance attributable to Employer Contributions (including Elective Deferrals) at the time of Severance from Employment; or

(ii) Upon returning to Service the number of consecutive one (1)-year Breaks in Service is less than the number of Years/Periods of Vesting Service.

Separate Accounts will be maintained for the Participant’s pre-break and post-break Employer-derived Account balance. Both Accounts will share in earnings and losses.

Notwithstanding the foregoing, the Employer may elect a vesting Break in Service provision in the Adoption Agreement that is more favorable to Employees than the rule of parity set forth above.

9.5	Date for Reinstatement of Years/Periods of Vesting Service

If a Participant’s Years/Periods of Vesting Service before a Break in Service are required to be taken into account, such Service will be taken into account as of the Participant’s reemployment commencement date or such other date elected by the Employer in the Adoption Agreement (provided, however, that such other date is not later than the date on which the Participant has completed one (1) Year/Period of Vesting Service after returning to employment, with the completion of such Year/Period of Vesting Service being determined in accordance with the Plan’s vesting computation period).

The “reemployment commencement date” is the first day on which the Employee is credited with an Hour of Service for the performance of duties.

9.6	Vesting of Employee Contributions

Elective Deferrals and After-Tax Contributions (such as Voluntary After-Tax Contributions and Required After-Tax Contributions) shall be nonforfeitable when made to the Plan. Any QVEC amounts held in a Participant’s Account are nonforfeitable.

9.7	Vesting of Employer Contributions

Employer Contributions, including, without limitation, any Top-Heavy minimum contributions, shall be vested in accordance with the vesting schedule elected by the Employer in the Adoption Agreement; provided, however, that Elective Deferrals shall be nonforfeitable when made to the Plan. Qualified Matching Contributions, Qualified Nonelective Contributions and Non- QACA Safe Harbor Contributions shall be nonforfeitable when allocated to Participants’ accounts in the Plan.

9.8	Full Vesting Upon Certain Events

Notwithstanding the vesting schedule elected by the Employer in the Adoption Agreement, an Employee’s right to his or her Account balance under the Plan must be nonforfeitable upon the attainment of Normal Retirement Age, upon the termination of the Plan applicable to a Participant’s Account, or, for affected Participants, upon the partial termination or complete discontinuance of Employer Contributions to the Plan. In addition, an Employee’s right to his or her Account balance under the Plan shall be nonforfeitable upon the Participant’s attainment of Early Retirement Age, Disability or death occurring prior to Severance from Employment unless the Employer elects in the Adoption Agreement to apply the Plan’s vesting schedule to such events.

9.9	Computing the Vested Interest

For purposes of distributions or withdrawals hereunder, a Participant’s Vested Interest in his or her Account attributable to Employer Contributions (other than Elective Deferrals and Non-QACA Safe Harbor Contributions) shall be determined by multiplying the Participant’s vested percentage applicable on the date of such determination (based on the Participant’s Years/Periods of Vesting Service, if applicable) by the Value of the Account attributable to Employer Contributions (other than Elective Deferrals and Non-QACA Safe Harbor Contributions) on the date of such determination or, if the date of determination is not a Valuation Date, the Valuation Date immediately preceding such determination date. The amount attributable to Employer Contributions for purposes of the determination of the Vested Interest shall include amounts previously withdrawn or distributed and not repaid in accordance with this Article. However, the Participant’s Vested Interest, once determined in accordance with this Section, shall be reduced to reflect those amounts previously withdrawn or distributed and not repaid in accordance with this Article. If applicable, the Vested Interest may be determined separately with respect to each Employer Contribution type. The Plan Administrator shall maintain a record of the Participant’s Vested Interest that shall continue to share in the investment earnings and losses of the Trust or Funding Arrangement, as applicable, until withdrawn or distributed hereunder.

9.10	Amendment of Vesting Schedule

If the Plan’s vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant’s nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a Top-Heavy vesting schedule, each Participant with at least three (3) Years/Periods of Vesting Service with the Controlled Group Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change. For Participants who do not have at least one (1) Hour of Service in any Plan Year, the preceding sentence shall be applied by substituting “five (5) Years/Periods of Vesting Service” for “three (3) Years/Periods of Vesting Service” where such language appears. The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

(a) Sixty (60) days after the amendment is adopted;

(b) Sixty (60) days after the amendment becomes effective; or

(c) Sixty (60) days after the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

9.11	Amendments Affecting Vested and/or Accrued Benefits

(a) No amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant’s accrued benefit. This includes a Plan amendment that decreases a Participant’s accrued benefit, or otherwise places greater restrictions or conditions on a Participant’s right to Code § 411(d)(6) protected benefits, even if the amendment merely adds a restriction or condition that is permitted under the vesting rules in Code § 411(a)(3) through (11). Notwithstanding the preceding sentence, a Participant’s Account balance may be reduced to the extent permitted under Code § 412(d)(2) or to the extent permitted under Treas. Reg. §§ 1.411(d)-3 and 1.411(d)-4. For purposes of this paragraph, a Plan amendment that has the effect of decreasing a Participant’s Account balance, with respect to benefits attributable to Service before the amendment, shall be treated as reducing an accrued benefit. Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee’s Employer-derived accrued benefit will not be less than the percentage computed under the Plan without regard to such amendment.

(b) No amendment to the Plan shall be effective to eliminate or restrict an optional form of benefit. The preceding sentence shall not apply to a Plan amendment that eliminates or restricts the ability of a Participant to receive payment of his or her Account balance under a particular optional form of benefit if the amendment provides a single-sum distribution form that is otherwise identical to the optional form of benefit being eliminated or restricted. For this purpose, a single-sum distribution form is otherwise identical only if the single-sum distribution form is identical in all respects to the eliminated or restricted optional form of benefit (or would be identical except that it provides greater rights to the Participant) except with respect to the timing of payments after commencement.

9.12	Treatment and Allocation of Forfeitures

A Forfeiture shall occur upon the events specified in the definition of “Forfeiture” set forth in Article I (Definitions). Any Forfeitures occurring will be disposed of or reallocated in accordance with the Employer’s elections in the Adoption Agreement, including, without limitation, use of such Forfeitures to restore Participants’ Accounts in accordance with this Article, to reduce or increase Employer Contributions for the next Plan Year, for reallocation among Participants’ Accounts in accordance with the forfeiture allocation method of the Plan based on a definite uniform formula hereunder, or to offset Plan expenses. In the absence of such elections in the Adoption Agreement, any Forfeitures will be used to restore Participants’ Accounts, to offset Plan expenses, to reduce or increase Employer Contributions for the next Plan Year, for reallocation as Matching Contributions based on Elective Deferrals, and for reallocation among the Participant’s Accounts based on their relative Compensation, in the order determined by the Plan Administrator in its sole discretion. Except as specifically provided in the Plan, a Participant shall be entitled to an allocation of Forfeitures for the Plan Year only if the Participant satisfies any forfeiture allocation requirement set forth by the Employer in the Adoption Agreement. Forfeitures shall be applied for the Plan Year in which such Forfeitures arise and in subsequent Plan Years as necessary until all forfeitures have been applied. Forfeitures will be disposed or reallocated as of the date(s) elected in the Adoption Agreement. The provisions of this Section are subject to any forfeiture provisions of the Plan under a QACA Safe Harbor or a Non-QACA Safe Harbor, if applicable.

9.13	Forfeitures Pending Reallocation or Disposition

Forfeitures that are pending reallocation or disposition may remain in Participants’ Accounts or may be transferred to, and temporarily held in, a forfeiture or suspense account in the sole discretion of the Plan Administrator; provided, however, that no Forfeiture temporarily held in a forfeiture or suspense account shall remain unallocated beyond the end of the Plan Year in which it occurs or, if the Employer elects in the Adoption Agreement to use Forfeitures to reduce Plan expenses or Employer Contributions, such Forfeitures shall be used promptly in the Plan Year in which they occur or, in appropriate situations, no later than the immediately succeeding Plan Year. Amounts held in a forfeiture suspense account may share in the investment earnings and losses of the Trust or Funding Arrangement, as applicable, if so determined by the Plan Administrator pursuant to Plan provisions. The Plan Administrator shall establish such administrative procedures as required to monitor and ensure that current year Forfeitures will be timely used or otherwise disposed of in accordance with this Section.

9.14	Forfeitures – Withdrawal of Employee Contributions

No forfeitures will occur solely as a result of an Employee’s withdrawal of Employee Contributions (and earnings thereon) prior to a Severance from Employment.

9.15	Restoration of Forfeitures

A Participant who has a Vested Interest of less than one hundred percent (100%) of his or her Account and who has received a distribution of his or her Vested Interest in accordance with the Plan shall be entitled to a restoration of any Forfeiture resulting therefrom, provided the Participant resumes participation under the Plan before he or she incurs five (5) consecutive one (1)-year Breaks in Service.

Such Forfeiture shall be restored by the last day of the Plan Year following the Plan Year the Participant resumes participation under the Plan. Notwithstanding any Forfeiture allocation method elected by the Employer in the Adoption Agreement, the restoration shall be made from one or more of the following sources as determined by the Plan Administrator: the current Plan Year’s Forfeitures, if any; additional Employer contributions; and available investment earnings for the Plan Year.

For purposes of the restoration of Forfeitures, a Participant is required to repay to the Plan the full amount of the distribution no later than the earlier of the date he incurs his fifth consecutive one (1)-year Break in Service after the date of distribution or the date that is five (5) years after the date he is re-employed by the Employer.

9.16	Reinstatement of Benefits

If a benefit is forfeited because the Participant or Beneficiary cannot be found, such benefit will be reinstated if a claim is made by the Participant or Beneficiary. Such reinstated Forfeiture shall not be adjusted for earnings from the date of forfeiture to the date of reinstatement.

9.17	Forfeitures of Certain Matching Contributions

Notwithstanding any otherwise conflicting provision in the Plan, Matching Contributions (including, without limitation, Qualified Matching Contributions) must be forfeited if the contributions to which they relate are Excess Deferrals (unless the Excess Deferrals are for NHCEs), Excess Contributions, or Excess Aggregate Contributions.

9.18	Vesting During Qualified Military Service

Notwithstanding any otherwise conflicting provision in the Plan, the period of Qualified Military Service of an Employee who is reemployed with the Controlled Group Employer under USERRA shall be taken into account for the purpose of determining such Employee’s Years/Periods of Vesting Service.

9.19	Multiple Employer Plan

Notwithstanding any provision of the Plan to the contrary and pursuant to Code § 413(c)(3), for purposes of applying Code § 411 to the Plan, the provisions of Article II (Eligibility and Participation) relating to multiple employer plans shall apply, except that the application of any rules with respect to Breaks in Service shall be made under DOL Regulations.

ARTICLE X

INVESTMENT OF PLAN ASSETS

10.1	Investment Funds

The Named Fiduciary shall in its sole discretion determine and select the Funding Agent(s) and, subject to any applicable law, the number and type of Investment Funds to be offered under a Funding Arrangement. The Named Fiduciary may, in its sole discretion, change the Plan’s Investment Funds from time to time with respect to future periods. The Named Fiduciary shall communicate the same and any changes therein in writing to the Plan Administrator. Subject to any nondiscrimination requirements of the Code and any applicable law, the Named Fiduciary may in its sole discretion determine which Participants’ Accounts are eligible to invest in any Investment Fund. All assets of the Plan invested in an Investment Fund shall be held and administered as a separate Trust Fund. Unless otherwise provided hereunder, each Participant will have a ratable interest in all assets under the Plan. The interest of each Participant or Beneficiary under the Plan deemed invested in any Investment Fund shall be an undivided interest. Unless the Plan Administrator determines otherwise, Investment gains or losses shall be determined separately for each Investment Fund.

Rights of ownership of securities held in an Investment Fund, including voting rights, tender rights, and rights to exercise exchange offers, shall be passed through to the Participants (or, if applicable, their Beneficiaries) whose Accounts are invested in such Investment Funds. If applicable, these rights shall be exercised by the Participant (or Beneficiary) in accordance with the policies, practices and procedures of the Trustee, if any, and the documents governing the Investment Fund. Nothing herein shall be construed as requiring the mailing of proxy voting materials to Participants or their Beneficiaries.

10.2	Loan Account

If a loan from the Plan to a Participant is approved in accordance with the provisions of the immediately succeeding Article (In-Service Withdrawals and Loans), the Plan Administrator shall direct the establishment and maintenance of a loan account in the Participant’s name. The loan account shall reflect the Participant’s outstanding loan balance which will be reported to the Participant periodically. Notwithstanding any other provision of the Plan to the contrary, interest and principal payments received with respect to a Participant’s loan account shall be allocated to the Participant’s Account. The Participant’s loan account shall be treated as an Investment Fund hereunder and the Participant’s election of a Plan loan shall be treated as an affirmative investment election.

10.3	Employer Stock

If the Sponsoring Employer or its Affiliate is a stock corporation and the Employer so elects, an Investment Fund whose underlying investment is solely or primarily the stock or other securities of such Employer or its Affiliate may be offered under the Plan as an Investment Fund. If the Plan Administrator so chooses, distributions under the Plan from such an Investment Fund may consist of Controlled Group Employer stock.

10.4	Diversification Requirements for Contributions Invested in Employer Securities

(a) This Section shall not apply if the Plan is: (i) a plan sponsored by a non-stock corporation; (ii) a plan which does not provide for any investments in securities; (iii) a plan which does provide for investments in securities, but only if these securities are held indirectly as part of a broader fund that is a regulated investment company described in Code § 851(a), a common or collective trust fund or pooled investment fund maintained by a bank or trust company supervised by a State or a Federal agency, a pooled investment fund of an insurance company that is qualified to do business in a State, or an investment fund managed by an investment manager within the meaning of ERISA § 3(38) for a multiemployer plan, all as further described in Treasury Regulation § 1.401(a)(35)-1(f)(2)(iv)(B)(3)(ii); (iv) a plan which is a one-participant retirement plan as defined in Code § 401(a)(35)(E)(iv); and (v) a plan that is an employee stock ownership plan (ESOP) that is a separate plan for purposes of Code § 414(l) with respect to any other defined benefit or defined contribution plan maintained by the same employer or employers and holds no contributions or earnings thereunder that are (or were ever) subject to Code § 401(k) or 401(m). A plan, however, is not considered to hold amounts ever subject to Code § 401(k) or 401(m) if the amounts attributable to a rollover (held in a separate account) were previously subject to Code § 401(k) or 401(m).

(b) The provisions of this Section apply only if the Plan holds any publicly traded employer security, except as described in paragraph (i) below. For purposes of this Section, publicly traded employer security is an employer security under Section 407(d)(1) of ERISA which is readily tradable on an established securities market.. A security is readily tradable on an established securities market if the security is traded on a national securities exchange that is registered under § 6 of the Securities Exchange Act of 1934, or if the security is traded on a foreign national securities exchange that is officially recognized, sanctioned, or supervised by a governmental authority and where the security is deemed by the Securities and Exchange Commission as having a “ready market” under SEC Rule 15c3-1.

(i) If the Employer, or any member of a controlled group of corporations (as described in Treasury Regulation § 1.401(a)(35)-1(f)(2)(iv)(A)) which includes the Employer, has issued a class of stock which is a publicly traded employer security, and the Plan holds employer securities which are not publicly traded employer securities, then the Plan shall be treated as holding publicly traded employer securities.

(ii) With respect to a Participant (including for purposes of this Section an alternate payee who has an account under the Plan or a deceased Participant’s Beneficiary), if any portion of the Participant’s Account under the Plan attributable to Employee Contributions, or Rollover Contributions is invested in publicly traded employer securities, then the Participant must be offered the opportunity to elect to divest those employer securities and reinvest an equivalent amount in other investment options as described in paragraph (iv) below.

(iii) With respect to a Participant who has completed at least three (3) Years/Periods of Vesting Service, if any portion of the Participant’s Account attributable to Employer Nonelective Contributions is invested in publicly traded employer securities, then the Participant must be offered the opportunity to elect to divest those employer securities and reinvest an equivalent amount in other investment options as described in paragraph (iv). If the Plan uses the elapsed time method of crediting service for vesting purposes (or a plan that provides for immediate vesting without using a vesting computation period or the elapsed time method of determining vesting), a Participant completes three (3) Years/Periods of Vesting Service on the day immediately preceding the third anniversary of the Participant’s date of hire.

(iv) At least three investment options (other than employer securities) must be offered to Participants described in paragraphs (ii) and (iii). Each investment option must be diversified and have materially different risk and return characteristics. Periodic reasonable divestment and reinvestment opportunities must be provided at least quarterly. Except as provided in Treasury Regulation § 1.401(a)(35)-1(e)(2) and (3), restrictions (either direct or indirect) or conditions will not be imposed on the investment of publicly traded employer securities if such restrictions or conditions are not imposed on the investment of other Plan assets.

10.5	Participant Investment Direction

This Section shall apply if participant investment direction is elected by the Sponsoring Employer in the Adoption Agreement with respect to the Participant’s Account or, if applicable, such portions thereof attributable to specific contribution types specified by the Sponsoring Employer in the Adoption Agreement. In accordance with the procedures and requirements established by the Plan Administrator, each Participant (or his or her Beneficiary) shall designate one or more Investment Funds established pursuant to this Article for the investment of his or her Account. The amounts credited to a Participant’s Account for each payroll period shall be deemed allocated by the Plan Administrator among the Investment Funds in accordance with the election made by the Participant. Unless otherwise provided by the Plan Administrator, the percentage elected for investment in any one of the Investment Funds must be a multiple of one percent (1%). In accordance with the procedures and requirements established by the Plan Administrator, and subject to the terms and conditions of any affected Investment Fund, a Participant may elect to change his or her investment designation with respect to future contributions under the Plan or to elect to transfer investments from any Investment Fund to any other Investment Fund. Any change in the allocation of future contributions or transfers between Investment Funds by the Participant shall become effective as of the first Valuation Date following the Plan Administrator’s receipt of the Participant’s instructions or, if later, as soon as administratively feasible thereafter.

If elected by the Sponsoring Employer, the Plan is intended to be a Plan described in ERISA § 404(c) provided the Plan satisfies the requirements of such Section. A Fiduciary shall not be liable for any investment losses that result from a Participant’s affirmative investment election.

10.6	Qualified Default Investment Alternative

If the Plan contains an Automatic Contribution Arrangement (as such term is defined herein), contributions made under the ACA shall be invested in a default Investment Fund selected by the Named Fiduciary for such purpose unless and until the Participant makes an affirmative election with respect to the investment of such contributions pursuant to this Article. Upon the Participant’s failure to make an affirmative election with respect to the investment of contributions allocated to such Participant’s Account, such contributions may be invested in a default Investment Fund selected by the Employer for such purpose unless and until the Participant makes an affirmative election with respect to the investment of such contributions pursuant to this Article. If specified by the Employer in the Pension Services Agreement, any default Investment Fund must be a Qualified Default Investment Alternative (QDIA) as such term is defined under applicable DOL Regulations. A Fiduciary shall not be liable for any investment losses that result notwithstanding that the Participant did not affirmatively elect to invest in the Qualified Default Investment Alternative. This relief from liability applies whether or not the Plan is intended to be an ERISA § 404(c) plan.

10.7	Self-Directed Brokerage Accounts (SDAs)

The Named Fiduciary may specify in the Pension Services Agreement to allow self-directed brokerage accounts (SDAs) under the Plan pursuant to which Participants who are permitted to direct the investment of their Accounts may, subject to such conditions or procedures as may be imposed by the Plan Administrator, invest in investments other than the designated Investment Funds. Neither the Plan Administrator nor the Trustee if any (nor any other Plan Fiduciary) is required to review or be responsible for the investment selections made or the investment results arising from a Participant’s investment selections under a self-directed brokerage account. Any earnings, losses, expenses or taxes associated with the Participant’s self-directed brokerage account will be a part of, and only allocated to such account subject to the Plan’s Forfeiture provisions. The availability of self-directed brokerage accounts under the Plan and Participant investments therein shall not affect any relief granted to any Fiduciary by law, including without limitation ERISA § 404(c), for a Participant’s exercise of investment control under the Plan.

10.8	Redemption Fees and Trading Restrictions

Notwithstanding any otherwise conflicting provision in the Plan, a redemption fee may apply on transfers out of an Investment Fund as required by the issuer, provider or manager of such Investment Fund or their respective affiliates. In addition, the Investment Funds may also have trading restrictions as required by the issuer, provider or manager of such Investment Fund or their respective affiliates.

10.9	Investment Policy Statement

The Named Fiduciary (or its designee) may adopt an investment policy statement as guidance for the selection and monitoring of Investment Funds under the Plan.

10.10	Rules and Regulations

The Plan Administrator may promulgate forms and any additional rules and regulations it deems necessary or appropriate to govern all aspects of this Article.

10.11	Disclaimer

The Sponsoring Employer, the Named Fiduciary and the Plan Administrator make no endorsement, guarantee or any other representation and shall not be liable to the Plan or to any Participant, Beneficiary, or any other person with respect to (a) the financial soundness, investment performance, fitness, or suitability of any investment option offered pursuant to the Plan or any investment vehicle in which amounts deferred under the Plan are actually invested, (b) the tax consequences of the Plan to any Participant, Beneficiary or any other person, and (c) any losses incurred due to any delay in implementing a Participant’s investment choice pursuant to this Article.

10.12	Affiliated Investment Funds

Notwithstanding any otherwise conflicting provisions of the Plan, and in accordance with ERISA or any exemptive or other guidance available from the DOL for such purposes, the Investment Funds may consist of Investment Funds that constitute (i) a common or collective trust fund or pooled investment fund maintained by an affiliate of the Employer or of the Recordkeeper which is a bank or trust company supervised by a state or federal agency, (ii) a pooled investment fund of an affiliate of the Employer or of the Recordkeeper which is an insurance company qualified to do business in a state, or (iii) an investment company advised by an affiliate of the Employer or of the Recordkeeper which is a registered investment adviser (collectively, “Affiliated Investment Funds”). A QDIA under the Plan may consist of “targeted-retirement-date” model asset allocation portfolios managed by the Employer, a named Fiduciary of the Plan (within the meaning of ERISA § 402(a)(2)), a registered investment advisory affiliate of the Employer or of the Recordkeeper and comprised of the Investment Funds of the Plan, including, without limitation, any Affiliated Investment Funds.

10.13	Incidents of Ownership

If the Plan permits Participants (or Beneficiaries) to make investment decisions with respect to their Accounts, and unless otherwise directed by the Plan Administrator or Employer, a Participant (or Beneficiary, if applicable) shall exercise control with respect to voting, tender or similar rights appurtenant to the Participant’s (or Beneficiary’s) ownership interest in an Investment Fund. In such case, the Participant (or Beneficiary, if applicable) shall be given a reasonable opportunity to give instruction with respect to such incidents of ownership, including the provision of sufficient information to make an informed decision.

ARTICLE XI

IN-SERVICE WITHDRAWALS AND LOANS

11.1	In General

(a) Any withdrawal or distribution made pursuant to any Section of this Article shall be subject to the provisions of Article XIII (Distribution Requirements) hereof except as otherwise provided in such Article. More specifically, and without intending to limit the scope of the foregoing, all distributions under this Article shall comply with the minimum distribution rules of Code § 401(a)(9) as described in Article XIII (Distribution Requirements), including but not limited to the minimum incidental death benefit rule of Code § 401(a)(9)(G), the temporary waiver rule of Code § 401(a)(9)(H), and the Treasury Regulations thereunder. In addition, if the Plan does not satisfy the Profit Sharing Plan Exception, a Participant’s withdrawal or distribution election pursuant to any Section of this Article shall be subject to Spousal Consent (as further described in such Article) unless specifically provided otherwise in such Section.

(b) Except as provided in this Article, and solely for purposes of benefits payment under the Plan, a Participant who is still in active Service shall not be entitled to a distribution of the Vested Interest in his or her Account at any time prior to the earliest to occur of Severance from Service, death, Disability, the termination of the Plan or the attainment of age 59 1⁄2. For purposes of the foregoing, the Plan will not be considered terminated if the Employer establishes another defined contribution plan (other than an employee stock ownership plan) at any time during the period beginning on the date of the Plan termination and ending twelve (12) months after all assets have been distributed from the Plan in the form of a lump sum to the Participants. Amounts withdrawn from the Participant’s Account pursuant to this Article shall be withdrawn based on ordering rules and procedures that are applied by the Plan Administrator on a uniform and nondiscriminatory basis. A Participant who receives a distribution pursuant to any Section of this Article is not permitted to redeposit such distribution into the Plan unless such distribution is an In-Plan Roth Conversion Contribution permitted hereunder. Except as specifically provided herein, a Participant who has elected to receive a distribution pursuant to this Article shall continue to receive an allocation of any future Employer Contributions that such Participant is otherwise entitled to receive under the Plan.

(c) A withdrawal, distribution or loan election properly made pursuant to a Section of this Article shall, so long as made in accordance with the uniform and nondiscriminatory administrative rules and procedures of the Plan, be implemented as soon as administratively feasible following the election or, if later, the withdrawal or distribution date requested as part of the election; provided, however, that the Plan Administrator receives all information necessary or required to implement the request. The fair market value of any distribution or withdrawal made under this Article shall be determined on the Valuation Date coinciding with the date on which the Participant’s Account is liquidated for purposes of making such distribution or withdrawal or, if the liquidation date is not a Valuation Date, on the Valuation Date immediately preceding the liquidation date of the Account. As part of a withdrawal or distribution election made under a Section of this Article, the Participant may request that such withdrawal or distribution from his or her Account be made as of a fixed and determinable date provided such date is permissible under the Plan.

(d) The Plan Administrator may establish a minimum amount for a withdrawal, a maximum number of withdrawals that may be taken within a specified period and/or any other limitations that may be applied to in-service and/or hardship withdrawals.from the Plan.

11.2	Hardship Withdrawal of Certain Contributions

(a) In General. If elected in the Adoption Agreement, a Hardship Withdrawal of Elective Deferrals (including, if elected by the Employer in the Adoption Agreement, any earnings credited to a Participant’s Elective Deferral Account as of the later of December 31, 1988, or the end of the last Plan Year ending before July 1, 1989, but in no event shall the earnings credited after such date be included) may be made to a Participant in the event of his or her election to receive a Hardship Withdrawal. If elected in the Adoption Agreement, a Hardship Withdrawal may also include any amount credited to (i) the Participant’s Roth Elective Deferral Account (excluding the income allocable thereto), (ii) the Participant’s After-Tax Contributions and Rollover Contributions Accounts (and the income allocable thereto), (iii) the vested portion of the Participant’s Nonelective Contributions and Matching Contributions Accounts (and the income allocable thereto), and (iv) Qualified Matching Contributions and Qualified Nonelective Contributions Accounts (and the income allocable thereto) credited as of the later of December 31, 1988, or the end of the last Plan Year ending before July 1, 1989. A Hardship Withdrawal shall not be made from a Participant’s Safe Harbor Matching Contributions and Nonelective Contributions Accounts, if any. A Hardship Withdrawal may only be made on account of an immediate and heavy financial need of the Employee and where the distribution is necessary to satisfy the immediate and heavy financial need. No Hardship Withdrawal shall exceed the amount available to a Participant for a Hardship Withdrawal even if such amount is less than the amount necessary to satisfy the immediate and heavy financial need.

(b) Safe Harbor Hardship Withdrawal Rules: Unless Subsection 11.2(c) (Non-Safe Harbor Hardship Withdrawal Rules) applies, the Plan Administrator’s determination of whether a Hardship Withdrawal under this Section should be permitted shall be made pursuant to the safe harbor rules set forth in the Treasury Regulations issued under Code § 401(k).

(i) For purposes of this Subsection 11.2(b), the following are the only financial needs considered immediate and heavy:

(A) Expenses incurred or necessary for medical care, described in Code § 213(d), of the Employee, the Employee’s Spouse, dependents or primary Beneficiary under the Plan;

(B) The purchase (excluding mortgage payments) of a principal residence for the Employee;

(C) Payment of tuition and related educational fees for up to the next twelve (12) months of post-secondary education for the Employee, the Employee’s Spouse, children, dependents or primary Beneficiary under the Plan;

(D) Payments necessary to prevent the eviction of the Employee from, or a foreclosure on the mortgage of, the Employee’s principal residence;

(E) Payments for funeral or burial expenses for the Employee’s deceased parent, spouse, child, dependent or primary Beneficiary under the Plan; and

(F) Expenses to repair damage to the Employee’s principal residence that would qualify for a casualty loss deduction under Code § 165 (determined without regard to whether the loss exceeds ten percent (10%) of adjusted gross income).

Hardship Withdrawals under Subparagraphs (A), (C) and (E) of this Subsection (b)(i) on behalf of an Employee’s primary Beneficiary (other than his or her Spouse) shall be permitted under the Plan unless otherwise elected in the Adoption Agreement. An Employee’s “primary Beneficiary under the Plan” is an individual named as a Beneficiary under the Plan who has an unconditional right to all or a portion of the Employee’s Account balance under the Plan upon the Employee’s death.

(ii) For purposes of this Subsection 11.2(b), a distribution will be considered as necessary to satisfy an immediate and heavy financial need of the Employee only if:

(A) The distribution is not in excess of the amount of the immediate and heavy financial need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution);

(B) The Employee has obtained all currently available distributions (other than Hardship Withdrawals) and all nontaxable (at the time of the loan) loans under all plans maintained by the Employer or by any other employer; and

(C) All plans maintained by the Employer provide that the Employee’s elective deferrals (and after-tax contributions if any) will be suspended for six (6) months (or, in the case of a nonqualified deferred compensation plan that is subject to Code § 409A, terminated) after the receipt of the Hardship Withdrawal (even if such Hardship Withdrawal does not include any Elective Deferrals).

(c) Non-Safe Harbor Hardship Withdrawal Rules: If the Sponsoring Employer elects in the Adoption Agreement not to apply Subsection 11.2(b) (Safe Harbor Hardship Withdrawal Rules), the Plan Administrator’s determination of whether a Hardship Withdrawal under this Subsection should be permitted shall be made based on the facts and circumstances.

(i) For purposes of this Subsection 11.2(c), whether a Participant has an immediate and heavy financial need is to be determined based on all the relevant facts and circumstances. A financial need may be immediate and heavy even if it was reasonably foreseeable or voluntarily incurred by the Participant. Financial needs considered immediate and heavy include, but are not limited to, the following:

(A) Expenses incurred or necessary for medical care, described in Code § 213(d), of the Employee, the Employee’s Spouse, dependents or primary Beneficiary under the Plan;

(B) The purchase (excluding mortgage payments) of a principal residence for the Employee;

(C) Payment of tuition and related educational fees for up to the next twelve (12) months of post-secondary education for the Employee, the Employee’s Spouse, children, dependents or primary Beneficiary under the Plan;

(D) Payments necessary to prevent the eviction of the Employee from, or a foreclosure on the mortgage of, the Employee’s principal residence;

(E) Payments for funeral or burial expenses for the Employee’s deceased parent, spouse, child, dependent or primary Beneficiary under the Plan; and

(F) Expenses to repair damage to the Employee’s principal residence that would qualify for a casualty loss deduction under Code § 165 (determined without regard to whether the loss exceeds ten percent (10%) of adjusted gross income).

Hardship Withdrawals under Subparagraphs (A), (C) and (E) of this Subsection (c)(i) on behalf of an Employee’s primary Beneficiary (other than his or her Spouse) shall be permitted under the Plan unless otherwise elected in the Adoption Agreement. An Employee’s “primary Beneficiary under the Plan” is an individual named as a Beneficiary under the Plan who has an unconditional right to all or a portion of the Employee’s Account balance under the Plan upon the Employee’s death.

(ii) For purposes of this Subsection 11.2(c), a Hardship Withdrawal is treated as necessary to satisfy an immediate and heavy financial of an Employee only to the extent the amount of the distribution is not in excess of the amount required to satisfy the financial need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). A Hardship Withdrawal is not treated as necessary to satisfy an immediate and heavy financial need of an Employee to the extent the need may be relieved from other resources that are reasonably available to the Participant. This determination generally is to be made on the basis of all the relevant facts and circumstances. For purposes of this Subsection, the Participant’s resources are deemed to include those assets of the Participant’s Spouse and minor children that are reasonably available to the Participant. An immediate and heavy financial need generally may be treated as not capable of being relieved from other resources that are reasonably available to the Employee if the Employer relies upon the Employee’s representation (made in writing or other prescribed form), unless the Employer has actual knowledge to the contrary, that the need cannot reasonably be relieved:

(A) Through reimbursement or compensation by insurance or otherwise;

(B) By liquidation of the Participant’s assets;

(C) By cessation of all Participant contributions under the Plan;

(D) By other currently available distributions (other than Hardship Withdrawals) and all nontaxable (at the time of the loan) loans, under all plans maintained by the Employer or by any other employer; or

(E) By borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.

For purposes of this Subsection (c)(ii), a need cannot reasonably be relieved by one of the actions listed above if the effect would be to increase the amount of the need. For example, the need for funds to purchase a principal residence cannot reasonably be relieved by a plan loan if the loan would disqualify the Employee from obtaining other necessary financing.

(d) Documentation. The Participant requesting a Hardship Withdrawal shall provide such documentation and information required or requested by the Plan Administrator to make a determination regarding the Participant’s qualification to receive a Hardship Withdrawal. The Plan Administrator’s determination is subject to the nondiscriminatory and objective criteria set forth in the Plan and will be made pursuant to any uniform and nondiscriminatory administrative rules and procedures of the Plan. The Hardship Withdrawal will be made as soon as administratively feasible following a favorable determination of hardship by the Plan Administrator. If a Hardship Withdrawal is permitted from more than one subaccount, the Plan Administrator may determine any ordering of a Participant’s Hardship Withdrawals from such subaccounts.

(e) Spousal Consent. If the Plan is subject to the QJSA and QPSA rules of Code §§ 401(a)(11) and 417 as described in Article XIV (QJSA and QPSA Requirements), a Participant must obtain the consent of his or her Spouse, if any, to obtain a Hardship Withdrawal under this Section.

11.3	In-Service Withdrawal of Certain Employer Contributions

(a) Unless otherwise restricted by the Employer in the Adoption Agreement, an Active Participant may elect to receive a distribution of the Vested Interest in his or her Employer Contribution Account (other than amounts attributable to

Elective Deferrals, Qualified Matching Contributions, Qualified Nonelective Contributions and Safe Harbor Contributions of any type) upon satisfaction of at least one or more of the following conditions elected in the Adoption Agreement:

(i) The Participant is an Employee who has been an Active Participant in the Plan for at least five (5) years; or

(ii) The Participant’s Employer Contributions proposed to be withdrawn have been in the Plan for at least two (2) years.

(b) If a distribution is made at a time when a Participant has a nonforfeitable right to less than one hundred percent (100%) of the Account balance derived from Employer Contributions and the Participant may increase the nonforfeitable percentage in the Account:

(i) A separate account will be established for the Participant’s interest in the Plan as of the time of the distribution, and

(ii) At any relevant time the Participant’s nonforfeitable portion of the separate account will be equal to an amount (“X”) determined by the formula: X = P(AB + (R x D)) - (R x D). For purposes of applying the formula: “P” is the nonforfeitable percentage at the relevant time, “AB” is the Account balance at the relevant time, “D” is the amount of the distribution, and “R” is the ratio of the Account balance at the relevant time to the Account balance after distribution.

(c) Spousal Consent. If the Plan is subject to the QJSA and QPSA rules of Code §§ 401(a)(11) and 417 as described in Article XIV (QJSA and QPSA Requirements), a Participant must obtain the consent of his or her Spouse, if any, to obtain an in-service withdrawal under this Section.

11.4	In-Service Withdrawal of Certain Contributions

(a) CODA Contributions. If permitted by the Employer in the Adoption Agreement, an Active Participant who has attained the age of 59 1⁄2 (or, if greater, the age specified in the Adoption Agreement for such purpose) may elect to receive a distribution of all or a portion of his or her entire Account attributable to Elective Deferrals, Qualified Matching Contributions, Qualified Nonelective Contributions and Safe Harbor Contributions of any type.

(b) After-Tax Contributions, Etc. If permitted by the Employer in the Adoption Agreement, an Active Participant may elect to receive a distribution of all or a portion of his or her entire Account attributable to After-Tax Contributions, if any, and Rollover Contributions at any time or upon the occurrence of such events permitted under the Adoption Agreement. In addition, if specified by the Sponsoring Employer in an appendix to the Adoption Agreement, a Participant may elect to receive a distribution of all or a portion of his or her entire Account attributable to Qualified Voluntary Employee Contributions by making application to the Plan Administrator.

(c) Spousal Consent. If the Plan is subject to the QJSA and QPSA rules of Code §§ 401(a)(11) and 417 as described in Article XIV (QJSA and QPSA Requirements), a Participant must obtain the consent of his or her Spouse, if any, to obtain an in-service withdrawal under this Section.

11.5	Distributions Pursuant to Qualified Domestic Relations Orders

The Plan Administrator shall authorize the distribution of a Participant’s Account hereunder if such distribution is required to be made to an alternate payee pursuant to a Qualified Domestic Relations Order (QDRO), as described in Code § 414(p), and in accordance with the Plan’s uniform and nondiscriminatory QDRO administrative procedures. Such distribution shall be made at the time and in the manner specified in the QDRO following its effective date (or, if later, the date the QDRO is determined to be qualified) even if the distribution is made before the time the Participant’s Account becomes immediately distributable hereunder. Notwithstanding the foregoing, a QDRO shall not bestow upon an alternate payee any rights and benefits, including elections or the timing of elections and of the actions requested thereby, not provided or permitted to a Participant in the Plan. The determination as to whether a QDRO is qualified shall be the responsibility of the Plan Administrator or its designee, and such determination shall be final and conclusive subject to the Plan’s claims review procedure. The Plan, the Employer, the Plan Administrator or its designee, and the Trustee, if any, shall not be liable in any manner to any person, including any Participant or Beneficiary, for complying with any such court order or judgment. Pending the determination of whether a domestic relations order is a QDRO, the Plan Administrator or its designee may freeze or segregate the Participant’s Account as required.

11.6	Withdrawals While Performing Active Duty

(a) Generally. Solely for purposes of eligibility for distributions, a Participant who is on Qualified Military Leave shall be treated as having incurred a Severance from Employment and may elect a withdrawal of his or her vested Account. In the event that a Participant elects to receive a withdrawal pursuant to this Section, he or she shall be suspended from making Elective Deferrals or After-Tax Contributions under the Plan and all other plans maintained by the Employer, during the six (6) months period beginning on the date of such withdrawal.

(b) Qualified Reservist Distributions. Subsection (a) shall not apply if the Participant is eligible to receive a Qualified Reservist Distribution that is permitted under the Adoption Agreement, in which event the Participant’s withdrawal election shall be treated as an election to receive a Qualified Reservist Distribution. A “Qualified Reservist Distribution” is any distribution to a Participant from such Participant’s Account (attributable to Elective Deferrals, QMACs, QNECs, and Safe Harbor Contributions) during an active duty period that lasts longer than 179 days or for an indefinite period. Qualified Reservist Distributions apply for Participants who (by reason of being a member of a reserve component, as defined in Section 101 of Title 37, United States Code) are called to active duty after September 11, 2001.

(c) Consent. All distributions that may be made pursuant to one or more of the foregoing distributable events are subject to the Participant and Spousal consent requirements (if applicable) contained in Code §§ 401(a)(11) and 417, as such requirements are described in Article XIV (QJSA and QPSA Requirements) hereof.

11.7	Loans to Participants and Beneficiaries

(a) In General. If elected by the Sponsoring Employer in the Adoption Agreement, and subject to Code § 4975(d)(1) and the loan policy (the “Loan Policy Document”) adopted by the Plan Administrator, the Plan Administrator may make loans to Participants (and, if elected in the Loan Policy Document, to their Beneficiaries in the event of the Participant’s death) under the following circumstances:

(i) Loans shall be made available to all Participants and Beneficiaries on a reasonably equivalent basis.

(ii) Loans shall only be made to a Beneficiary who is a “party in interest,” as such term is defined under Section 3(14) of ERISA.

(iii) Loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other Employees.

(iv) Loans must be adequately secured and bear a reasonable interest rate.

(v) No Participant loan shall exceed the present value of the Participant’s vested accrued benefit.

(vi) If the Plan is subject to the QJSA and QPSA rules of Code §§ 401(a)(11) and 417 as described in Article XIV (QJSA and QPSA Requirements), a Participant must obtain the consent of his or her Spouse, if any, to use of the Account balance as security for the loan.

(A) Spousal Consent shall be obtained no earlier than the beginning of the one hundred eighty (180) day period that ends on the date on which the loan is to be so secured. The consent must be in writing, must acknowledge the effect of the loan, and must be witnessed by a Plan representative or notary public. Such consent shall thereafter be binding with respect to the consenting Spouse or any subsequent Spouse with respect to that loan. A new consent shall be required if the Account balance is used for renegotiation, extension, renewal, or other revision of the loan.

(B) If a valid Spousal Consent has been obtained in accordance with the immediately preceding paragraph and less than 100% of the Participant’s vested Account balance (determined without regard to the preceding sentence) is payable to the surviving Spouse, then the Account balance shall be adjusted by first reducing the vested Account balance by the amount of the security used as repayment of the loan, and then determining the benefit payable to the surviving Spouse.

(vii) Notwithstanding any other provision of the Plan, the portion of the Participant’s vested Account balance used as a security interest held by the Plan by reason of a loan outstanding to the Participant shall be taken into account for purposes of determining the amount of the Account balance payable at the time of death or distribution, but only if the reduction is used as repayment of the loan.

(viii) In the event of default, foreclosure on the note and attachment of security will not occur until a distributable event occurs in the Plan.

(ix) No loan to any Participant or Beneficiary can be made to the extent that such loan when added to the outstanding balance of all other loans to the Participant or Beneficiary would exceed the lesser of:

(A) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans during the one year period ending on the day before the loan is made, over the outstanding balance of loans from the Plan on the date the loan is made, or

(B) One-half the present value of the nonforfeitable accrued benefit of the Participant or, if greater, the total accrued benefit up to $10,000.

For the purpose of the above limitation, all loans from all plans of the Controlled Group Employer are aggregated.

(x) Furthermore, any loan shall by its terms require that repayment (principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five (5) years from the date of the loan, unless such loan is used to acquire a dwelling unit that within a reasonable time (determined at the time the loan is made) will be used as the principal residence of the Participant. An assignment or pledge of any portion of the Participant’s interest in the Plan and a loan, pledge, or assignment with respect to any insurance contract purchased under the Plan, will be treated as a loan under this Section.

(b) Loan Policy Document. The Plan Administrator shall prescribe in the Loan Policy Document such further rules, regulations and procedures consistent with the provisions of this Section concerning loans as the Plan Administrator deems advisable.

(c) Loan Repayment Suspension Permitted During Military Service. If permitted by the Loan Policy Document, the Plan may suspend an Employee’s obligation to repay any loan from the Plan for any period during which such Employee is performing service in the uniformed services (as defined in USERRA), whether or not such service is Qualified Military Service.

ARTICLE XII

BENEFIT DISTRIBUTIONS, COMMENCEMENT AND FORMS

12.1	In General

(a) Any distribution made pursuant to any Section of this Article shall be subject to the provisions of Article XIII (Distribution Requirements) hereof except as otherwise provided in such Article. More specifically, and without intending to limit the scope of the foregoing, all distributions under this Article shall comply with the minimum distribution rules of Code § 401(a)(9) as described in Article XIII (Distribution Requirements), including but not limited to the minimum incidental death benefit rule of Code § 401(a)(9)(G), the temporary waiver rule of Code § 401(a)(9)(H), and the Treasury Regulations thereunder. In addition, if the Plan does not satisfy the Profit Sharing Plan Exception in Article XIV (QJSA and QPSA Requirements), a Participant’s distribution election pursuant to any Section of this Article shall be subject to Spousal Consent (as further described in such Article) unless specifically provided otherwise in such Section.

(b) A distribution election properly made pursuant to a Section of this Article shall, so long as made in accordance with the uniform and nondiscriminatory administrative rules and procedures of the Plan, be implemented as soon as administratively feasible following the election or, if later, the distribution date requested as part of the election; provided, however, that the Plan Administrator receives all information necessary or required to implement the request. The fair market value of any distribution made under this Article shall be determined on the Valuation Date coinciding with the date on which the Participant’s Account is liquidated for purposes of making such distribution or, if the liquidation date is not a Valuation Date, on the Valuation Date immediately preceding the liquidation date of the Account. As part of a distribution election made under a Section of this Article, the Participant may request that such distribution from his or her Account be made as of a fixed and determinable date provided such date is permissible under the Plan.

(c) Distributions from an Account hereunder will be made in cash except to the extent the Plan Administrator causes any distribution under the Plan to be made in the form of asset actually held in the Account.

12.2	Benefit Distributions Following Certain Distributable Events

A Participant (or, if applicable, his or her Beneficiary) shall be entitled, and may elect, to receive a distribution of his or her Account balance on or following the first to occur of any of the following events (each a “Distributable Event”) as further specified in the Adoption Agreement:

(a) Normal Retirement. The Participant has attained his or her Normal Retirement Age even if such Participant continues to be an Employee following such Distributable Event. A Participant’s Normal Retirement benefits, if any, under the Plan shall be paid in accordance with this Article.

(b) Early Retirement. If Early Retirement is permitted under the Plan, the Participant has attained his or her Early Retirement Age, even if such Participant continues to be an Employee following such Distributable Event. A Participant’s Early Retirement benefits, if any, under the Plan shall be paid in accordance with this Article.

(c) Disability. The Participant becomes Disabled prior to a Severance from Employment. A Participant’s Disability benefits, if any, under the Plan shall be paid in accordance with this Article.

(d) Death. The Participant dies prior to a Severance from Employment. A Participant’s death benefits under the Plan shall be paid to his or her Beneficiary in accordance with this Article.

A Participant who continues Service with the Employer following the attainment of his or her Normal Retirement Age or his or her Early Retirement Age shall continue to be an Active Participant in the Plan even if such Participant has elected not to defer the receipt of his or her Normal or Early Retirement benefits. A Participant (or, if applicable, his or her Beneficiary) who elects to receive a distribution of all or a portion of his or her Account balance pursuant to this Section shall specify as part of the election the purpose (for example, the Distributable Event) for the distribution. The Participant and the Employer shall provide to the Plan Administrator such information and documentation as required or requested by the Plan Administrator to make a determination of the Distributable Event. The Plan Administrator’s determination that a Participant has become Disabled, or that a Participant has died and that the Beneficiary is entitled to the death benefit, shall be conclusive subject to the Plan’s claims review procedure.

12.3	Benefit Distributions Following a Severance From Employment

(a) In General. A Participant shall be entitled, and may elect, to receive a distribution of the Vested Value of his or her Account balance on or following a Severance from Employment that occurs prior to a Distributable Event described in the immediately preceding Section (Benefit Distributions Following Certain Distributable Events), as may be further specified in the Adoption Agreement.

(b) Mandatory Distributions. Unless otherwise elected by the Sponsoring Employer in the Adoption Agreement and subject to Subsection 12.11(b) (Automatic Direct Rollovers), if the Vested Value of a Participant’s Account balance on or following a Severance from Employment is less than or equal to five thousand dollars ($5,000) (or, if applicable, such lesser amount elected in the Adoption Agreement) and such Participant does not timely elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a Direct Rollover or to receive the distribution directly in accordance with this Article, then the Plan Administrator will, without the consent of the Participant or Spouse if any, pay such Vested Value directly to the Participant in a lump sum distribution as soon as administratively possible following such Severance from Employment (“Mandatory Distribution”). A Participant shall also receive a Mandatory Distribution if such Participant would have received a distribution under the preceding sentence but for the fact that the Participant’s Vested Value in his Account balance exceeded five thousand dollars ($5,000) (or, if applicable such lesser amount elected in the Adoption Agreement) when the Participant incurred a Severance from Employment and if at a later time such Account balance is reduced such that it is not greater than five thousand dollars ($5,000) (or, if applicable, such lesser amount elected in the Adoption Agreement). For purposes of this Section, if the Vested Value of a Participant’s Account balance is zero, the Participant shall be deemed to have received a Mandatory Distribution.

For purposes of determining whether a Mandatory Distribution is less than or equal to five thousand dollars ($5,000) (or, if applicable, such lesser amount elected in the Adoption Agreement), the portion of the Participant’s distribution attributable to any QVECs shall be excluded and, unless otherwise elected in the Adoption Agreement, the portion of the Participant’s distribution attributable to any Rollover Contribution shall be included.

(c) Timing of Forfeiture.

(i) Immediate Forfeiture and Restoration of Benefits: Unless the provision in Paragraph (ii) immediately below applies, if a Participant who incurs a Severance of Employment receives or is deemed to receive a distribution of the Vested Value of his or her Account balance pursuant to this Section, the nonvested portion of the Account balance will be treated as a Forfeiture. Subject to, and in accordance with, the provisions and conditions of Section 9.15 (Restoration of Forfeitures), a Participant who has a Vested Interest of less than one hundred percent (100%) of his or her Account and who has received, or is deemed to have received, a distribution of his or her Vested Interest pursuant to this Section shall be entitled to a restoration of any Forfeiture resulting therefrom.

(ii) Delayed Forfeiture: If specifically required by the provisions of the Adoption Agreement, if a Participant who incurs a Severance of Employment receives or is deemed to receive a distribution of the Vested Value of his or her Account balance pursuant to this Section, the nonvested portion of the Account balance shall not be treated as a Forfeiture until the last day of the Plan Year in which the Participant incurs five (5) consecutive one (1)-year Breaks in Service. If, following such distribution, the Participant may increase the nonforfeitable percentage in the Account:

(A) A separate account will be established for the Participant’s interest in the Plan as of the time of the distribution, and

(B) At any relevant time the Participant’s nonforfeitable portion of the separate account will be equal to an amount (“X”) determined by the formula: X = P(AB + (R x D)) - (R x D). For purposes of applying the formula: “P” is the nonforfeitable percentage at the relevant time, “AB” is the Account balance at the relevant time, “D” is the amount of the distribution, and “R” is the ratio of the Account balance at the relevant time to the Account balance after distribution.

12.4	Commencement Date for Distributions

(a) Unless the Participant (or, if applicable, his or her Beneficiary) elects otherwise as permitted herein, the commencement date for the distribution of a Participant’s Account to the Participant (or, if applicable, his or her Beneficiary) shall be the date (the “Automatic Distribution Date”) that is no later than the date specified in the Adoption Agreement for such purpose or, if such date is not specified in the Adoption Agreement, as soon as administratively feasible (but no later than the 60th day) after the latest of the close of the Plan Year in which occurs the following events:

(i) The date the Participant attains the earlier of age 65 or the Normal Retirement Age (or Early Retirement Age, if applicable);

(ii) the 10th anniversary of the year in which the Participant commenced participation in the Plan; or

(iii) the date the Participant incurs a Severance from Employment with the Employer.

Notwithstanding the foregoing, the failure of a Participant and, if applicable, a Spouse to consent to a distribution while a benefit is immediately distributable, within the meaning of the immediately succeeding Article (Distribution Requirements), shall be deemed to be an election to defer commencement of payment of any benefit sufficient to satisfy this Section.

(b) Notwithstanding the immediately preceding Subsection (a), and subject to the provisions of the immediately succeeding Article (Distribution Requirements), a Participant (or, if applicable, his or her Spouse after the death of the Participant prior to the commencement of distributions hereunder) may, on any date reasonably prior to the Automatic Distribution Date specified in Subsection (a), elect to accelerate the commencement of the distribution of the Vested Value of his or her Account balance to a fixed or determinable date prior to the Automatic Distribution Date specified in the immediately preceding Subsection. An election made under this Subsection, including any modification thereof, shall be made in accordance with any uniform and nondiscriminatory administrative rules or procedures of the Plan Administrator.

(c) Notwithstanding Subsection (a) of this Section, and subject to the provisions of the immediately succeeding Article (Distribution Requirements), a Participant (or, if applicable, his or her Spouse after the death of the Participant prior to the commencement of distributions hereunder) may, on any date reasonably prior to the Automatic Distribution Date specified in Subsection (a), elect to defer the commencement of the distribution of the Vested Value of his or her Account balance to a fixed or determinable date subsequent to the Automatic Distribution Date specified in Subsection (a), but in no event later than the “required beginning date” described in the immediately succeeding Article (Distribution Requirements). An election made under this Subsection, including any modification thereof, shall be made in accordance with any uniform and nondiscriminatory administrative rules or procedures of the Plan Administrator.

(d) Notwithstanding the foregoing provisions of this Section, no election to defer the commencement of benefits after a Severance from Employment shall operate to defer the distribution of any loan amount in the event of a default of the Participant’s loan.

(e) Notwithstanding the provisions of this Section, a Participant (or, if applicable, his or her Beneficiary after the death of the Participant prior to the commencement of distributions hereunder) may not elect to defer the Automatic Distribution Date specified in this Section if his or her vested Account balance is not equal to or greater than the amount specified under Code § 411(a)(11) or, if less, the amount specified in the Adoption Agreement for such purpose.

(f) Subject to the provisions of Article XIII (Distribution Requirements), a distribution under this Article shall not be made any earlier than as soon as practicable following the receipt by the Plan Administrator of all information necessary or appropriate to make the distribution.

(g) A Participant’s right to a distribution, including payments being made, under the Plan (other than payments under an irrevocable annuity) will cease upon reemployment of a Participant by any Participating Employer (except as provided by the minimum distribution rules of Code §401(a)(9)) and the Account will thereafter be available for withdrawal, loan or distribution in accordance with the terms of the Plan, unless directed otherwise by the Plan Administrator in a consistent and nondiscriminatory manner that applies to all Participants.

12.5	Normal Form of Distribution

(a) In General. A Participant (or, if applicable, his or her Beneficiary after the death of the Participant prior to the commencement of distributions hereunder) entitled to receive a distribution of benefits under the Plan shall receive a payment of such distribution in the normal form of distribution provided under the Plan. The normal form of distribution to a Participant (or, if applicable, his or her Beneficiary) under the Plan shall be the normal form of distribution elected by the Sponsoring Employer in the Adoption Agreement.

(b) Profit Sharing Plan Exception. The Plan shall not be required to provide a Qualified Joint and Survivor Annuity for the Participant, or a Qualified Preretirement Survivor Annuity for the Participant’s Spouse, if the Plan satisfies the conditions of the Profit Sharing Plan Exception of Section 14.7.

(c) Distribution of Annuity. If the Plan requires the distribution of a life annuity, whether as a normal form of distribution under the Plan or as an alternate form of distribution under the Plan elected by the Participant, a married Participant’s vested Account balance will be paid in the form of a Qualified Joint and Survivor Annuity and an unmarried Participant’s vested Account balance will be paid in the form of a Straight Life Annuity unless another form of benefit is selected within the applicable Election Period pursuant to a Qualified Election as such terms are defined in Article XIV (QJSA and QPSA Requirements).

12.6	Optional Forms of Distribution

(a) Notwithstanding the immediately preceding Section, a Participant (or, if applicable, his or her Beneficiary after the death of the Participant prior to the commencement of distributions hereunder) may make an election, in a writing filed with the Plan Administrator, of one of the following alternate forms of distribution provided such alternate form is elected in the Adoption Agreement by the Sponsoring Employer, made available to Participants in a manner that does not discriminate in favor of HCE’s and not subject to Employer discretion:

(i) One lump sum distribution;

(ii) Annual or more frequent (as permitted by the Plan Administrator) installments made in substantially nonincreasing amounts over a period not to exceed the life expectancy of the Participant or the joint life expectancies of the Participant and Beneficiary; provided, however, that such installment method of distribution may (as permitted by the Plan Administrator) be revised or terminated and followed by a full distribution of the vested Account on a specified date that is permissible under the Code;

(iii) An annuity, including an annuity with term certain or survivorship features, for the life or lives of the Participant and Beneficiary, or a definite period not to exceed the life expectancy or joint life expectancies of the Participant and Beneficiary, or a combination thereof (as applicable); and

(iv) A partial distribution in a designated amount (as elected in the Adoption Agreement or permitted by the Plan Administrator) followed by a method of distribution described in paragraph (ii) or (iii) above, if permitted under the Adoption Agreement, commencing on a specified date that is permissible under the Code.

Such election may be made or modified until the date thirty (30) days prior to the time that payments are to commence.

(b) If a Participant elects to receive a form of periodic installment payments permitted under the Adoption Agreement, such Participant’s Account shall continue to participate in the investment performance of the Investment Funds in which such amounts are invested and to bear its allocable share of administrative and investment expenses until the date such amounts are distributed. The amount of the installments shall be redetermined at least annually to reflect the changes in the value of a Participant’s Account.

(c) A Participant (or his or her Beneficiary) may not elect an annuity or form of periodic installment distributions as the form of distribution under this Section if his or her vested Account balance is not equal to or greater than any minimum Account balance, or if his or her periodic payment under such method of distribution is not equal to or greater than any minimum periodic amount, if established by the Plan Administrator in its sole discretion for such purpose and uniformly applicable to all Participants, consistent with any term or limitation of any applicable Investment Fund.

(d) If a Participant or Beneficiary is to receive payment of benefits in the form of an annuity based on the Vested Value of the Account invested in any Investment Fund maintained by a mutual fund company, such Account balance must first be transferred to the Insurance Company.

12.7	Distributions to a Beneficiary

(a) Timing Requirements.

(i) If a Participant dies prior to the commencement of the distribution of his or her vested Account, such Participant’s Account shall be distributed to his or her Beneficiary over a period not to exceed (A) five years from the Participant’s date of death in one lump sum distribution, if the Beneficiary is the Participant’s estate, (B) the Beneficiary’s life or life expectancy, if the Beneficiary is the Participant’s surviving Spouse and if the distribution commences on or before the date the deceased Participant would have attained age 70-1/2, (C) the life expectancy of the Beneficiary if the Beneficiary is not the Participant’s Surviving Spouse and if distributions commence within one year of the date of the Participant’s death, or (D) five years from the date of the Participant’s death, if items (A), (B) and (C) above are inapplicable.

(ii) If a Participant dies after the commencement of the distribution of his or her vested Account, any amount of such Participant’s Account not distributed during his or her life shall be distributed to his or her Beneficiary at least as rapidly as distributed to the Participant on the date of his or her death.

(iii) Notwithstanding any provision of the Plan to the contrary, payments to a Beneficiary shall be made in compliance with the requirements of Code § 401(a)(9) and applicable Treasury Regulations as further described in the immediately succeeding Article (Distribution Requirements).

(b) Form of Death Benefit.

(i) If a Participant dies prior to the commencement of the distribution of his or her vested Account, such Participant’s Account shall be distributed to his or her Beneficiary in the normal form of distribution under the Plan or, if the Beneficiary elects and to the extent permitted by law, any of the optional forms of distribution permitted under the Adoption Agreement.

(ii) If a Participant dies after the commencement of the distribution of his or her vested Account, any amount of such Participant’s Account not distributed during his or her life shall be distributed to his or her Beneficiary pursuant to the form of benefit being received by the Participant at the time of his or her death.

(c) Assets Left on Deposit. In the event that any Beneficiary is entitled to benefits hereunder upon the death of a Participant and pursuant to his or her rights under the Plan, if any, leaves assets in the Plan for later distribution, such Beneficiary, subject to any limits of law, shall have all of the rights of a Participant hereunder with regard to allocation and investment of such assets, but in no event shall have the right to make any additional contributions. A Beneficiary leaving assets in the Plan shall be required to commence payment of benefits under the Plan pursuant to the minimum required distribution rules set forth in Code § 401(a)(9), unless distributed pursuant to the cash-out rules hereof. A QDRO may grant an alternate payee thereunder rights similar to those of a Beneficiary under this Subsection (c).

12.8	Determining the Beneficiary

(a) In General. Unless a Participant designates a Beneficiary in accordance with the immediately succeeding Subsection (Designation of Beneficiary), the Participant’s Beneficiary shall be his or her surviving Spouse, if any, with respect to a portion of the Participant’s Account that is designated by the Employer in the Adoption Agreement, provided such portion shall not be less than fifty percent (50%) of the Participant’s vested Account balance. If the Employer does not designate the portion of the Participant’s vested Account that belongs to the surviving Spouse in the event of the Participant’s death, the surviving Spouse shall be the Beneficiary with respect to the total vested Account. If the Participant does not have a surviving Spouse, a surviving Spouse cannot be located in the sole determination of the Plan Administrator, or the surviving Spouse is only entitled to a permissible portion of the Participant’s vested Account upon his or her death, then the Participant’s Beneficiary shall be his or her estate.

(b) Designation of Beneficiary. Subject to this Section, a Participant (or, if applicable, the Participant’s Spouse) may designate, in writing and at such time and in such manner as the Plan Administrator may prescribe, a Beneficiary or Beneficiaries (who shall be designated by the Participant as either primary or contingent Beneficiaries) to receive his or her vested Account in the Plan in the event of his or her death. Subject to this Section, a Participant’s Beneficiary may designate, in writing and at such time and in such manner as the Plan Administrator may prescribe, a Beneficiary or Beneficiaries (who shall be designated by such Beneficiary as either primary or contingent Beneficiaries) to receive his or her interest in the Plan in the event of his or her death following the Participant’s death. A Participant or Beneficiary may, from time to time and in such manner as the Plan Administrator shall prescribe, change or revoke his or her Beneficiary or Beneficiaries. A Beneficiary designation hereunder shall not take effect for any purpose hereunder until it has been filed by the Participant or designating Beneficiary with the Plan Administrator; provided, however, that a designation mailed by the Participant (or designating Beneficiary) to such Plan Administrator prior to his or her death and received by the Plan Administrator after such death will take effect upon such receipt, but prospectively only and without prejudice to any payor or payee on account of any payments made before receipt by the Plan Administrator.

(c) Spousal Consent. Notwithstanding any otherwise conflicting provision in the Plan, a married Participant’s designation, or change in designation, of a Beneficiary other than his or her Spouse shall be subject to the written consent of such Spouse (in which consent such Beneficiary, or Beneficiaries if applicable, is specified by name and the effect of such consent is acknowledged), witnessed by a notary public or Plan representative. A Spouse may voluntarily elect to relinquish the right to consent to a change by the Participant of the Beneficiary designation so long as the Spouse’s original consent acknowledges that the Spouse had the right to limit consent only to a specific Beneficiary.

(d) Predeceased Spouses or Beneficiaries. A Spouse or Beneficiary who predeceases the Participant shall have no rights or interest in the Participant’s Account except that the rights of an alternate payee under a QDRO shall supersede any contravening provision in this Section.

(e) Remarried, Divorced, Separated or Abandoned Participants. If a Participant remarries, any Beneficiary designation naming an ex-spouse shall be null and void unless such ex-spouse is named in a subsequent Beneficiary designation made in accordance with this Section or except to the extent such ex-spouse is an alternate payee under a QDRO. Subject to any QDRO or subsequent Beneficiary designation by the Participant, a Participant shall not be treated as having a Spouse, and any Beneficiary designation naming a Spouse shall be null and void, if the Participant has a divorce decree. A Participant shall notify the Plan Administrator of any change in his or her marital status.

(f) Pre-Age 35 Designations Where Annuity is Normal Form of Distribution. If the normal form of distribution selected under the Adoption Agreement is in the form of an annuity, then notwithstanding anything else herein to the contrary, no married Participant may designate a Beneficiary hereunder other than his or her Spouse prior to the beginning of the Plan Year in which the Participant attains age thirty-five (35), except that the Participant who incurs a Severance from Employment prior to such Plan Year may elect a Beneficiary other than his or her Spouse at any time after his or her Severance from Employment. In the event such terminated Participant later returns to employment and again becomes a Participant in the Plan, such election made prior to the Plan Year in which he or she attains age thirty-five (35) shall only apply to amounts accrued at the time of the original election, and earnings thereon. A Beneficiary other than the Spouse may not be elected with regard to benefits accrued thereafter until the first day of the Plan Year in which the Participant attains age thirty-five (35). Unless any election made hereunder specifies a secondary Beneficiary, if the designated Beneficiary predeceases the Participant, the election shall be null and void and a new election shall be required to be made in order to elect a Beneficiary other than a Participant’s Spouse. If a Participant’s Spouse at the time of his or her death is not the same as the Spouse who consented to the election of non-spousal Beneficiary, such consent shall be null and void. The Plan shall provide a Participant with the written explanation with regard to the QPSA in accordance with the requirements of Code § 417(a)(3) and the Treasury Regulations thereunder.

12.9	Death or Disability During Period of Qualified Military Service

(a) If a Participant who is entitled to reemployment rights under USERRA dies while performing Qualified Military Service, such Participant shall be treated as if the Participant had resumed employment with the Employer on the day preceding death and terminated employment on the actual date of death. In the case of such treatment, the survivors of such Participant are entitled to any additional benefits (other than benefit accruals or contributions relating to the period of Qualified Military Service, but including vesting service credit for such period and any other survivor benefits) that would have been provided under the Plan had the Participant resumed and then terminated employment on account of a death occurring on or after January 1, 2007.

(b) If a Participant who is entitled to reemployment rights under USERRA incurs a Disability while performing Qualified Military Service, such Participant shall be treated as if the Participant had resumed employment with the Employer on the day preceding the Disability and terminated employment on the actual date of Disability.

(c) All Employees performing Qualified Military Service with respect to the Employer who die or become Disabled while performing Qualified Military Service must be credited with Service and benefits on reasonably equivalent terms.

(d) Notwithstanding any provision of the Plan to the contrary, if elected by the Sponsoring Employer in the Adoption Agreement, such Participants who die or incur a Disability while performing Qualified Military Service shall be entitled to any benefit accruals or contributions relating to the period of Qualified Military Service. Participants who incur a Disability while performing Qualified Military Service shall not be entitled to any vesting service credit for the period of Qualified Military Service.

12.10	Distributions to Minors or Incompetent Persons

If any person to whom any amount is payable under the Plan is a minor, has been declared legally incompetent, or is determined by the Plan Administrator in its discretion to be unable to care for his or her affairs, then any payment due him or her (unless a prior claim therefore has been made by a duly appointed legal representative) may be paid to such person’s representative holding a valid power of attorney, a court appointed guardian maintaining or having custody of such person, or any other person authorized under state law to receive the payment, as elected by the Plan Administrator in its discretion. Any such payment shall be a complete discharge of all liability under the Plan with respect to such payment.

12.11	Eligible Rollover Distributions From the Plan

(a) Direct Rollovers in General. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution that is equal to at least five hundred dollars ($500), or such lesser amount as may be prescribed from time to time by the Plan Administrator, paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. .

(b) Automatic Direct Rollovers. If elected in the Adoption Agreement and in the event of an Eligible Rollover Distribution that is a Mandatory Distribution (as such term is defined in Subsection 12.3(b) (Mandatory Distributions)) greater than one thousand dollars ($1,000) but less than or equal to five thousand dollars ($5,000) in accordance with the provisions of Article XIII (Distribution Requirements), if the Participant does not timely elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a Direct Rollover or to receive the distribution directly in accordance with this Article, then the Plan Administrator will pay the distribution in a Direct Rollover to an individual retirement plan designated by the Plan Administrator (“Automatic Direct Rollover”). In determining whether a Mandatory Distribution is greater than one thousand dollars ($1,000) but less than or equal to five thousand dollars ($5,000) for purposes of Automatic Direct Rollovers, the portion of the Participant’s distribution attributable to any QVECs shall be excluded and, unless otherwise elected in the Adoption Agreement, the portion of the Participant’s distribution attributable to any Rollover Contribution shall be included.

(c) Non-Spouse Beneficiary Rollovers. A non-Spouse Beneficiary may elect to make a Direct Rollover to an inherited individual retirement account or annuity described in Code § 408(a) or Code § 408(b), or an inherited Roth individual retirement account described in Code § 408A(a), that is established on behalf of the Beneficiary. Such rollover shall be made in a manner consistent with Code § 402(c)(11) and any other applicable guidance.

(d) Participant Notice. A Participant (or other Distributee) entitled to an Eligible Rollover Distribution must receive a written explanation of: (i) the right to a Direct Rollover, (ii) if applicable, the Automatic Direct Rollover provision for a distribution greater than one thousand dollars ($1,000) but less than or equal to five thousand dollars ($5,000), (iii) the requirement of tax withholding for not making a Direct Rollover, (iv) the exclusion from income of a Direct Rollover or a distribution that is rolled over within sixty (60) days, (v) the tax treatment of an alternate payee treated as a Distributee, (vi) the treatment of net unrealized appreciation in securities of the employer, if applicable, (vii) the provisions under which distributions from the recipient plan may be subject to restrictions and tax consequences that are different from those applicable to distributions from the Plan, (viii) any available special income tax elections, and (ix) the right to defer a distribution, if applicable, and the consequences of failing to defer receipt of the distribution. The notice must be provided within the same timeframe applicable to the Participant consent notice, such timeframe and such notice being prescribed in the immediately succeeding Article (Distribution Requirements). The Direct Rollover notice must be provided to all Participants, unless the total amount the Participant will receive as a distribution during the calendar year is expected to be less than $200.

(e) Definitions.

(i) Direct Rollover. For purposes of this Section, a “Direct Rollover” is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

(ii) Distributee. A “Distributee” includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a QDRO are Distributees with regard to the interest of the Employee or former Employee. A Distributee also includes the Participant’s non-Spouse designated Beneficiary. In the case of a non-Spouse Beneficiary, the Direct Rollover can only be transferred to an inherited traditional or Roth IRA that is established on behalf of the nonspouse designated Beneficiary for the purpose of receiving the distribution.

(iii) Eligible Retirement Plan. An “Eligible Retirement Plan” is an eligible plan under Code § 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan, an individual retirement account described in Code § 408(a), and individual retirement annuity described in Code § 408(b), an annuity plan described in Code § 403(a), an annuity contract described in Code § 403(b), a Roth IRA described in Code § 408A, or a qualified plan described in Code § 401(a), that accepts the Distributee’s Eligible Rollover Distribution. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a QDRO.

If any portion of an Eligible Rollover Distribution is attributable to payments or distributions from a designated Roth account, an Eligible Retirement Plan with respect to such portion shall include only another designated Roth account of the individual from whose account the payments or distributions were made, or a Roth IRA of such individual.

(iv) Eligible Rollover Distribution. An “Eligible Rollover Distribution” is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s Beneficiary, or for a specified period of ten years or more; (B) any distribution to the extent such distribution is required under Code § 401(a)(9); and (C) any Hardship Withdrawal.

A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of After-Tax Contributions that are not includible in gross income. However, such portion may be transferred only to (I) a traditional individual retirement account or annuity described in Code § 408(a) or (b) (a “traditional IRA”) or a Roth individual retirement account or annuity described in Code § 408A (a “Roth IRA”); or (II) to a qualified defined contribution plan or an annuity contract described in Code § 401(a) or 403(b), respectively, that agrees to separately account for amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

12.12	In-Plan Roth Direct Rollovers

(a) In-Plan Roth Direct Rollover. If elected by the Employer in the Adoption Agreement, a Participant may elect, at the time and in the manner prescribed by the Plan Administrator, to have all or any portion of an Eligible Rollover Distribution from the Participant’s Account (other than a designated Roth Account) under the Plan paid directly to a designated Roth Account under the Plan so long as such payment constitutes an In-Plan Roth Conversion Contribution hereunder (hereinafter referred to as an “in-plan Roth direct rollover”). Notwithstanding any otherwise conflicting provision herein, an in-plan Roth direct rollover shall be accounted for separately under the Plan and shall not be treated as a distribution for the following purposes:

(i) Code § 72(p) (relating to plan loans). A Plan loan transferred in an in-plan Roth direct rollover without changing the repayment schedule is not treated as a new loan (so the rule in § 1.72(p)-1, Q&A-20, of the Income Tax Regulations does not apply).

(ii) Code § 401(a)(11) (relating to spousal annuities). A married Plan Participant is not required to obtain Spousal Consent in connection with an election to make an in-plan Roth direct rollover.

(iii) Code § 411(a)(11) (relating to participant consent before an immediate distribution of an accrued benefit in excess of $5,000). The amount rolled over continues to be taken into account in determining whether the Participant’s accrued benefit exceeds five thousand dollars ($5,000) (or, if applicable, such lesser amount elected in the Adoption Agreement), and a notice of the Participant’s right to defer receipt of the distribution is not triggered by the in-plan Roth direct rollover.

(iv) Code § 411(d)(6)(B)(ii) (relating to elimination of optional forms of benefit). A Participant who had a distribution right (such as a right to an immediate distribution of the amount rolled over) prior to the rollover cannot have this right eliminated through an in-plan Roth direct rollover.

The Plan shall maintain such records as are necessary for the proper reporting of in-plan Roth direct rollovers.

(b) Election is Irrevocable. A Participant’s Roth conversion election hereunder shall become irrevocable upon the occurrence of the In-Plan Roth Conversion Contribution made pursuant to such election.

(c) In-Plan Roth 60-Day Rollover. If permitted by the Employer in the Adoption Agreement, a Participant who has received a distribution of funds attributable to an Eligible Rollover Distribution from the Plan may elect to roll over the funds into his or her designated Roth Account in the Plan so long as such rollover constitutes an In-Plan Roth Conversion Contribution hereunder and is made within sixty (60) days following the distribution of the funds (hereinafter referred to as an “in-plan Roth 60-day rollover”). Notwithstanding any otherwise conflicting provision herein, an in-plan Roth 60-day rollover shall be accounted for separately under the Plan.

(d) Nondistributable Amounts under the Code. Effective January 1, 2013, and if elected in the Adoption Agreement, an In-Plan Roth Conversion Contribution shall not be required to be an Eligible Rollover Distribution (except that it shall be treated as such for purposes of Code § 3405 and any other Code provision specified by the IRS in any applicable guidance) or otherwise distributable under the Code so long as such In-Plan Roth Conversion Contribution is paid directly to a designated Roth Account under the Plan.

12.13	Distributions From a Designated Roth Account Under the Plan

When a portion of a distribution is from a designated Roth Account under the Plan, the rollover of any such distribution pursuant to Code § 402A(c)(3) must be accomplished through a Direct Rollover and can only be made to a plan which agrees to separately account for the amount not includible in income. The transferring plan shall report the amount of the investment in the contract (contributions as well as associated earnings) and the first year of the five (5) year period to the recipient plan so that the recipient plan will not need to rely on the information from the Plan Participant. For purposes of this Section, the five (5) taxable year period of Plan participation is the period of five (5) consecutive taxable years that begins with the first day of the first taxable year in which the Participant makes a designated Roth Elective Deferral to any designated Roth Elective Deferral Account established for the Participant under the same plan and ends when five (5) consecutive taxable years have been completed. For this purpose, the first taxable year in which a Participant makes a designated Roth Elective Deferral is the year in which the amount is first includible in the Participant’s gross income.

ARTICLE XIII

DISTRIBUTION REQUIREMENTS

13.1	CODA Distribution Limitations

(a) Subject to Subsection (b) of this Section, a Participant’s Elective Deferrals, Qualified Nonelective Contributions, Qualified Matching Contributions, and Safe Harbor Contributions, and income allocable thereto are not distributable earlier than upon the Participant’s Severance from Employment, death, or Disability.

(b) A Participant’s Elective Deferrals, Qualified Nonelective Contributions, Qualified Matching Contributions, and Safe Harbor Contributions, and income allocable thereto may also be distributed upon the following events:

(i) Termination of the Plan without the Employer maintaining another defined contribution plan (other than an employee stock ownership plan as defined in Code § 4975(e)(7) or 409(a), a simplified employee pension plan as defined in § 408(k), a SIMPLE IRA plan as defined in § 408(p), a plan or contract described in § 403(b) or a plan described in § 457(b) or (f)) at any time during the period beginning on the date of Plan termination and ending twelve (12) months after all assets have been distributed from the Plan. Such a distribution must be made in a lump sum.

(ii) The Participant’s attainment of age 59 1⁄2 if the Plan is a profit sharing plan and if such event is elected by the Employer in the Adoption Agreement.

(iii) The Participant’s attainment of Normal Retirement Age (not less than age 59 1⁄2) if such event is elected by the Employer in the Adoption Agreement.

(iv) The hardship of the Participant if such distribution is a Hardship Withdrawal as described under Article XI (In-Service Withdrawals and Loans) if such event is elected by the Employer in the Adoption Agreement; provided, however, that Safe Harbor Contributions of any type may not be distributed on account of hardship.

(v) A federally declared disaster, where resulting legislation authorizes such a distribution.

(vi) A Qualified Reservist Distribution.

(vii) The Participant’s service in the uniformed services while on active duty for a period of at least 30 days. If a Participant receives a distribution as a result of a deemed severance of employment, the Participant’s Elective Deferrals (and Employee Contributions) will be suspended for six (6) months after receipt of the distribution. However, a distribution under this provision that is a Qualified Reservist Distribution within the meaning of Code § 72(t)(2(G)(iii) is not subject to the 6-month suspension of Elective Deferrals.

All distributions that may be made pursuant to one or more of the foregoing distributable events are subject to the Participant and Spousal consent requirements (if applicable) contained in Code §§ 401(a)(11) and 417, as such requirements are described in Article XIV (QJSA and QPSA Requirements) hereof.

(c) Notwithstanding that distributions from a Participant’s Roth Elective Deferrals Account may be includible in the Participant’s gross income unless such distribution is a “qualified distribution” (for example, made after a 5-year period (beginning on January 1 of the year in which the Participant’s first contribution was made to such Account) and after the Participant’s death, Disability or attainment of age 59 1⁄2), such income inclusion requirement shall not otherwise prevent a Participant from electing to receive a distribution of amounts attributable to his or her Roth Elective Deferrals Account. Earnings on corrective distributions of Roth Elective Deferrals are includible in gross income to the same extent as earnings on corrective distributions of Pre-Tax Elective Deferrals are includible in gross income.

13.2	Restrictions on Immediate Distributions (Consent Requirement)

(a) General Rule.

(i) If payment in the form of a Qualified Joint and Survivor Annuity (as such term is defined in the immediately succeeding Article (QJSA and QPSA Requirements)) is required with respect to a Participant and either the value of a Participant’s vested Account balance derived from Employer and Employee Contributions exceeds five thousand dollars ($5,000) (or, if applicable, such lesser amount elected in the Adoption Agreement), or there are remaining payments to be made with respect to a particular distribution option that previously commenced, and the Account balance is immediately distributable, the Participant must consent to any distribution of such Account balance.

(ii) If payment in the form of a Qualified Joint and Survivor Annuity is not required with respect to a Participant and the value of a Participant’s vested Account balance derived from Employer and Employee Contributions exceeds $5,000 (or, if applicable, such lesser amount elected in the Adoption Agreement), and the Account balance is immediately distributable, the Participant must consent to any distribution of such Account balance.

(b) Obtaining Consent. The consent of the Participant and the Participant’s Spouse (if applicable) required under the immediately preceding Subsection shall be obtained in writing within the one hundred and eighty (180) day period ending on the Annuity Starting Date. The Plan Administrator shall notify the Participant and the Participant’s Spouse (if applicable) of the right to defer any distribution until the Participant’s Account balance is no longer immediately distributable and the consequences of failing to defer any distribution. Such notification shall include a general description of the material features, an explanation of the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code § 417(a)(3), and a description of the consequences of failing to defer a distribution, and shall be provided no less than thirty (30) days and no more than one hundred eighty (180) days prior to the Annuity Starting Date. However, distribution may commence less than thirty (30) days after the notice described in the preceding sentence is given, provided the distribution is one to which Code §§ 401(a)(11) and 417 do not apply, the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and the Participant, after receiving the notice, affirmatively elects a distribution.

(c) Scope of Consent Requirement. Notwithstanding the immediately foregoing Subsection (Obtaining Consent), only the Participant needs to consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Account balance is immediately distributable. (Furthermore, if payment in the form of a Qualified Joint and Survivor Annuity is not required with respect to the Participant pursuant to the Profit Sharing Plan Exception in Article XIV (QJSA and QPSA Requirements), only the Participant need consent to the distribution of an Account balance that is immediately distributable.) Neither the consent of the Participant nor the Participant’s Spouse shall be required to the extent that a distribution is required to satisfy Code § 401(a)(9) or § 415. In addition, upon termination of the Plan if the Plan does not offer an annuity option (purchased from a commercial provider) and if the Employer or any entity within the same controlled group as the Employer does not maintain another defined contribution plan (other than an employee stock ownership plan as defined in Code § 4975(e)(7)), the Participant’s Account balance will, without the Participant’s consent, be distributed to the Participant. However, if any entity within the same controlled group as the Employer maintains another defined contribution plan (other than an employee stock ownership plan as defined in Code § 4975(e)(7)) then the Participant’s Account balance will be transferred, without the Participant’s consent, to the other plan if the Participant does not consent to an immediate distribution.

(d) Definition of “Immediately Distributable”. An Account balance is immediately distributable if any part of the Account balance could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained if not deceased) the later of Normal Retirement Age or age 62.

(e) Accumulated Deductible Employee Contributions. For purposes of determining the applicability of the foregoing consent requirements to a distribution, the Participant’s vested Account balance shall not include amounts attributable to accumulated deductible employee contributions within the meaning of Code § 72(o)(5)(B).

13.3	Qualified Joint and Survivor Annuity Requirements

Unless the Plan satisfies the Profit Sharing Plan Exception in Article XIV (QJSA and QPSA Requirements), the Plan shall be subject to the Qualified Joint and Survivor Annuity requirements of such Article.

13.4	Qualified Preretirement Survivor Annuity Requirements

Unless the Plan satisfies the Profit Sharing Plan Exception in Article XIV (QJSA and QPSA Requirements), the Plan shall be subject to the Qualified Preretirement Survivor Annuity requirements of such Article.

13.5	Annuity Contract Requirements

The terms of any annuity contract purchased and distributed by the Plan to a Participant or Spouse shall comply with the requirements of the Plan. Any annuity contract distributed herefrom must be nontransferable.

13.6	Administrative Expenses for Processing Distribution Requests

The Plan Administrator may charge reasonable plan administrative expenses to the Account of a former Participant or surviving Spouse or Beneficiary on account of receiving distributions from the Account, but only if the administrative expenses are on a pro-rata basis (i.e., the expenses are based on the amount in each Account of a former Participant or surviving Spouse receiving benefits from the Plan) or another reasonable basis that complies with the requirements of Title I of ERISA and the nondiscrimination rules of Code § 401(a)(4).

13.7	Minimum Required Distribution Rules

(a) Definitions. For purposes of this Section, the following definitions apply:

(i) “Designated Beneficiary” means the individual who is designated by the Participant or the Participant’s Spouse as the Beneficiary under the Plan and is the “designated beneficiary” under Code § 401(a)(9) and Treas. Reg. § 1.401(a)(9)-4, Q&A 4.

(ii) “Distribution calendar year” means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first “distribution calendar year” is the calendar year immediately preceding the calendar year that contains the Participant’s “required beginning date.” For distributions beginning after the Participant’s death, the first “distribution calendar year” is the calendar year in which distributions are required to begin under Subsection (g). The required minimum distribution for the Participant’s first “distribution calendar year” will be made on or before the Participant’s “required beginning date.” The required minimum distribution for other “distribution calendar years,” including the required minimum distribution for the “distribution calendar year” in which the Participant’s “required beginning date” occurs, will be made on or before December 31 of that “distribution calendar year.”

(iii) “Life expectancy” means the life expectancy as computed by use of the Single Life Table in Treas. Reg. § 1.401(a)(9)-9, Q&A-1.

(iv) “Participant’s Account balance” means the Participant’s Account balance as of the last day in the calendar year (“valuation date”) immediately preceding the “distribution calendar year” (“valuation calendar year”) increased by the amount of any contributions made and allocated or Forfeitures allocated to the Account balance as of the dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. For this purpose, the Plan Administrator may exclude contributions that are allocated to the Account balance as of dates in the valuation calendar year after the valuation date, but that are not actually made during the valuation calendar year. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the “distribution calendar year” if distributed or transferred in the valuation calendar year.

(v) “Required beginning date” means, with respect to any Participant and as elected in the Adoption Agreement, either: (A) April 1 of the calendar year following the later of the calendar year in which the Participant attains age 70 1⁄2 or the calendar year in which the Participant retires, or (B) April 1 of the calendar year following the calendar year in which the Participant attains age 70 1⁄2. Notwithstanding the foregoing, benefit distributions to a “5 percent owner” must commence by April 1 of the calendar year following the calendar year in which the Participant attains age 70 1⁄2.

(vi) “5 percent owner” means a Participant who is both (A) a 5 percent owner as defined in Code § 416 at any time during the Plan Year ending with or within the calendar year in which such owner attains age 70 1⁄2 and (B) an Employee of a Participating Employer. Once distributions have begun to a 5 percent owner under this Subsection they must continue to be distributed, even if the Participant ceases to be a 5 percent owner in a subsequent year.

(b) General Rule. Notwithstanding any provision of the Plan to the contrary, the payment of benefits shall be in accordance with the requirements of Code § 401(a)(9) and the Treasury Regulations thereunder, including the minimum distribution incidental benefit rules of Code § 401(a)(9)(G).

For purposes of computing minimum required distributions that must be made to a Participant or Beneficiary in each distribution calendar year in order to satisfy Code § 401(a)(9), a Participant’s Account balance does not include the value of any qualifying longevity annuity contract (QLAC). A QLAC is an annuity contract, purchased from an insurance company on or after July 2, 2014, for the benefit of an Employee under the Plan, stating its intent to be a QLAC and otherwise meeting all of the requirements of Treas. Reg. § 1.401(a)(9)-6.

The amount of the premiums paid for the QLAC under the Plan will not exceed the lesser of:

(i) an amount equal to the excess of $125,000 (as adjusted by the Commissioner) over the sum of:

A.	The premium paid before that date with respect to the contract; and

B.

Premiums paid on or before that date with respect to any other contract that is intended to be a QLAC and that is purchased for the Employee under the Plan, or any other plan, annuity, or account described in Code §§ 401(a), 403(a), 403(b), or 408 or eligible governmental plan under § 457(b); or

(ii) an amount equal to the excess of:

A.

25 percent (25%) of the Employee’s Account balance (as of the last Valuation Date preceding the date of the premium payment) under the Plan (including the value of any QLAC held under the Plan for the Employee) as of the contract date, over

B.

The sum of premiums paid before that date with respect to the contract and premiums paid on or before that date with respect to any other contract that is intended to be a QLAC and that is held or was purchased for the Employee under the Plan.

Distributions under the QLAC portion of the Participant’s Account will commence not later than the first day of the month next following the Participant’s 85th birthday. After distributions commence, those distributions will satisfy all applicable minimum distribution requirements from that point forward (other than the requirement that annuity payments commence on or before the Required Beginning Date).

If an annuity contract fails to be a QLAC solely because a premium for the contract exceeds the above limits, the excess premium will be returned (either in cash or in the form of a contract that is not intended to be a QLAC) to the non-QLAC portion of the Employee’s Account by the end of the calendar year following the calendar year in which the excess premium was originally paid.

(c) Required Beginning Date. Benefits shall commence no later than the required beginning date under Code

§ 401(a)(9).

(d) Limits on Distribution Periods. As of the first distribution calendar year, distributions to a Participant will be made in accordance with any method that meets the requirements of Code § 401(a)(9) and the Regulations thereunder. If such distributions are not made in a single sum, then they may only be made over one of the following periods:

(i) the life of the Participant;

(ii) the joint lives of the Participant and a “designated Beneficiary”;

(iii) a period certain not extending beyond the life expectancy of the Participant; or

(iv) a period certain not extending beyond the joint life and last survivor expectancy of the Participant and a “designated Beneficiary”.

(e) TEFRA § 242(b)(2) Elections.

(i) Notwithstanding the other provisions of this Section, other than the Spouse’s right of consent afforded under the Plan, distributions may be made on behalf of any Participant, including a 5 percent owner, who has made a designation in accordance with § 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and in accordance with all of the following requirements (regardless of when such distribution commences):

(A) The distribution by the Plan is one which would not have disqualified such plan under Code § 401(a)(9) as in effect prior to amendment by the Deficit Reduction Act of 1984.

(B) The distribution is in accordance with a method of distribution designated by the Participant whose interest in the Plan is being distributed or, if the Participant is deceased, by a Beneficiary of such Participant.

(C) Such designation was in writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984.

(D) The Participant had accrued a benefit under the Plan as of December 31, 1983.

(E) The form of distribution designated by the Participant or the Beneficiary specifies the time at which distribution will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant’s death, the Beneficiaries of the Participant listed in order of priority.

(ii) A distribution upon death will not be covered by the transitional rule of this Subsection unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

(iii) For any distribution that commences before January 1, 1984, but continues after December 31, 1983, the Participant, or the Beneficiary, to whom such distribution is being made, will be presumed to have designated the form of distribution under which the distribution is being made if the form of distribution was specified in writing and the distribution satisfies the requirements in Subparagraphs (i)(A) and (i)(E) of this Subsection.

(iv) If a designation is revoked, any subsequent distribution must satisfy the requirements of Code § 401(a)(9) and the Treasury Regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Plan must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed that would have been required to have been distributed to satisfy Code § 401(a)(9) and the Treasury Regulations thereunder, but for the TEFRA § 242(b)(2) election. For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another Beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation, so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life).

(v) In the case in which an amount is transferred or rolled over from one plan to another plan, the rules in Treasury Regulation § 1.401(a)(9)-8, Q&A 14 and 15, shall apply.

(f) Time and Manner of Distribution.

(i) Forms of distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the “required beginning date,” as of the first “distribution calendar year” distributions will be made in accordance with Subsections (g) and (h). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, those distributions will be made in accordance with the requirements of Code § 401(a)(9) and the Treasury Regulations thereunder.

(ii) Death of Participant before distributions begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows, subject to any election made by the Sponsoring Employer in the Adoption Agreement:

(A) If the “designated Beneficiary” is the Participant’s surviving Spouse, then, except as otherwise provided herein, distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1⁄2, if later.

(B) Except as elected by the Sponsoring Employer in the Adoption Agreement in accordance with Code § 401(a)(9) (or, if no election is made in the Adoption Agreement, then except as elected by the Participant or his or her designated Beneficiary in accordance with Code § 401(a)(9), provided such election is permitted in the Adoption Agreement), if the designated Beneficiary is not the Participant’s surviving Spouse, then distributions to such designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C) If there is no “designated Beneficiary” as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D) If the designated Beneficiary is the Participant’s surviving Spouse, and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, paragraph (f)(ii), disregarding Subparagraph (f)(ii)(A), will apply as if the surviving Spouse were the Participant.

For purposes of Subsection (f), unless Subparagraph (f)(ii)(D) applies, distributions are considered to begin on the Participant’s “required beginning date.” If Subparagraph (f)(ii)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under Subparagraph ()(ii)(A). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s “required beginning date” (or to the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under Subparagraph (f)(ii)(A)), the date distributions are considered to begin is the date distributions actually commence.

(g) Required Minimum Distributions During Participant’s Lifetime.

(i) Amount of required minimum distribution for each “distribution calendar year”. During the Participant’s lifetime, the minimum amount that will be distributed for each “distribution calendar year” is the lesser of the following, as elected in the Adoption Agreement:

(A) the quotient obtained by dividing the “Participant’s account balance” by the distribution period in the Uniform Lifetime Table set forth in Treas. Reg. § 1.401(a)(9)-9, Q&A-2, using the Participant’s age as of the Participant’s birthday in the “distribution calendar year”; or

(B) if the Participant’s sole “designated Beneficiary” for the “distribution calendar year” is the Participant’s Spouse, the quotient obtained by dividing the “Participant’s account balance” by the number in the Joint and Last Survivor Table set forth in Treas. Reg. § 1.401(a)(9)-9, Q&A-3, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the “distribution calendar year.”

(ii) Lifetime required minimum distributions continue through year of Participant’s death. Required minimum distributions will be determined under this Subsection (g) beginning with the first “distribution calendar year” and up to and including the “distribution calendar year” that includes the Participant’s date of death.

(h) Required Minimum Distributions After Participant’s Death.

(i) Death on or after date distributions begin.

(A) Participant survived by “designated Beneficiary.” If the Participant dies on or after the date distributions begin and there is a “designated Beneficiary,” any amount of such Participant’s Account not distributed during his or her life shall be distributed at least as rapidly as distributed to the Participant on the date of his or her death and the minimum amount that will be distributed for each “distribution calendar year” after the year of the Participant’s death is the quotient obtained by dividing the “Participant’s account balance” by the longer of the remaining “life expectancy” of the Participant or the remaining “life expectancy” of the Participant’s “designated Beneficiary,” determined as follows:

(1) The Participant’s remaining “life expectancy” is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2) If the Participant’s surviving Spouse is the Participant’s sole “designated Beneficiary,” the remaining “life expectancy” of the surviving Spouse is calculated for each “distribution calendar year” after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year. For “distribution calendar years” after the year of the surviving Spouse’s death, the remaining “life expectancy” of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(3) If the Participant’s surviving Spouse is not the Participant’s sole “designated Beneficiary,” the “designated Beneficiary’s” remaining “life expectancy” is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B) No “designated Beneficiary.” If the Participant dies on or after the date distributions begin and there is no “designated Beneficiary” as of September 30 of the year after the year of the Participant’s death, any amount of such Participant’s Account not distributed during his or her life shall be distributed at least as rapidly as distributed to the Participant on the date of his or her death and the minimum amount that will be distributed for each “distribution calendar year” after the year of the Participant’s death is the quotient obtained by dividing the “Participant’s account balance” by the Participant’s remaining “life expectancy” calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii) Death before date distributions begin.

(A) Participant survived by “designated Beneficiary.” Except as provided in paragraph (f)(i), if the Participant dies before the date distributions begin and there is a “designated Beneficiary,” the minimum amount that will be distributed for each “distribution calendar year” after the year of the Participant’s death is the quotient obtained by dividing the “Participant’s account balance” by the remaining “life expectancy” of the Participant’s “designated Beneficiary,” determined as provided in paragraph (h)(i).

(B) No “designated Beneficiary.” If the Participant dies before the date distributions begin and there is no “designated Beneficiary” as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(C) Death of surviving Spouse before distributions to surviving Spouse are required to begin. If the Participant dies before the date distributions begin, the Participant’s surviving Spouse is the Participant’s sole “designated Beneficiary,” and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under Subparagraph (f)(ii)(A), this Paragraph (h)(ii) will apply as if the surviving Spouse were the Participant.

ARTICLE XIV

QJSA AND QPSA REQUIREMENTS

14.1	Rules of Applicability

The provisions of this Article shall apply to any Participant who is credited with any Service under the Plan except as otherwise provided herein. Notwithstanding any otherwise conflicting provision in the Plan, the provisions of this Article shall not apply to any Participant who meets the conditions of Section 14.7 (Profit Sharing Plan Exception).

14.2	Payment of Qualified Joint and Survivor Annuity

Unless an optional form of benefit is selected within the applicable Election Period (defined herein below) pursuant to a Qualified Election (defined herein below), a married Participant’s vested Account balance will be paid in the form of a Qualified Joint and Survivor Annuity and an unmarried Participant’s vested Account balance will be paid in the form of a Straight Life Annuity. The Participant may elect to have such annuity distributed upon attainment of the Earliest Retirement Age (defined herein below) under the Plan.

14.3	Payment of Qualified Optional Survivor Annuity

If a married Participant elects to waive the QJSA within the applicable Election Period pursuant to a Qualified Election, he or she may elect a Qualified Optional Survivor Annuity at any time during the applicable Election Period, and revoke such election at any time during the applicable Election Period.

14.4	Payment of Qualified Preretirement Survivor Annuity

Unless an optional form of benefit has been selected within the applicable Election Period pursuant to a Qualified Election, if a Participant dies before the Annuity Starting Date then no less than one hundred percent (100%) (or such lesser percent, if any, elected in the Adoption Agreement so long as such lesser percent is no less than fifty percent (50%) of the vested Account balance) of the Participant’s vested Account balance shall be paid in the form of a Qualified Preretirement Survivor Annuity (as such term is defined in this Article) for the life of the surviving Spouse. To the extent that less than one hundred percent (100%) of the Account balance is paid to the surviving Spouse, the amount of the Participant’s Employee-derived Account allocated to the surviving Spouse must be in the same proportion as the Employee-derived Account balance is to the total Account balance of the Participant. The remaining amount not allocated to the surviving Spouse shall be paid to the Participant’s other Beneficiary, if applicable, in accordance with the distribution provisions of Article XII (Benefit Distributions, Commencement and Forms) hereof and is not required to be distributed in the form of an annuity except as otherwise permitted or required hereunder. The surviving Spouse may elect to have such annuity distributed within a reasonable period after the Participant’s death as permitted under Article XII (Benefit Distributions, Commencement and Forms).

14.5	Definitions

(a) “Earliest Retirement Age”. The earliest date on which, under the Plan, the Participant could elect to receive retirement benefits.

(b) “Election Period”.

(i) With respect to a waiver of the Qualified Joint and Survivor Annuity, the one hundred and eighty (180) day period ending on the Annuity Starting Date.

(ii) With respect to a waiver of the Qualified Preretirement Survivor Annuity, the period that begins on the first day of the Plan Year in which the Participant attains age 35 and ends on the date of the Participant’s death. However, if a Participant incurs a Severance from Employment prior to the first day of the Plan Year in which age 35 is attained, solely with respect to the Account balance (and earnings thereon) as of the date of such Severance from Employment, the election period shall begin on the date of such Severance from Employment. The provisions of Section 12.8(f) shall apply in the event such terminated Participant returns to employment and again becomes a Participant in the Plan.

Pre-age 35 waiver: Except as permitted in this Subparagraph (ii), and subject to Section 12.8(f) (Pre-Age 35 Designations Where Annuity is Normal Form of Distribution), a Participant who will not yet attain age 35 as of the end of any current Plan Year may not make a Qualified Election to waive the Qualified Preretirement Survivor Annuity.

An election to waive the QPSA shall not be valid unless the Participant receives a written explanation of the Qualified Preretirement Survivor Annuity in such terms as are comparable to the explanation required under Section 14.6(a).

(c) “Qualified Election”. A waiver of a Qualified Joint and Survivor Annuity or a Qualified Preretirement Survivor Annuity. Any waiver of a Qualified Joint and Survivor Annuity or a Qualified Preretirement Survivor Annuity shall not be effective unless:

(i) the Participant’s Spouse consents in writing to the election in the form of a Spousal Consent;

(ii) the election designates a specific Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, that may not be changed without Spousal Consent (or the Spouse expressly permits designations by the Participant without any further Spousal Consent);

(iii) the Spouse’s consent acknowledges the effect of the election; and

(iv) the Spouse’s consent is witnessed by a Plan representative or notary public.

Additionally, a Participant’s waiver of the Qualified Joint and Survivor Annuity shall not be effective unless the election designates a form of benefit payment that may not be changed without Spousal Consent (or the Spouse expressly permits designations by the Participant without any further Spousal Consent). If it is established to the satisfaction of a Plan representative that there is no Spouse or that the Spouse cannot be located, a waiver will be deemed a Qualified Election.

Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse may not be obtained) shall be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. No consent obtained under this provision shall be valid unless the Participant has received notice as provided in Section 14.6 (Notice Requirements) below.

(d) “Qualified Joint and Survivor Annuity” or “QJSA”. An immediate annuity for the life of the Participant with a survivor annuity for the life of the Spouse that is (1) not less than fifty percent (50%) and not more than one hundred percent (100%) of the amount of the annuity that is payable during the joint lives of the Participant and the Spouse and (2) is the amount of benefit that can be purchased with the Participant’s vested Account balance. The percentage of the survivor annuity under the Plan shall be fifty percent (50%) (unless a different percentage is elected by the Employer in the Adoption Agreement provided such percentage is not less than fifty percent (50%) and not more than one hundred percent (100%)).

(e) “Qualified Optional Survivor Annuity”. An immediate annuity for the life of the Participant with a survivor annuity for the life of the Spouse that is (1) equal to the applicable percentage of the amount of the annuity that is payable during the joint lives of the Participant and the Spouse and (2) is the amount of benefit which can be purchased with the Participant’s vested Account balance. If the percentage of the survivor annuity is less than 75%, the applicable percentage is 75%. If the percentage of the survivor annuity is greater than or equal to 75%, the applicable percentage is 50%.

(f) “Qualified Preretirement Survivor Annuity” or “QPSA”. An immediate annuity for the life of the surviving Spouse and that is the amount of benefit which can be purchased with not less than fifty percent (50%) of the Participant’s vested Account balance (as of the date of death). The percentage of the vested Account balance used to purchase a QPSA shall be one hundred percent (100%) (unless a different percentage is elected by the Employer in the Adoption Agreement provided such percentage is not less than fifty percent (50%) and not more than one hundred percent (100%)).

(g) “Vested Account Balance”. The aggregate value of the Participant’s vested Account balances derived from Employer and Employee Contributions (including Rollover Contributions, if any), whether vested before or upon death. The provisions of this Article shall apply to a Participant who is vested in amounts attributable to Employer Contributions or Employee Contributions (or both) at the time of death or distribution.

14.6	Notice Requirements

(a) QJSA Notice. In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall no less than thirty (30) days and no more than one hundred and eighty (180) days prior to the Annuity Starting Date provide each Participant a written explanation of:

(i) The terms and conditions of the Qualified Joint and Survivor Annuity and of the Qualified Optional Survivor Annuity;

(ii) the Participant’s right to make and the effect of an election to waive the Qualified Joint and Survivor Annuity form of benefit;

(iii) the rights of a Participant’s Spouse; and

(iv) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

The written explanation shall comply with the requirements of Treas. Reg. § 1.417(a)(3)-1.

The Annuity Starting Date for a distribution in a form other than a Qualified Joint and Survivor Annuity may be less than thirty (30) days after receipt of the written explanation described in the preceding paragraph provided:

(v) the Participant has been provided with information that clearly indicates that the Participant has at least thirty (30) days to consider whether to waive the Qualified Joint and Survivor Annuity and elect (with Spousal Consent) to a form of distribution other than a Qualified Joint and Survivor Annuity;

(vi) the Participant is permitted to revoke any affirmative distribution election at least until the Annuity Starting Date or, if later, at any time prior to the expiration of the 7-day period that begins the day after the explanation of the Qualified Joint and Survivor Annuity is provided to the Participant; and

(vii) the Annuity Starting Date is a date after the date that the written explanation was provided to the Participant.

Notwithstanding the foregoing, the Annuity Starting Date may be a date prior to the date the written explanation is provided to the Participant if the distribution does not commence until at least thirty (30) days after such written explanation is provided, subject to the waiver of the 30-day period as provided for in the above paragraph.

(b) QPSA Notice. In the case of a Qualified Preretirement Survivor Annuity as described in Section 14.4 of this Article, the Plan Administrator shall provide each Participant within the applicable period for such Participant a written explanation of the Qualified Preretirement Survivor Annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of Subsection 14.6(a) applicable to a Qualified Joint and Survivor Annuity. The written explanation shall comply with the requirements of Treas. Reg. § 1.417(a)(3)-1. The “applicable period” for a Participant is whichever of the following periods ends last:

(i) the period beginning with the first day of the Plan Year in which the Participant attains age 32 and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age 35;

(ii) a reasonable period ending after the individual becomes a Participant;

(iii) a reasonable period ending after Subsection 14.6(c) ceases to apply to the Participant;

(iv) a reasonable period ending after this Article first applies to the Participant. Notwithstanding the foregoing, notice must be provided within a reasonable period ending after Severance from Employment in the case of a Participant who incurs a Severance from Employment before attaining age 35.

For purposes of applying the preceding paragraph, a reasonable period ending after the enumerated events described in (ii), (iii) and (iv) above is the end of the two-year period beginning one year prior to the date the applicable event occurs, and ending one year after that date. In the case of a Participant who incurs a Severance from Employment before the Plan Year in which age 35 is attained, notice shall be provided within the two-year period beginning one year prior to Severance from Employment and ending one year after such Severance. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant shall be re-determined.

(c) Notwithstanding the other requirements of this Section 14.6, the respective notices prescribed by this Section need not be given to a Participant if (i) the Plan “fully subsidizes” the costs of a Qualified Joint and Survivor Annuity or Qualified Preretirement Survivor Annuity, and (ii) the Plan does not allow the Participant to waive the Qualified Joint and Survivor Annuity or Qualified Preretirement Survivor Annuity and does not allow a married Participant to designate a non-Spouse Beneficiary. For purposes of this Subsection 14.6(c), a Plan fully subsidizes the costs of a benefit if no increase in cost, or decrease in benefits to the Participant may result from the Participant’s failure to elect another benefit.

14.7	Profit Sharing Plan Exception

(a) Provided the Plan is a profit sharing plan, this Section (Profit Sharing Plan Exception) shall apply to a Participant if the following conditions are satisfied: (i) the Participant does not or cannot elect payments in the form of a Straight Life Annuity; and (ii) on the death of a Participant, one hundred percent (100%) of the Participant’s vested Account balance will be paid to the Participant’s surviving Spouse, but if there is no surviving Spouse, or if the surviving Spouse has consented in a manner conforming to a Qualified Election, then to the Participant’s designated Beneficiary. The surviving Spouse may elect to have distribution of his or her portion of the vested Account balance commence within the 180-day period following the date of the Participant’s death. The Account balance shall be adjusted for gains or losses occurring after the Participant’s death in accordance with the provisions of the Plan governing the adjustment of Account balances for other types of distributions. This Section shall not be operative with respect to a Participant if the Plan is a direct or indirect transferee of a defined benefit plan, money purchase plan, a target benefit plan, stock bonus, or profit sharing plan that is subject to the survivor annuity requirements of Code § 401(a)(11) and Code § 417.

(b) The Participant may waive the Spousal death benefit described in this Section at any time provided that no such waiver shall be effective unless it satisfies the conditions of Subsection 14.5(c) (Qualified Election) (other than the notification requirement referred to therein) that would apply to the Participant’s waiver of the Qualified Preretirement Survivor Annuity.

(c) For purposes of this Section, vested Account balance shall have the same meaning as provided in Subsection 14.5(g) (Vested Account Balance) hereof.

14.8	Effect of Separate Accounting, Election Prior to Election Period and/or Plan Fully Subsidizes Costs

(a) If the Plan separately accounts for assets (and related income) that are transferred from a plan that is subject to the survivor annuity requirements of Code §§ 401(a)(11) and 417, then only those transferred assets (and related income) are subject to the provisions of this Article on account of the transfer.

(b) If the Plan separately accounts for an amount with respect to which a Participant elects a life annuity, then only that separate account balance is subject to the provisions of this Article on account of the Participant’s election of a life annuity.

(c) The Plan may allow a Participant to elect an annuity option prior to the applicable election period described in Code § 417(a)(6). If the Plan allows a Participant to elect a life annuity option at any time (irrespective of the applicable election period defined in Code § 417(a)(6)) and such election is made, the provisions of this Article shall thereafter apply with respect to such Participant as of the beginning of such applicable election period.

The provisions of this Article shall not apply with respect to the Qualified Joint and Survivor Annuity form of benefit or Qualified Preretirement Survivor Annuity form of benefit, as the case may be, if (i) the Plan “fully subsidizes” the costs of the Qualified Joint and Survivor Annuity or Qualified Preretirement Survivor Annuity, (ii) the Plan does not allow the Participant to waive the Qualified Joint and Survivor Annuity or Qualified Preretirement Survivor Annuity, and (iii) the Plan does not allow a married Participant to designate a non-Spouse Beneficiary. For purposes of this subparagraph, the Plan fully subsidizes the costs of a benefit if under the Plan the Participant’s failure to waive such benefit would not result in a decrease in any Plan benefits with respect to such Participant and would not result in increased contributions from such Participant.

ARTICLE XV

PLAN ADMINISTRATION

15.1	Named Fiduciary

Unless otherwise stated by the Sponsoring Employer in the Adoption Agreement, the Named Fiduciary is the Sponsoring Employer. The Named Fiduciary shall have the ultimate authority to control and manage the operation and administration of the Plan, including, without limitation, the power to appoint the Plan Administrator to whom the authority to control and manage the operation and administration of the Plan is delegated hereunder. The Plan Administrator is the person named by the Sponsoring Employer in the Adoption Agreement. If the Plan Administrator is not named in the Adoption Agreement, the Sponsoring Employer is the Plan Administrator.

15.2	Plan Administrator

The Plan shall be administered by the Plan Administrator, who shall represent the Sponsoring Employer in all matters concerning the administration of the Plan. The Plan Administrator shall serve at the pleasure of the Sponsoring Employer and the Sponsoring Employer shall have the right to appoint, in its sole and absolute discretion, any successor Plan Administrator.

15.3	Power and Authority

Subject to any applicable laws and any approvals required by the Sponsoring Employer, the Plan Administrator shall have full power and authority to interpret the provisions of the Plan, to adopt rules and regulations for the administration of the Plan, and to interpret, alter, amend, or revoke any rules and regulations so adopted.

15.4	Presumption of Fairness

Every action taken by the Plan Administrator shall be presumed to be a fair and reasonable exercise of the authority vested in or the duties imposed upon him or her. The Plan Administrator shall be deemed to have exercised reasonable care, diligence and prudence and to have acted impartially as to all persons interested, unless the contrary be proven by affirmative evidence. The Plan Administrator’s decisions shall be afforded the maximum deference permitted by applicable law. The Plan Administrator shall not be liable for amounts of Compensation deferred by Participants or for other amounts payable under the Plan.

15.5	Delegation of Duties

Subject to any applicable laws and any approvals required by the Sponsoring Employer, the Plan Administrator may delegate any or all of his or her powers and duties hereunder to another person, persons, or entity (including, without limitation, the Plan’s attorney, accountant, actuary, or any other party needed to administer the Plan), and may pay reasonable compensation for such services as an administrative expense of the Plan, to the extent such compensation is not otherwise paid. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

15.6	Appointment of Other Service Providers

Unless such power is reserved to the Sponsoring Employer under an instrument expressly providing for the allocation of fiduciary responsibilities among the Fiduciaries, the Plan Administrator shall have the power to appoint the Trustee, the Recordkeeper, the Funding Agents and any Investment Manager.

15.7	Expenses

If not paid by the Sponsoring Employer or a Participating Employer, all reasonable expenses incurred in the administration of the Plan, including without limitation those of the Trustee, if any, the Recordkeeper and the Plan Administrator, shall be paid from the Participants’ Accounts to which such expenses are allocable. The Plan Administrator may establish an expense budget account under the Plan for the purpose of paying Plan-related expenses.

15.8	Claims Procedures

The Plan Administrator shall establish procedures governing claims for benefits (including procedures for filing claim forms, providing notifications of benefit determinations, and reviewing denied claims), applicable time limits, and remedies available for the redress of claims that are denied in whole or in part (including procedures required under ERISA § 503). In accordance with DOL guidance, the Plan’s claim procedures may be furnished to Participants and Beneficiaries in the summary plan description (SPD) or, in accordance with DOL guidance, as a separate document that accompanies the Plan’s SPD.

15.9	Electronic Administration

Any Participant or Beneficiary election under the Plan, and any forms, regulations, rules, notices or other communications to a Participant or Beneficiary under the Plan may, to the extent permitted by the Plan Administrator and by applicable law, be made electronically in a manner consistent with the requirements contained in Treasury Regulation § 1.401(a)-21 or other applicable guidance.

15.10	Records of the Plan

The Plan Administrator will maintain, or cause to be maintained, all necessary records for the administration of the Plan, and file any returns and/or reports required to be filed by the Plan Administrator with the IRS, DOL, or any other governmental agency.

15.11	Bonding

Every Fiduciary required to be bonded under ERISA § 412 shall be obligated to obtain such bond. Notwithstanding anything in the Plan to the contrary, the costs of such bonds shall be an expense of and shall be paid from the Plan’s Trust or other Funding Arrangement, as applicable, if not paid by the Sponsoring Employer or a Participating Employer.

15.12	Information From Employer

The Sponsoring Employer and any other Participating Employer shall supply complete, accurate, and timely information to the Plan Administrator (or its designated agent), the Recordkeeper and, if any, the Trustee on all matters relevant to the administration of the Plan and such other pertinent facts or data as such persons may require.

ARTICLE XVI

PRE-APPROVED PLAN ADOPTION AND PARTICIPATION

16.1	Condition of Participation in Pre-approved Plan

In order for an Employer to be a Participating Employer in the Pre-approved Plan, the Sponsoring Employer must, in addition to any other conditions of this Article, enter into a Pension Services Agreement unless Transamerica or its affiliate is otherwise the Recordkeeper of the Plan or has agreed to provide plan document services on behalf of the Plan. If the Sponsoring Employer subsequently fails to satisfy the foregoing condition of participation in the Pre-approved Plan, or if at any time the Plan and/or Trust, if any, fails to qualify under Code §§ 401(a) and 501(a), and the Plan cannot be amended within the time prescribed by law for retroactive plan amendments, such Plan and Trust shall be prohibited from continuing participation in the Pre-approved Plan and shall be considered to be an individually designed plan and trust.

16.2	Adoption of Pre-approved Plan

(a) Sponsoring Employer. The Sponsoring Employer may adopt the Pre-approved Plan as its Plan of retirement benefits for the exclusive benefit of its Employees and their Beneficiaries by executing the Adoption Agreement, subject to the Provider’s acknowledgment thereof. Such adoption shall be effective on the Effective Date stated in the Adoption Agreement. After such adoption and acknowledgment, the Sponsoring Employer shall be considered a Participating Employer under the Plan. The failure to properly fill out and complete the Adoption Agreement may result in disqualification of the Plan.

(b) Participating Employer. Any Affiliate or non-Affiliate of the Sponsoring Employer who is identified in the Adoption Agreement may adopt the Plan as its Plan of retirement benefits for the exclusive benefit of its Employees and their Beneficiaries by executing the Participation Agreement, subject to the Sponsoring Employer’s acceptance thereof. Such adoption shall be effective on the date stated in the Participation Agreement. After such adoption, the Employer shall be considered a Participating Employer under the Plan and shall be deemed to be a signatory to the Adoption Agreement, and shall be bound by the terms of the Plan and, if any, the Trust Agreement for as long as the Plan and the Trust, if any, remain in effect or until and unless such Affiliate withdraws participation from the Plan and Trust. By signing the Participation Agreement, the Participating Employer appoints the Sponsoring Employer as its attorney-in-fact and agent for service of process unless another person is otherwise designated in the Participation Agreement.

16.3	Obligations of a Participating Employer

(a) The same Adoption Agreement provisions elected by the Sponsoring Employer shall be applicable to the Participating Employer.

(b) Whenever a right or obligation is imposed upon the Employer by the terms of the Plan, the same shall extend to the Participating Employer as the “Employer” under the Plan and shall be separate and distinct from that imposed upon the Sponsoring Employer. The Participating Employer shall be a party to the Plan and treated in all respects as the Employer thereunder.

(c) Plan assets (and increments thereon) attributable to the Participants of the Participating Employer shall be commingled, held and invested with the Plan assets (and increments thereon) attributable to the Participants of any other Participating Employer as one Trust Fund. Such Plan assets shall be available to pay the benefits of a Participant (or, if applicable his or her Beneficiary) who is an Employee of the Sponsoring Employer or of any Participating Employer.

(d) Employer Contributions and related Forfeitures of a Participating Employer shall be allocated to Eligible Participants as determined by the Sponsoring Employer in its sole discretion.

(e) The Sponsoring Employer or Participating Employer, as applicable, must notify the Provider of any changes in the information or elective provisions set forth in the Adoption Agreement or the Participation Agreement, including, by way of example, any address change or name change, within thirty (30) days of such change. The Provider reserves the right to require the Employer’s execution of a new Adoption Agreement for any such changes.

(f) General plan administrative expenses that are to be paid by the Employer or borne by the Trust Fund shall, unless otherwise paid by the Sponsoring Employer, be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Plan Participants of such Participating Employer bears to the total standing to the credit of all Participants.

(g) By adopting the Pre-approved Plan, the Sponsoring Employer (and any Participating Employers) acknowledges the Provider’s copyright intellectual property interest in the Pre-approved Plan, including the Basic Plan Document and the Adoption Agreement.

(h) A Participating Employer shall be bound by any and all actions taken by the Sponsoring Employer, the Plan Administrator or any other Plan Fiduciary with respect to the Plan.

(i) A Participating Employer shall perform all acts that are necessary for the continued maintenance of the Plan by the Sponsoring Employer in the ordinary course of the Plan’s operations.

16.4	Withdrawal From Pre-approved Plan Participation

Any Participating Employer may withdraw its participation in the Plan and Trust. Written notice of withdrawal shall be provided by such Participating Employer to the Sponsoring Employer (if the Participating Employer is not the Sponsoring Employer), the Trustee, and the Provider. In accordance with the Trust Agreement, if any, the Trustee shall thereafter deliver and assign Trust Fund assets allocable to the Participants (and Beneficiaries) of the withdrawing Participating Employer to the successor trustee or the successor custodian of assets designated by the Participating Employer, provided the transfer does not result in the elimination or reduction of benefits under Code § 411(d)(6). If no successor trustee or custodian is designated, the assets attributable to the Participants (and Beneficiaries) of such Participating Employer shall remain in the Plan until a distributable event occurs. If the withdrawing Participating Employer is the Sponsoring Employer, any other Participating Employer shall be treated as also withdrawing from the Plan and Trust unless such other Participating Employer becomes the Sponsoring Employer by following the procedures of this Article for becoming the Sponsoring Employer, or if there are more than one other Participating Employers, one such Participating Employer agrees to become the Sponsoring Employer for all remaining Participating Employers by following the procedures of this Article for becoming the Sponsoring Employer. Any Participating Employer that ceases to be an Affiliate of the Sponsoring Employer may continue to be a Participating Employer by following the procedures of this Article for becoming the Sponsoring Employer or an Unrelated Participating Employer. If a Participating Employer that ceases to be an Affiliate of the Sponsoring Employer does not become the Sponsoring Employer by the end of the transition period for certain dispositions set forth in Code § 410(b)(6)(C) or does not timely become an Unrelated Participating Employer, then the Plan will be considered to be an individually designed plan with respect to such Participating Employer.

16.5	Unrelated Participating Employer Requirements

(a) In General. The provisions of this Section shall apply with respect to any Unrelated Participating Employer, and such provisions shall supersede any contrary or conflicting provisions of this Article.

(i) The Trustee may, but shall not be required to, commingle, hold and invest as one Trust Fund all contributions made by the Unrelated Participating Employers, as well as all increments thereof.

(ii) The transfer of any Participant from or to an Unrelated Participating Employer shall not affect such Participant’s rights under the Plan, and all amounts credited to such Participant’s Account, his or her Service with the Employer or Unrelated Participating Employer and his length of participation in the Plan shall continue to his or her credit.

(iii) All Account balances forfeited by reason of a Participant’s Severance from Employment shall be allocated to the Accounts of Participants who are Employees of the Employer or Unrelated Participating Employer who employed the Participant at the time of termination. (The foregoing shall not be construed as requiring such Forfeiture where the Participant continues employment with another Participating Employer following such Severance from Employment.)

(iv) Any expenses of the Plan that are to be paid by the Employer or borne by the Trust Fund shall be paid by each Unrelated Participating Employer in the same proportion that the initial amount standing to the credit of all Participants employed by such Employer bears to the total standing to the credit of all Participants.

(b) Employee Transfers. It is anticipated that an Employee may be transferred between Participating Employers, and in the event of any such transfer, the Employee involved shall carry with him his accumulated Service and eligibility. Even if such transfer constitutes a Severance from Employment hereunder, the Employer to whom the Employee is transferred shall thereupon become obligated hereunder with respect to such Employee in the same manner as was the Employer from whom the Employee was transferred.

(c) Employer Contributions and Forfeitures. Any Employer Contribution or Forfeiture subject to allocation during each Plan Year shall be determined separately for each Unrelated Participating Employer, and shall be allocated only to Employees of the affected Unrelated Participating Employer in accordance with the provisions of the Plan. On the basis of the information furnished by the Plan Administrator, the Trustee shall keep separate books and records concerning the affairs of each Unrelated Participating Employer and as to the accounts and credits of the Employees of each Unrelated Participating Employer. In the event of an Employee transfer from one Participating Employer to another Participating Employer, the newly employing Employer shall immediately notify the Trustee thereof.

(d) Discontinuation of Participation. Any Unrelated Participating Employer shall be permitted to discontinue or revoke its participation in the Plan at any time. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed shall be delivered to the Trustee. The Trustee shall thereafter transfer, deliver and assign Trust Fund assets allocable to the Participants of the Unrelated Participating Employer who has terminated participation to such new trustee as shall have been designated by that Unrelated Participating Employer, in the event that it has established a separate plan for its Employees. Notwithstanding the foregoing, no such transfer shall be made by the Trustee if the result is the elimination or reduction of any Code § 411(d)(6) protected benefit. If the withdrawing Participating Employer fails to provide all information required to transfer the Trust Fund assets allocable to the Participants (and Beneficiaries) of such Participating Employer within six (6) months after the date of the written notice of withdrawal, such Participating Employer grants the Plan Administrator the authority to spin off the assets of the Plan attributable to the affected Participant’s accounts into a single employer plan following the end of such 6-month period and terminate such single employer plan within a reasonable period thereafter. Alternatively, if no successor trustee is designated, the Trustee shall retain such assets for the Employees of the terminating Unrelated Participating Employer. In no such event shall any part of the corpus or income of the Trust Fund as it relates to the terminating Unrelated Participating Employer be used for or diverted for purposes other than for the exclusive benefit of the Employees of that Unrelated Participating Employer.

16.6	Plan Administrator’s Authority

The Plan Administrator shall have the authority to make any and all necessary rules or regulations, binding upon all Participating Employers and all Participants (and their Beneficiaries) to effectuate the purposes of this Article.

ARTICLE XVII

AMENDMENT OR TERMINATION OF PLAN;

MERGER, CONSOLIDATION, OR TRANSFER OF ASSETS

17.1	Amendments by the Provider

(a) The provisions of this Section shall be effective on the date the Adoption Agreement is first signed by the Sponsoring Employer, which action shall constitute the Sponsoring Employer’s agreement with the provisions of this Section. The Provider will amend the Plan on behalf of all Participating Employers for changes in the Code, regulations, revenue rulings, other statements published by the IRS, including model, sample or other required good faith amendments, but only if such amendments will not cause such Plan to be an individually designed plan, and for corrections of prior approved plans. Notwithstanding the foregoing, the Provider may require the Sponsoring Employer (and, if applicable, the Trustee) to also sign certain amendments if the adoption of such amendments is optional or if such amendments contain provisions that permit more than one option from which to choose. These amendments will be applied to all Participating Employers who have adopted the Plan.

(b) The Provider will no longer have the authority to amend the Plan on behalf of any Employer as of: (i) the date the IRS requires the Sponsoring Employer to file Form 5300 as an individually designed plan as a result of an amendment to the Plan to incorporate a type of plan not allowable in the Pre-approved plan program, as described in Section 6.03 of Rev. Proc. 2017-41, (ii) the date the Plan is otherwise considered an individually designed plan due to the nature and extent of the amendments, or (iii) the date the Provider has discontinued or abandoned its sponsorship of the Pre-approved Plan, subject to one hundred eighty (180) days’ prior written notice of such discontinuation to the Sponsoring Employer. If, for any reason, the Sponsoring Employer is required to obtain a determination letter in order to maintain reliance on the opinion letter, the Provider’s authority to amend the Plan on behalf of the Sponsoring Employer is conditioned on the Plan receiving a favorable determination letter.

(c) The Provider will maintain, or have maintained on its behalf, a record of the Participating Employers that have adopted the Plan, and the Provider will make reasonable and diligent efforts to ensure that Participating Employers have actually received and are aware of all plan amendments and that Sponsoring Employers adopt new documents when necessary. (The Provider’s notification to the Sponsoring Employer shall be deemed a notification to all Participating Employer who are indicated in the Adoption Agreement.) The provisions of this Section supersede other provisions of the Plan to the extent those other provisions are inconsistent with this Section.

17.2	Employer’s Right to Terminate and Amend the Plan

(a) Amendment or Termination of the Plan. Subject to Subsection (d) (Limitations on Amendments) below, the Sponsoring Employer reserves the right to amend or terminate the Plan at any time by an instrument in writing duly executed by the Sponsoring Employer, provided such amendment does not decrease the Vested Interest of any Participant. A Participating Employer has the right to discontinue contributions completely at any time. The Sponsoring Employer shall provide to the Provider at least sixty (60) days’ advance written notice of its intent to amend or terminate the Plan.

(b) Amendments Permitting Reliance on Opinion Letter. Except in the following instances, if the Sponsoring Employer amends the Plan and the Trust, if any, or the nonelective provisions of the Adoption Agreement for any other reason, such Sponsoring Employer (and any Participating Employers) will no longer be eligible to participate in this Pre-approved Plan, but will be considered to have an individually designed plan:

(i) Changes to the choice of options in the Adoption Agreement;

(ii) Overrides to the Adoption Agreement that allow the Plan to satisfy Code § 415 or to avoid duplication of minimums under Code § 416 because of the required aggregation of multiple plans;

(iii) Amendments to administrative provisions of the Plan such as provisions relating to investments, plan claims procedures, and Employer contact information, provided the amended provisions are not in conflict with any other provision of the Plan and do not cause the Plan to fail to qualify under Code § 401;

(iv) Certain sample or model amendments published by the IRS or other required good faith amendments that specifically provide that their adoption will not result in the Employer losing reliance on the opinion letter;

(v) Additions or changes to provisions permitted under the Plan and/or to specify or change the effective date of a provision as permitted under the Plan;

(vi) Protected benefits that must be retained in an amendment or restatement of the Plan;

(vii) Amendments to adjust for limitations provided under Code §§ 415, 402(g), 401(a)(17) and 414(q)(1)(B) to reflect annual cost of living increases other than to add automatic cost-of-living adjustments to the Plan; and

(viii) Interim amendments or discretionary amendments that are related to a change in qualification requirements.

Notwithstanding the foregoing, the Sponsoring Employer may attach to their Adoption Agreement a list of Code § 411(d)(6) protected benefits and prior plan provisions using an appendix to the Adoption Agreement. Such a list will not be considered an amendment to the Plan.

(c) Limitations on Amendments.

(i) No Plan amendment may be made that shall change the duties, responsibilities or liabilities of the Trustee or the Provider without their respective consents. In the event of an amendment which changes the duties, responsibilities or liabilities of the Trustee or the Provider, to which the Trustee or the Provider, as applicable, does not consent, such amendment shall not become effective until the resignation of the non-consenting Trustee or non-consenting Provider, as applicable, becomes effective. No Trustee’s consent shall be required in the case of termination of the Trust.

(ii) As further provided in Article IX (Vesting and Forfeitures), if the vesting schedule of the Plan is amended, the nonforfeitable percentage (determined as of the later of the date the amendment is adopted or the date it becomes effective) of the Account balance of an Employee who is a Participant as of such later date will not be less than the percentage computed under the Plan without regard to such amendment. If an amendment is made, such amendment must not permit the Plan to discriminate, as to coverage or as to allocation of contributions or earnings, in favor of Employees who are officers, shareholders, or Highly Compensated Employees, nor cause the Trust to lose its exemption from federal income tax.

(iii) As further provided in Article IX (Vesting and Forfeitures), if there is a partial or a complete discontinuance of Employer Contributions to the Plan (or the Plan is partially terminated with regard to a group of Participants), each affected Participant will have a one hundred percent (100%) Vested Interest in the value of his Account.

(iv) Except as permitted by Treasury Regulations (including Treas. Reg. § 1.411(d)-4) or other IRS guidance, no Plan amendment or transaction having the effect of a Plan amendment (such as a merger, consolidation, plan transfer or similar transaction) shall be effective if it eliminates or reduces any “Code § 411(d)(6) protected benefit” or adds or modifies conditions relating to “Code § 411(d)(6) protected benefits” which results in a further restriction on such benefits unless such “Code § 411(d)(6) protected benefits” are preserved with respect to benefits accrued as of the later of the adoption date or effective date of the amendment.

“Code § 411(d)(6) protected benefits” are benefits described in Code § 411(d)(6)(A), early retirement benefits and retirement-type subsidies, and optional forms of benefit.

Notwithstanding the foregoing, a Plan amendment that eliminates or restricts the ability of a Participant to receive payment of his or her Account under a particular optional form of benefit does not affect Code § 411(d)(6) protected benefits if the amendment provides a single sum distribution form that is otherwise identical to the optional form of benefit being eliminated or restricted. For this purpose, a single sum distribution form is otherwise identical only if the single sum distribution form is identical in all respects to the eliminated or restricted optional form of benefit (or would be identical except that it provides greater rights to the Participant) except with respect to the timing of payments after commencement.

17.3	Merger, Consolidation, or Transfer of Assets

(a) Merger, Consolidation or Transfer. As permitted under the Code and any Treasury Regulations or other guidance issued thereunder, a Sponsoring Employer has the right to merge or consolidate the Plan with, or transfer its assets or liabilities to, any other plan. A merger or consolidation of the Plan with, or the transfer of its assets or liabilities to, another plan shall cause the Plan to become an individually designed plan if the Plan is not the surviving plan following any such transaction or, if the Plan is the surviving plan, any amendment of the Plan resulting from such merger, consolidation or transfer is not consistent with Section 17.2(b) (Amendments Permitting Reliance on Opinion Letter). The Sponsoring Employer shall provide to the Recordkeeper at least sixty (60) days’ advance written notice of its intent to merge or consolidate the Plan with, or transfer its assets or liabilities to, any other plan.

(b) Benefits Preserved. In the event of any merger or consolidation of the Plan with, or transfer of assets or liabilities of the Plan to, any other employee benefit plan, each Participant shall (if such other plan then terminated) be entitled to receive a benefit immediately after such merger, consolidation, or transfer that is equal to or greater than the benefit he or she would have been entitled to receive immediately before such merger, consolidation, or transfer (if the Plan had then terminated) and such transfer, merger or consolidation does not otherwise result in the elimination or reduction of any “Code § 411(d)(6) protected benefits.”

(c) Transfers From a Money Purchase Pension Plan. Except as permitted under the Code or any Treasury Regulations thereunder, any assets (including the post-transfer earnings thereon) and liabilities that have been transferred, within the meaning of Code § 411(l), to the Plan from a money purchase pension plan qualified under Code § 401(a) shall not be distributed any earlier than the date permissible under such plan.

17.4	Abandonment

(a) General Rule. In the event that all Participating Employers declare bankruptcy or become insolvent, and are liquidated or cease to operate or exist, the Plan shall be automatically terminated in accordance with the requirements of the Code and ERISA or other guidance issued thereunder and, to the extent permitted by the Code and ERISA, all assets shall be distributed to Participants and Beneficiaries, which may, but are not required to, be in the form of annuity contracts; provided, however, that if the Plan cannot be terminated, Transamerica may, in accordance with any applicable law, apply to an applicable court of law for the appointment of a receiver of the Plan who shall also serve as Plan Administrator.

(b) Costs. Any costs incurred by Transamerica on account of the abandonment of the Plan shall be payable pursuant to the Plan’s rules for the payment of administrative expenses.

17.5	Distributions Upon Plan Termination

In the event of the termination of the Plan, and notwithstanding any otherwise conflicting provisions in the Plan, all Accounts will, at the direction of each Participant or Beneficiary as applicable, be (a) distributed directly to such Participants or their Beneficiaries, or (b) transferred directly to another Eligible Retirement Plan. In the absence of a timely distribution election by a Participant or Beneficiary to whom the Plan Administrator has issued the appropriate notice, the Plan Administrator may direct the transfer of the Participant’s or Beneficiary’s Account to another defined contribution plan maintained by the Employer or, if the Employer does not maintain another defined contribution plan, to an individual retirement account with an institution selected by the Plan Administrator, except that if the Participant’s or Beneficiary’s Account equals $1,000 or less, a lump sum payment may be made directly to such Participant or Beneficiary. In the case of a deceased Participant’s Account that is due to a Distributee who is a missing, non-Spouse Beneficiary, such Account shall be rolled directly to an inherited individual retirement plan as defined in Code § 402(c)(11). Notwithstanding any otherwise conflicting provision of the Plan, Spousal Consent shall not be required for any involuntary distribution or transfer made pursuant to a termination of the Plan and at the direction of the Plan Administrator.

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

18.1	No Right of Employment

Nothing contained herein shall be deemed to give any Employee the right to be retained in employment or to interfere with the rights of a Participating Employer to discharge him or her at any time.

18.2	Inalienability of Benefits

(a) General Rule. Except as permitted in Subsection (b) below, the rights or interests of any person under the Plan may not be assigned or alienated, and to the extent permitted by law, no benefit payments under the Plan shall be subject to assignment, transfer, attachment, execution, garnishment, sequestration, or any other seizure under any legal or equitable process for the payment of any claims against any person entitled to receive the same.

(b) Exceptions.

(i) The rights or interest of any person under the Plan shall be subject to alienation in compliance with the requirements of ERISA § 206(d) or Code § 401(a)(13).

(ii) If the Plan is served with a “domestic relations order,” as defined in ERISA § 206(d)(3)(B)(ii), such order shall be reviewed in accordance with separate written procedures established by the Plan Administrator to determine whether such domestic relations order is a QDRO. The value of any benefits held in a separate account for the benefit of an alternate payee shall be subject to the Mandatory Distribution provision of Article XII (Benefit Distributions, Commencement and Forms) as if such alternate payee was a Participant.

(iii) A QDRO may direct that an alternate payee may immediately receive a distribution under the Plan of any Vested Interest even though the Participant would not be entitled to receive a distribution at such time.

18.3	Prohibition Against Diversion of Funds

(a) General Rule. Except as provided below and otherwise specifically permitted by law, it shall be impossible by operation of the Plan or, as applicable, of the Trust or other Funding Arrangement, by termination of either, by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any Trust Fund or other Funding Arrangement maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of Participants or their Beneficiaries.

(b) Employer Contributions. A Participating Employer may demand repayment of certain Employer contributions subject to, and in accordance with, the applicable provisions of Article IV (Employer Contributions). Earnings of the Plan attributable to the contributions may not be returned to the Participating Employer but any losses attributable thereto must reduce the amount so returned.

18.4	Allowance of Expenses

(a) Allocation of Expenses Among Participating Employers. If not paid or reimbursed by the Sponsoring Employer, the Plan Administrator in its sole discretion may allocate the administrative expenses among the Participating Employers in such manner as it deems reasonable and that complies with applicable law.

(b) Allocation of Expenses Among Participants’ Accounts. If the reasonable administrative expenses of the Plan shall be paid out of the assets held by the Plan, such expenses shall be paid out of the Trust Fund or charged directly to Participants’ (and their Beneficiaries’) Accounts. In such event, the Plan Administrator in its sole discretion may allocate the administrative expenses among the Participants’ (and their Beneficiaries’) Accounts in such manner as it deems reasonable and that complies with applicable law. Except as otherwise elected in the Adoption Agreement, individual administrative fees and expenses that are attendant to a particular Participant may be charged directly against the individual Account of such Participant.

18.5	Fiduciary Provisions

(a) Delegation of Duties. Other than the Named Fiduciary, the Plan Administrator and the Trustee, if any, no Plan Fiduciary may delegate its duties and designate other persons to carry out any of its fiduciary responsibilities under the Plan without the consent of the Named Fiduciary or other person appointing such Plan Fiduciary.

(b) Fiduciary Advice. A Plan Fiduciary may employ one or more persons to render advice with regard to any fiduciary responsibility he or she may have under the Plan.

(c) Capacity as Fiduciary. Any person may serve in more than one fiduciary capacity under the Plan.

(d) Exclusive Benefit. A Plan Fiduciary shall discharge his or her duties with respect to the Plan solely in the interest of the Participants and Beneficiaries for the exclusive purpose of providing benefits to such persons and defraying reasonable expenses of administering the Plan, and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

(e) Co-Fiduciary Liability. Except to the extent required by ERISA § 405, no Fiduciary shall be liable for any act or omission of another person in carrying out any fiduciary responsibility where such fiduciary responsibility is allocated to such other person by or pursuant to the Plan.

18.6	Limitation on Liability

(a) In no event shall a Participating Employer’s liability to pay benefits to a Participant under the Plan exceed the value of the amounts credited to the Participant’s Account.

(b) Neither a Participating Employer, the Plan Administrator, Transamerica nor any other party shall be liable for losses arising from depreciation or shrinkage in the value of any investments acquired under the Plan.

(c) Unless otherwise expressly agreed by a Plan service provider, no service provider to the Plan (including, without limitation, a Funding Agent) shall be considered a party to the Plan for any purpose, nor in any way responsible for its performance, validity or sufficiency. Such service provider will only be obligated by the terms of the service contract or arrangement entered into by such service provider. A service provider will be fully protected in accepting and acting upon the request, advice or representation of, or any instrument executed by, the Trustee, the Employer, the Plan Administrator, or any Named Fiduciary without ascertaining the accuracy of such request, advice or representation or the authority of the Trustee, the Employer, the Plan Administrator or the named Fiduciary to so act. A service provider shall be fully protected in dealing with the Trustee, Employer, Plan Administrator or Named Fiduciary, as designated by the latest written notification received by the service provider at its principal office from the Trustee, Employer, Plan Administrator or Named Fiduciary. The Recordkeeper and/or Trustee shall be fully discharged from liability for any amount paid to a service provider, or to any other person, in accordance with the direction of the Employer, Plan Administrator or Named Fiduciary, or for any change made or action taken upon such direction; nor will it be obligated to see to the proper application of funds paid to a service provider or to any other person.

(d) To the extent permitted by law, no Plan Administrator nor any person who is or was a director, officer, or Employee of an Sponsoring Employer or Participating Employer, as applicable, will be personally liable for any act done or omitted to be done in good faith in the administration of the Plan. To the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Plan, any Employee of the Sponsoring Employer or Participating Employer, as applicable, to whom the Sponsoring Employer or Participating Employer, as applicable, has delegated any portion of its responsibilities under the Plan, and any person who is or was a director or officer of the Sponsoring Employer or Participating Employer, as applicable, will, to the extent permitted by law, be indemnified and saved harmless by the Sponsoring Employer or Participating Employer, as applicable, from and against any and all liability or claims of liability (including, without limitation, any investigatory actions, judicial proceedings, judgments, losses, damages, civil penalties, excise taxes, interest and any other form of liability of any kind) to which they may be subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the Plan or the investment of the Trust Fund, including all expenses reasonably incurred in their defense if the Sponsoring Employer or Participating Employer, as applicable, fails to provide such defense after having been requested to do so in writing.

18.7	Indemnification

(a) To the extent permitted by applicable law, the Plan shall indemnify and hold harmless each member of the Board, the Plan Administrator, the Trustee, Transamerica, and the employees, directors, and officers of each Participating Employer (“Covered Persons” for purposes of this Subsection) from and against any and all claims of liability arising in connection with the exercise of their duties and responsibilities to the Plan, including all expenses reasonably incurred in their defense, unless:

(i) It shall be established by final judgment of a court of competent jurisdiction that such act or omission involved a violation of the duties imposed by Part 4 of Title I of ERISA or gross negligence or willful misconduct on the part of such Covered Person; or

(ii) In the event of settlement or other disposition of such claim involving the Plan, it is determined by written opinion of independent counsel that such act or omission involved a violation of duties imposed by Part 4 of Title I of ERISA or gross negligence or willful misconduct on the part of such Covered Person.

(b) To the extent permitted by applicable law, all expenses (including reasonable attorneys’ fees and disbursements), judgments, fines and amounts paid in any settlement incurred by the Covered Person in connection with any of the proceedings described above shall be paid from the assets of the Plan, provided that:

(i) The Covered Person shall repay such advances to the Plan, with reasonable interest, if it is established by a final judgment of a court of competent jurisdiction, or by a written opinion of independent counsel, that the Covered Person violated Part 4 of Title I of ERISA, was grossly negligent, or engaged in willful misconduct; and

(ii) The Covered Person shall provide a bond, letter of credit or make other appropriate arrangements for repayment of advances.

Notwithstanding the foregoing, no such advances shall be made in connection with any claim against the Covered Person that is made by or on behalf of the Plan, provided that upon the final disposition of such claim, the expenses (including reasonable attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement shall be reimbursed by the Plan to the extent provided above.

(c) The indemnification provided above shall apply only to claims and expenses not actually covered by insurance. To the extent not covered by insurance or reimbursed by the Plan, each Participating Employer shall indemnify each Covered Person acting as a Plan Fiduciary against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities to the Plan, provided, however, that each Participating Employer shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

18.8	Action by the Employer

Whenever any person who is an officer or other authorized representative of an Employer, Named Fiduciary or Plan Administrator performs any act or provides any direction on behalf of the Employer, Named Fiduciary or Plan Administrator, such act or direction shall be deemed the act or direction of the Employer, Named Fiduciary or Plan Administrator, as applicable. Directions from an Employer, Named Fiduciary or Plan Administrator may be made through electronic or mechanical means or media, including, without limitation, voice response system, email and facsimile.

18.9	Electronic Writings

Notwithstanding any provision of the Plan to the contrary, commonly accepted means of electronic communication approved of by both the Sponsoring Employer and Transamerica may be used for any activity under the Plan for which a writing is required. Any such communication shall comply with any applicable Treasury or DOL Regulations or other guidance issued thereunder.

18.10	Correction of Plan Errors and Fiduciary Breaches

(a) The Plan Administrator, in cooperation with any applicable Employer and in accordance with any correction procedures established under the Plan, shall determine and implement the proper method for the correction of errors involving the operation and administration of the Plan or of plan document failures. In effectuating the foregoing, the Plan Administrator may, but is not required to, use any method prescribed under the IRS’s Employee Plans Compliance Resolution System or any such successor program or process (“EPCRS”).

(b) Any Fiduciary, in cooperation with the Plan Administrator or any applicable Employer with or without the assistance of legal counsel, may undertake to correct any fiduciary breach under the Plan through any method prescribed under the DOL’s Voluntary Fiduciary Correction Program or any such successor program or process (“VFC”). Any expenses, penalties or other liabilities incurred under VFC shall be subject to the indemnification provisions of this Article.

18.11	Receipt and Release for Payments

Any payment to any Participant, the Participant’s legal representative, Beneficiary, or to any guardian or committee appointed for such Participant or Beneficiary in accordance with the provisions of the Plan, shall, to the extent thereof, be in full satisfaction of all claims against Transamerica, the Trustee, the Sponsoring Employer and any Participating Employer.

18.12	State Community Property Laws

The terms and conditions of the Plan shall be applicable without regard to the community property laws of any state or commonwealth.

18.13	Unclaimed Benefits

The Plan Administrator shall establish procedures (“unclaimed benefits procedures”) for locating and administering the benefits of missing Plan Participants and Beneficiaries. In the sole discretion of the Plan Administrator, such unclaimed benefits procedures may be separate or part of the Plan’s regular claims procedures. The Plan Administrator shall not take any action under the Plan’s unclaimed benefits procedures that would contravene the provisions of the Code, ERISA, or any other applicable law.

18.14	Operation in Accordance with Relief Allowed for Federally Declared Disaster

The Plan Administrator has the authority to operate the Plan in accordance with any legislation or guidance issued on or before February 1, 2017 as a result of a federally declared disaster without formally amending the Plan, unless an amendment is required by law.

18.15	Titles and Subheadings

The titles and subheadings used in this document are for reference purposes only.

18.16	Obligations of the Parties

All parties to the Plan and all persons claiming any interest whatsoever hereunder agree to perform any and all acts and execute any and all documents and papers that may be necessary or desirable for the establishment and maintenance of the Plan, its operation and the implementation of its provisions.

18.17	Severability of Provisions

If one or more of the provisions of the Plan and Trust are declared void by an authority having legal jurisdiction, or are determined to be inconsistent with the exempt purposes of the Trust, or inconsistent with the primary purpose of the Plan, such declaration or determination will not be construed so as to impair the validity of the remaining provisions, it being the intent of the Sponsoring Employer that the Plan and Trust are to be executed and are to remain effective as if the void or inconsistent provision had not been included herein.

18.18	Governing Law

The Plan shall be interpreted, applied, governed by and construed in a uniform and nondiscriminatory manner, in accordance with the laws of the state in which the executive offices of the Sponsoring Employer are located except as such laws may be superseded by ERISA, the Code, or any other applicable federal law. Anything in the Plan or any amendment hereof to the contrary notwithstanding, no provision of the Plan shall be construed so as to violate the requirements of ERISA or the requirements of the Code necessary for the Plan to be a CODA.

- 1—401(k) Pre-approved BPD – Post-PPA (06/30/20) Unclaimed Benefit Procedures Unclaimed Benefit Procedures Transamerica Retirement Solutions, LLC (“TRS”), or any successor thereto, has developed the following procedures for locating former employees who were participants in the Plan. These procedures have been designed to satisfy your fiduciary requirements for locating lost participants. TRS is prohibited from providing legal advice outside of the company. You should ask your legal counsel to review these procedures. The following Unclaimed Benefit Procedures are effective January 1, 2013, and will be followed for handling benefits, which are payable to former participants and beneficiaries of the Plan. A private locator service, ACCURINT, will be used to locate such former participants and beneficiaries. The Plan Administrator or TRS may choose to use another service in the future. Returned Checks: No follow-up attempts will be made on check amounts of $ 75.00 or less. 1. If a check is returned as undeliverable, TRS will perform an address search using ACCURINT. a) If the amount of the distribution is $ 75.00 or less (net of taxes withheld, if any), the amount will be deposited into the Plan’s forfeiture or similar unallocated account and can be used to pay Plan expenses or to pay claims submitted by former participants and beneficiaries. b) If the amount of the distribution is greater than $75.00 (net of taxes withheld, if any) the amount will be re-deposited back into the participant’s account as of a current date in the most conservative investment fund option available under the Plan. c) If the check is for a nondiscrimination testing refund, excess deferral refund, 415 excess contribution refund, refund of a loan repayment, or a required minimum distribution the amount will be escheated to the appropriate state. 2. If a new address is found, TRS will send the check to the participant at the new address. 3. If a new address is not available, the following will occur as soon as administratively possible: 4. The re-deposited amount will be treated as after-tax monies so it will not be subject to tax withholding in a subsequent distribution. However, earnings on the amount that is re-deposited would be subject to tax withholding when distributed. Un-cashed Checks: No follow-up attempts will be made on check amounts of $ 75.00 or less. 1. If a check is un-cashed for 3 months, TRS will send a follow-up letter to the participant at the address in TRS’s records. 2. If the letter is returned, TRS will do an address search using ACCURINT. 3. If a new address is found, TRS will send a follow-up letter to the participant at the new address reminding them that they have an un-cashed check. 4. If a check is still outstanding after 5 months, for checks greater than $75, TRS does another address search using ACCURINT. If a new address is found, a new check is issued and the process starts over following either the Returned Check or the Un-cashed Checks procedure, whichever is applicable. If a new address is not found and for amounts of $75 or less, the Returned Check procedures starting with Step 3 a. above will be followed.

1 TRANSAMERICA RETIREMENT SOLUTIONS, LLC VOLUME SUBMITTER 401(k) PROFIT SHARING PLAN AMENDMENT TO THE TRANSAMERICA RETIREMENT SOLUTIONS, LLC VOLUME SUBMITTER 401(K) PROFIT SHARING PLAN (“VOLUME SUBMITTER PLAN”). ARTICLE I PREAMBLE 1.1 Amendment Authority. The undersigned volume submitter practitioner (“Volume Submitter Practitioner”) has the authority to amend the Plan on behalf of all adopting Employers, as more particularly set forth in the Plan. (Unless otherwise defined herein or the context suggests otherwise, all capitalized terms herein shall have the meaning set forth in the Plan.) 1.2 Adoption and Effective Date of Amendment. This amendment (“Amendment”) to the Volume Submitter Plan is made by the Volume Submitter Practitioner to implement the Proposed Treasury Regulations (published on January 18, 2017) which allows the use of forfeitures to offset Employer Contributions that are Qualified Nonelective Contributions (QNECs), Qualified Matching Contributions (QMACs), and safe harbor contributions made pursuant to Internal Revenue Code (Code) section 401(k)(12). Each adopting Employer of this Volume Submitter Plan is treated as having amended its Plan, as provided herein, effective as of the first day of the Plan Year in which this Amendment is adopted by the Volume Submitter Practitioner, or if different, the earliest effective date permissible by applicable law. 1.3 Supersession of Inconsistent Provisions. This Amendment shall supersede the provisions of the Volume Submitter Plan and the adopting Employer’s Plan to the extent those provisions are inconsistent with the provisions of this Amendment. 1.4 Effect of restatement of Plan. If the Employer restates its Plan, then this Amendment shall remain in effect after such restatement unless the provisions in this Amendment are incorporated into such restatement or are otherwise amended. ARTICLE II AMENDMENT PROVISIONS Notwithstanding any provision in the Plan to the contrary, if a Plan permits forfeitures to be used to reduce future Employer contributions, then such forfeitures may be used to reduce Employer contributions that are Qualified Nonelective Contributions (QNECs), Qualified Matching Contributions (QMACs), and safe harbor contributions made pursuant to Code section 401(k)(12). If there is any language in the Plan which specifies or implies that QNECs, QMACs or safe harbor contributions made pursuant to Code section 401(k)(12) must be 100% vested at the time made, such language is modified to provide that such contributions must be 100% vested only at the time such contributions are allocated. This Amendment is hereby adopted by the Volume Submitter Practitioner on behalf of all adopting Employers. Except as amended herein, the provisions of the Plan shall remain in full force and effect. Signed at Harrison, New York on this 21st day of August, 2017. Volume Submitter Practitioner Name: TRANSAMERICA RETIREMENT SOLUTIONS, LLC By: Title: Vice President

LM VS 401(k) BPD INTERIM HARDSHIP WITHDRAWAL 1 TRANSAMERICA RETIREMENT SOLUTIONS, LLC PRE-APPROVED 401(k) PROFIT SHARING PLAN AMENDMENT TO THE TRANSAMERICA RETIREMENT SOLUTIONS, LLC PRE-APPROVED 401(k) PROFIT SHARING PLAN (“Pre-approved Plan”). ARTICLE I PREAMBLE 1.1 Amendment Authority. The undersigned as the Provider of this Pre-approved Plan (“Provider”) has the authority to amend the Pre-approved Plan on behalf of all Sponsoring Employers, as more particularly set forth of the Basic Plan Document. (Unless otherwise defined herein or the context suggests otherwise, all capitalized terms herein shall have the meaning set forth in the Pre-approved Plan. Any “Section” reference in this Amendment refers only to this Amendment, unless otherwise specified in this Amendment.) 1.2 Adoption and Effective Date of Amendment. This amendment (“Amendment”) to the Pre-approved Plan is made by the Provider to implement provisions of the Bipartisan Budget Act of 2018 and Treasury Regulation Section 1.401(k)-1(d) (together referred to as “Hardship Distribution Relief”); and the disaster relief contained in the Disaster Tax Relief and Airport and Airway Extension Act of 2017, Bipartisan Budget Act of 2018 and Taxpayer Certainty and Disaster Tax Relief Act of 2019 (“Disaster Relief”). Each Sponsoring Employer of this Pre-approved Plan is treated as having amended its Plan for the Hardship Distribution Relief, as provided herein, effective as of the first day of the Plan Year beginning after December 31, 2018, unless otherwise specified in any section of this Amendment or elected in an amendment to the Adoption Agreement. 1.3 Supersession of Inconsistent Provisions. This Amendment shall supersede the provisions of the Pre-approved Plan and the Sponsoring Employer’s Plan to the extent those provisions are inconsistent with the provisions of this Amendment. 1.4 Effect of restatement of Plan. If the Sponsoring Employer restates its Plan, then this Amendment shall remain in effect after such restatement unless the provisions in this Amendment are incorporated into such restatement or are otherwise amended. ARTICLE II HARDSHIP DISTRIBUTION RELIEF 2.1 Modification of safe harbor hardship withdrawal provisions. Notwithstanding anything in the Pre-approved Plan to the contrary, if the Plan permits hardship withdrawals, then: a. A Participant will not have failed to satisfy the safe harbor hardship requirements due to a failure to obtain a Plan loan, unless otherwise elected in the Adoption Agreement. b. The Plan will no longer prohibit the Participant from making Elective Deferrals and/or After-Tax Contributions (including contributions made to a nonqualified deferred compensation plan that is subject to Code §409A) for 6-months after receipt of the hardship withdrawal, unless otherwise elected in the Adoption Agreement. Notwithstanding this Section 2.1.b, to the extent allowed by the Pre-approved Plan, distributions to Participants performing service in the uniformed services under Code section 414(u)(2) shall continue to require a suspension of Elective Deferrals and/or After-Tax Contributions.

LM VS 401(k) BPD INTERIM HARDSHIP WITHDRAWAL 2 To the extent directed by the Sponsoring Employer in a uniform and nondiscriminatory manner, this provision may be applied to Participants who have a suspension period for Elective Deferrals and/or After-Tax Contributions in effect as of the effective date of this provision. c. For the period beginning May 15, 2018 and June 3, 2019, a hardship withdrawal financial need for expenses to repair damages to the Participant’s principal residence must have qualified for a casualty loss under Code section 165, as amended by Section 11044 of the Tax Cuts and Jobs Act adding Section 165(h)(5) without regard to whether the loss exceeds 10% of adjusted gross income. For such hardship withdrawals prior to May 15, 2018 and after June 3, 2019, such need shall be determined without regard to Section 165(h)(5) and whether the loss exceeds 10% of adjusted gross income. d. To the extent directed by the Sponsoring Employer in a uniform and nondiscriminatory manner, financial needs considered immediate and heavy shall include expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster. e. A distribution will be considered as necessary to satisfy an immediate and heavy financial need of the Participant if: (i) the distribution is not in excess of the amount of the immediate and heavy financial need (including amounts necessary to pay any federal ,state or local income taxes or penalties reasonably anticipated to result from the distribution), (ii) all other currently available distributions (including distributions of ESOP dividends under Code section 404(k), but not hardship distributions) under the plan and all other plans of deferred compensation, whether qualified or nonqualified, maintained by the Employer has been obtained, and (iii) for a distribution that is made on or after January 1, 2020, the Participant provides a statement (in writing or by electronic means) that he has insufficient cash or other liquid assets reasonably available to satisfy the financial hardship. The provisions of this Section 2.1 are effective for Plan Years beginning after December 31, 2018, unless otherwise specified above or elected in an amendment to the Adoption Agreement. 2.2 Modification of amounts that may be withdrawn on account of a hardship. 2.2.1 Notwithstanding anything in the Pre-approved Plan to the contrary, all earnings on amounts attributable to Elective Deferrals shall be available for Hardship Withdrawal, unless otherwise elected in an amendment to the Adoption Agreement. 2.2.2 Qualified Nonelective Contributions, Qualified Matching Contributions, Non-QACA Safe Harbor Contributions and QACA Safe Harbor Contributions (and the income allocable thereto) may be available for withdrawal on account of a hardship as elected in an amendment to the Adoption Agreement. The provisions of this Section 2.2 are effective for Plan Years beginning after December 31, 2018, unless otherwise specified in an amendment to the Adoption Agreement. 2.3 Interpretation This Amendment shall be interpreted in accordance with Sections 41113 and 41114 of the Bipartisan Budget Act of 2018, Section 1.401(k)-1(d) of the Treasury Regulations and any guidance thereunder. The Hardship Withdrawal provisions set forth in the Pre-approved Plan and the adopting Employer’s Plan, except as modified by the provisions of this Amendment, continue to apply.

LM VS 401(k) BPD INTERIM HARDSHIP WITHDRAWAL 3 ARTICLE III DISTRIBUTION RELIEF 3.1 Operation in Accordance with Relief Allowed for Federally Declared Disaster The Plan Administrator has the authority to operate the Plan in a uniform and nondiscriminatory manner in accordance with any legislation or guidance as a result of a federally declared disaster issued after February 1, 2017, including, without limitation, the disaster provisions contained in the Disaster Tax Relief and Airport and Airway Extension Act of 2017, Bipartisan Budget Act of 2018 and Taxpayer Certainty and Disaster Tax Relief Act of 2019. This Amendment is hereby adopted by the Provider on behalf of all adopting Employers. Except as amended herein, the provisions of the Pre-approved Plan shall remain in full force and effect. Signed at Denver, Colorado on this 30th day of September 2020. Provider Name: TRANSAMERICA RETIREMENT SOLUTIONS, LLC By: Adrienne Robertson, Vice President